   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998.



                                                      REGISTRATION NO. 333-65615

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WASTE CONNECTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4953                            94-3283464
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       2260 DOUGLAS BOULEVARD, SUITE 280
                          ROSEVILLE, CALIFORNIA 95661
                                 (916) 772-2221
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             RONALD J. MITTELSTAEDT
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                            WASTE CONNECTIONS, INC.
                       2260 DOUGLAS BOULEVARD, SUITE 280
                          ROSEVILLE, CALIFORNIA 95661
                                 (916) 772-2221
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

                            CAROLYN S. REISER, ESQ.
                        SHARTSIS, FRIESE & GINSBURG LLP
                         ONE MARITIME PLAZA, 18TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 421-6500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       CALCULATION OF REGISTRATION FEE(2)

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                   AMOUNT TO BE            AGGREGATE OFFERING              AMOUNT OF
        SECURITIES TO BE REGISTERED                 REGISTERED                  PRICE(1)               REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..............      3,000,000 shares              $52,218,750                $15,404.53
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average high and low sales prices of the Common Stock reported by the Nasdaq National Market on October 9, 1998.

(2) The Prospectus included in this Registration Statement also relates to 2,478,857 shares registered under Registrant's Registration Statement on Form S-4 (Registration No. 333-59199), with respect to which Registrant paid a filing fee of $13,665.48, and to 644,165 shares registered under Registration Statement on Form S-4 filed under Rule 462(b) on October 13, 1998, with respect to which Registrant paid a filing fee of $3,307.69.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    Pursuant to Rule 429, the Prospectus included in this Registration Statement also relates to Registrant's Registration Statement on Form S-4 (Registration No. 333-59199) and to Registrant's Registration Statement on Form S-4 filed on October 13, 1998, under Rule 462(b) to increase the number of shares covered by the Registration Statement on Form S-4, Registration No. 333-59199.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            WASTE CONNECTIONS, INC.

                 CROSS REFERENCE SHEET SHOWING LOCATION IN THE
                 PROSPECTUS OF INFORMATION REQUIRED BY FORM S-4

                  ITEM OF FORM S-4                          LOCATION IN PROSPECTUS
                  ----------------                          ----------------------
 1.  Forepart of Registration Statement and       Outside Front Cover Page
     Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages    Inside Front Cover Page; Back Cover Page
     of Prospectus
 3.  Risk Factors, Ratio of Earnings to Fixed     Cover Page; Prospectus Summary; Risk
     Charges and Other Information                Factors; Selected Historical and Pro Forma
                                                  Financial and Operating Data
 4.  Terms of the Transaction                     *
 5.  Pro Forma Financial Information              *
 6.  Material Contracts with the Company Being    *
     Acquired
 7.  Additional Information Required for          Outstanding Securities Covered by this
     Reoffering by Persons and Parties Deemed     Prospectus*
     Underwriters
 8.  Interests of Named Experts and Counsel       Experts; Legal Matters
 9.  Disclosure of Commission Position on         **
     Indemnification for Securities Act
     Liabilities
10.  Information with Respect to S-3 Registrants  **
11.  Incorporation of Certain Information By      **
     Reference
12.  Information with Respect to S-2 or S-3       **
     Registrants
13.  Incorporation of Certain Information By      **
     Reference
14.  Information with Respect to Registrants      Prospectus Summary; Summary Historical and
     Other Than S-2 or S-3 Registrants            Pro Forma Financial and Operating Data;
                                                  Price Range of Common Stock; Selected
                                                  Historical and Pro Forma Financial and
                                                  Operating Data; Management's Discussion and
                                                  Analysis of Financial Condition and Results
                                                  of Operations; Business
15.  Information with Respect to S-3 Companies    **
16.  Information with Respect to S-2 or S-3       **
     Companies
17.  Information with Respect to Companies Other  *
     than S-3 or S-2 Companies
18.  Information if Proxies, Consents or          *
     Authorizations are to be Solicited
19.  Information if Proxies, Consents or          *
     Authorizations are not to be Solicited or
     in an Exchange Offer

---------------
 * Not applicable or partially not applicable as of the filing of this Registration Statement. Information, however, may be included in subsequent amendments.

** Not applicable or the answer is negative.

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


This Prospectus relates to the offer and sale by Waste Connections, Inc. of shares of its Common Stock at various times as consideration for the Company's acquisition of solid waste collection, transportation, disposal and recycling businesses. The prices of these shares will be reasonably related to the Common Stock's market prices when the parties agree to an acquisition or when the Company delivers the shares. Each time the Company sells shares under this Prospectus, it will provide a supplement (a "Prospectus Supplement") or a post-effective amendment (a "Post-Effective Amendment") to this Prospectus, which will specify the number of shares issued and the issue price per share, and will update the information in this Prospectus.



On November 2, 1998, the Company had 9,314,964 shares of Common Stock outstanding. The Company's Common Stock is traded on the Nasdaq National Market (symbol: WCNX). On November 2, 1998, the last sale price of the Common Stock on the Nasdaq National Market was $18.875 per share.


The Company's executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, and its telephone number is (916) 772-2221.


SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN COMMON STOCK SHOULD CONSIDER.


                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


The date of this Prospectus is November   , 1998.

                             AVAILABLE INFORMATION


The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, omits some of the information included in the Registration Statement. You should refer to the Registration Statement and its exhibits for further information.


The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement and any reports, statements or other information on file at the Commission's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the Commission at 1-800-732-0330 for further information on the public reference rooms. You can also request copies of those documents by writing to the Commission; you will be charged a duplicating fee. The Company's Commission filings are also available to the public from commercial document retrieval services and at the web site the Commission maintains at "http://www.sec.gov." The Company's Common Stock is listed on the Nasdaq National Market, and you may also inspect and copy the Company's Commission filings at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20549.

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and the financial statements. Unless otherwise specified, all references to the "Company" or "Waste Connections" mean Waste Connections, Inc. and its subsidiaries, and all references to "solid waste" mean non-hazardous solid waste.

                                  THE COMPANY


Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of November 2, 1998, the Company served more than 200,000 commercial, industrial and residential customers in California, Idaho, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company currently owns and operates 23 collection operations, five transfer stations and one Subtitle D landfill, and operates an additional five transfer stations, one Subtitle D landfill and three recycling facilities. See "Business -- Introduction" and "-- Services."



Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired 32 solid waste services related businesses since its formation. It has identified more than 300 independent operators of such businesses in the states where it currently operates and believes many of those may be suitable for the Company to acquire. The Company is also currently assessing potential acquisitions of solid waste services operations in Colorado, Kansas, Montana and Texas. See "Business -- Acquisition Program."


The Company has targeted secondary markets in the Western U.S. because it believes that (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

The Company has developed a market-based operating strategy tailored to the competitive and regulatory factors that affect its markets. In certain Western U.S. markets, where waste collection services are governed by exclusive franchise agreements, municipal contracts and governmental certificates (referred to in Washington as "G certificates"), the Company generally intends to pursue a collection-based operating strategy. In these markets, the Company believes that controlling the waste stream by providing collection services under exclusive franchise agreements, municipal contracts and governmental certificates is often more important to a solid waste services company's growth and profitability than owning or operating landfills. In markets where the Company considers ownership of landfills advantageous due to competitive and regulatory factors, the Company generally intends to pursue an integrated, disposal-based strategy. See "Business -- Strategy."

The Company's objective is to build a leading solid waste services company in the secondary markets of the Western U.S. by (i) acquiring collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) securing additional exclusive franchises, municipal contracts and governmental certificates; (iii) generating internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhancing profitability by increasing operating efficiencies of existing and acquired operations. The Company believes that the experience of the members of its senior management team and their knowledge of and reputation in the solid waste industry in the Company's targeted markets will give the Company competitive advantages as it pursues its growth strategy. See "Business -- Strategy."

The Company was incorporated in Delaware in 1997. Its principal executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, and its telephone number is (916) 772-2221.

           RECENT DEVELOPMENTS SINCE MAY 1998 INITIAL PUBLIC OFFERING


PROPOSED MERGER



On October 22, 1998, the Company and Murrey's Disposal Company, Inc., American Disposal Company, Inc., D. M. Disposal Co., Inc. and Tacoma Recycling Company, Inc. (together, the "Murrey Companies") entered into a merger agreement under which the Murrey Companies would become wholly owned subsidiaries of the Company. The Murrey Companies, with approximately $35 million in annual revenue, provide solid waste services to more than 65,000 customers in the Seattle-Tacoma, Washington area.



The aggregate consideration to be paid by the Company to the shareholders of the Murrey Companies is 2,750,000 to 3,250,000 shares of the Company's Common Stock, depending on the Common Stock's closing price immediately prior to the closing date. The merger is subject to several conditions, including approval of the Company's stockholders. If these conditions are satisfied, the Company expects to consummate the merger with the Murrey Companies in December 1998. The statistical information about the Company given in this Prospectus does not include the Murrey Companies. However, the financial statements included in this Prospectus include historical financial statements for the Murrey Companies and pro forma financial statements that give effect to the Company's acquisition of the Murrey Companies as if such acquisition had occurred on January 1, 1997, or on June 30, 1998, as poolings-of-interests.


RECENT ACQUISITIONS


From its initial public offering in May 1998 to November 2, 1998, the Company acquired 32 solid waste services businesses, including 23 collection operations, one Subtitle D landfill, seven transfer stations and two recycling operations representing approximately $32 million in annual revenue. These acquisitions took the Company into five new markets in four new states: Nebraska, Oklahoma, Oregon and Utah. The acquired businesses included "tuck in" acquisitions in pre-existing markets, new market entries and "tuck in" acquisitions in the new markets.


EXPANDED CREDIT FACILITY

On May 29, 1998, the Company entered into a new credit facility with a syndicate of banks led by BankBoston, N.A., which among other things, increased the Company's borrowing capacity from $25.0 million to $60.0 million, modified certain covenants and lowered the Company's overall borrowing costs. As of September 30, 1998, the aggregate outstanding principal indebtedness under the credit facility was approximately $37.6 million.


On September 16, 1998, the Company received a preliminary letter of commitment to amend and increase its credit facility with a syndicate of banks led by BankBoston, N.A. The amendment will, among other things, increase the Company's borrowing capacity from $60.0 million to $115.0 million and modify certain covenants, and may lower borrowing costs.

                            WASTE CONNECTIONS, INC.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                       PERIOD FROM        AGGREGATE         SIX MONTHS ENDED
                                        INCEPTION         PRO FORMA          JUNE 30, 1998
                                   (SEPTEMBER 9, 1997)    YEAR ENDED    ------------------------
                                         THROUGH         DECEMBER 31,                AGGREGATE
                                    DECEMBER 31, 1997      1997(1)       ACTUAL     PRO FORMA(1)
                                   -------------------   ------------   ---------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..........................      $   6,237         $  84,006     $  18,520    $  45,380
Cost of operations................          4,703            63,364        12,830       32,485
Selling, general and
  administrative..................            619             9,019         1,868        4,510
Depreciation and amortization.....            354             5,209         1,359        3,318
Start-up and integration..........            493               493            --           --
Stock compensation................          4,395             4,395           441          441
                                        ---------         ---------     ---------    ---------
Income (loss) from operations.....         (4,327)            1,526         2,022        4,626
Interest expense..................         (1,035)           (5,440)         (731)      (2,674)
Other income (expense), net.......            (36)              556            --           74
                                        ---------         ---------     ---------    ---------
Income (loss) before income
  taxes...........................         (5,398)           (3,358)        1,291        2,026
Income tax (provision) benefit....            332              (382)         (717)        (904)
                                        ---------         ---------     ---------    ---------
Net income (loss) before
  extraordinary Item..............         (5,066)           (3,740)          573        1,122
Extraordinary item -- early
  Extinguishment of debt, net of
  income tax benefit of $165......             --                --          (815)        (815)
                                        ---------         ---------     ---------    ---------
Net income (loss).................      $  (5,066)        $  (3,740)    $    (242)   $     307
                                        =========         =========     =========    =========
Redeemable convertible preferred
  stock Accretion.................           (531)             (531)         (917)        (917)
                                        ---------         ---------     ---------    ---------
Net loss applicable to common
  Stockholders....................      $  (5,597)        $  (4,271)    $  (1,159)   $    (610)
                                        =========         =========     =========    =========
Basic earnings (loss) per common
  share:
  Income (loss) before
     extraordinary item...........      $   (2.99)        $   (0.78)    $   (0.09)   $    0.03
  Extraordinary item..............             --                --         (0.22)       (0.11)
                                        ---------         ---------     ---------    ---------
  Net loss per common share.......      $   (2.99)        $   (0.78)    $   (0.31)   $   (0.08)
                                        =========         =========     =========    =========
Diluted earnings per common share:
  Income (loss) before
     extraordinary item...........      $   (2.99)        $   (0.78)    $   (0.09)   $    0.02
  Extraordinary item..............             --                --         (0.22)       (0.09)
                                        ---------         ---------     ---------    ---------
  Diluted net loss per common
     share........................      $   (2.99)        $   (0.78)    $   (0.31)   $   (0.07)
                                        =========         =========     =========    =========
Shares used in calculating basic
  net earnings per share..........      1,872,567         5,450,306     3,714,027    7,264,435
Shares used in calculating diluted
  earnings per share..............      1,872,567         5,450,306     3,714,027    8,616,126
Pro forma basic net loss per
  share(2)........................      $   (1.16)                      $   (0.04)
                                        =========                       =========
Shares used in calculating pro
  forma basic net loss per
  share...........................      4,372,565                       6,397,359
Pro forma diluted net loss per
  share(2)........................                                      $   (0.03)
                                                                        =========
Shares used in calculating pro
  forma diluted net loss per
  share...........................                                      7,749,050

                                                                        JUNE 30, 1998
                                                                    ----------------------
                                                     DECEMBER 31,              AGGREGATE
                                                         1997       ACTUAL    PRO FORMA(3)
                                                     ------------   -------   ------------
BALANCE SHEET DATA:
  Cash and equivalents.............................    $   820      $ 3,243     $  3,706
  Working capital (deficit)........................        836          882       (7,788)
  Property and equipment, net......................      4,185       14,595       31,753
  Total assets.....................................     18,880       79,448      120,182
  Long-term debt(4)................................      6,762       23,152       41,262
  Redeemable convertible preferred stock...........      7,523           --           --
  Total stockholders' equity (deficit).............       (551)      45,400       56,924


---------------

(1) Assumes the Company's acquisitions of Arrow Sanitary Service, Inc. ("Arrow"), B&B Sanitation, Inc. and Red Carpet Landfill, Inc., and Darlin Equipment, Inc. (together with B&B Sanitation, Inc. and Red Carpet Landfill, Inc., "B&B") J&J Sanitation, Inc. and Big Red Roll Off, Inc. (together with J&J Sanitation, Inc. "J&J"), Contractor's Waste Removal, L.C. ("Contractors"), Curry Transfer & Recycling, Inc. ("Curry"), Shrader Refuse and Recycling Service Company ("Shrader"), Madera Disposal Systems, Inc. ("Madera"), and WCI predecessors and the mergers of WCI and the Murrey Companies as poolings-of-interests occurred as of January 1, 1997. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.



(2) Adjusted to reflect the conversion of all outstanding shares of redeemable convertible preferred stock for the period from inception (September 9, 1997) through December 31, 1997, and the conversion of redeemable convertible preferred stock and all outstanding shares of redeemable common stock for the six months ended June 30, 1998, as if such conversions had occurred as of the first day of each of the periods presented. See Note 11 of Notes to the Company's Financial Statements for an explanation of the pro forma historical per share calculations.



(3) Assumes WCI's acquisitions of Shrader and J&J occurred on June 30, 1998, and reflects the mergers of WCI and the Murrey Companies as poolings-of-interests. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.



(4) Excludes redeemable convertible preferred stock.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before purchasing the shares of Common Stock offered by this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. The cautionary statements contained in this Prospectus apply to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here as a result of various factors, including, but not limited to, those discussed below and elsewhere in this Prospectus.

Limited Operating History; Integration of Completed Acquisitions. The Company was formed in September 1997 and commenced operations on October 1, 1997. Accordingly, the Company has only a limited operating history on which you may evaluate its business and its prospects. You should consider the disclosures about the Company in this Prospectus in light of the risks, expenses and difficulties that companies frequently encounter in their early stages of development. The Company's recently assembled senior management team may not be able to manage the Company successfully or to implement the Company's operating and growth strategies effectively.

The Company's growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations. Part of the Company's strategy is to achieve economies of scale and operating efficiencies by increasing its size through acquisitions. The Company may not achieve these goals unless it effectively combines the operations of acquired businesses with its existing operations. The Company's recently assembled senior management team may not be able to integrate the Company's completed and future acquisitions. Any difficulties the Company encounters in the integration process could materially and adversely affect its business, financial condition and operating results.

Growth Strategy Implementation; Ability to Manage Growth. The Company's growth strategy includes (i) expanding through acquisitions, (ii) acquiring additional exclusive franchise agreements and municipal contracts and (iii) generating internal growth. Whether the Company can execute its growth strategy depends on several factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for the Company's services and the availability of capital to support its growth.


From October 1, 1997, through November 2, 1998, the Company acquired 32 solid waste services related business. The Company may grow rapidly at times, which could significantly strain its management, operational, financial and other resources. To maintain and manage its growth, the Company will need to expand its management information systems capabilities and its operational and financial systems and controls. The Company will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Failure to do any of these things would materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Strategy."

Availability of Acquisition Targets. Although the Company has identified numerous acquisition candidates that it believes are suitable, the Company may not be able to acquire them at prices or on terms and conditions favorable to the Company. The Company's failure to make acquisitions would limit its growth. See "Business -- Strategy" and "-- Acquisition Program."

The Company competes for acquisition candidates with other entities, some of which have greater financial resources than the Company. Increased competition for acquisition candidates may make fewer acquisition opportunities available to the Company, and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond the Company's financial capability or that would adversely affect the Company's operating results and financial condition. The Company's ability to make acquisitions will depend in part on the relative attractiveness of shares of the Company's Common Stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of the Common Stock compared to the stock of the Company's competitors. If the market price of the Company's Common Stock were to decline materially over a prolonged period of time, the Company's acquisition program could be materially adversely affected.

Highly Competitive Industry. The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. Some of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. The Company also competes with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Some of the Company's competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than the Company. The Company's inability to compete with governmental service providers and larger and better capitalized companies could materially and adversely affect the Company's business, financial condition and operating results.

The Company derives a substantial portion of its revenue from exclusive municipal contracts and franchise agreements. Many of these will be subject to competitive bidding at some time in the future. See "Business -- Services." The Company intends to bid on additional municipal contracts and franchise agreements. However, the Company may not be the successful bidder to obtain or retain contracts that come up for competitive bidding. In addition, some of the Company's customers may terminate their contracts before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would remove such territory from the area covered by G certificates issued by the Washington Utilities and Transportation Commission. Such annexation could reduce the areas covered by the Company's G certificates and subject more of the Company's Washington operations to competitive bidding in the future. Moreover, legislative action could amend or repeal the laws governing G Certificates, which could materially and adversely affect the Company. See "Business -- G Certificates." If the Company were not able to replace revenues from contracts lost through competitive bidding or early termination or the renegotiation of existing contracts with other revenues within a reasonable time period, the lost revenues could materially and adversely affect the Company's business, financial condition and operating results.

Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. Other companies have adopted or will probably adopt the Company's strategy of acquiring and consolidating regional and local businesses to develop a national presence. The Company expects that increased consolidation in the solid waste services industry will increase competitive pressures. See "Business -- Competition."

Potential Inability to Finance the Company's Potential Growth. The Company expects to finance future acquisitions through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing. If acquisition candidates are unwilling to accept, or the Company is unwilling to issue, shares of the Company's Common Stock as part of the consideration for such acquisitions, the Company may have to use more of its available cash resources or borrowings under its credit facility to fund acquisitions. If cash from operations and borrowings under the credit facility are insufficient to fund acquisitions, the Company will need additional equity and/or debt financing. The Company will also need to make substantial capital expenditures to fund the development or acquisition of new landfills, transfer stations and other facilities and the maintenance of such properties. The Company may not have enough capital or be able to raise enough additional capital on satisfactory terms to meet its capital requirements.

The Company's credit facility requires the Company to obtain the consent of the lending banks before acquiring any other business for more than $7.0 million in cash (including all liabilities assumed). If the Company is not able to obtain such consent, it may not be able to complete certain acquisitions, which could inhibit the Company's growth. The Company's credit facility also contains financial covenants based on the Company's current and projected financial condition after completing an acquisition. If the Company cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, it would not be able to complete the acquisition without a waiver from its lending banks. Whether or not a waiver is needed, if the results of the Company's future operations differ materially from what the Company expects, the Company may no longer be able to comply with the covenants in the credit facility. The Company's failure to comply with such covenants may result in a default under the credit facility, which would allow the Company's banks to accelerate the date for repayment of debt incurred under the credit facility and materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 12 of Notes to the Company's Financial Statements.

Dependence on Management. The Company depends significantly on the services of the members of its senior management team. The departure of any of those persons might materially and adversely affect the Company's business, financial condition and operating results. The Company currently maintains "key man" life insurance with respect to Ronald J. Mittelstaedt, its President, Chief Executive Officer and Chairman, in the amount of $3.0 million. See "Management." Key members of the Company's management have entered into employment agreements with the Company with terms ranging from three to five years. See
"Management -- Employment Agreements." These agreements may not be enforceable by the Company.

Geographic Concentration. The Company's operations and customers are located in California, Idaho, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company expects to focus its operations on the Western U.S. for at least the foreseeable future. The Company estimates that as of October 1, 1998, over 38% of the Company's total annualized revenues were from customers in Washington. If the Company completes its proposed merger with the Murrey Companies, approximately 60% of its total annualized revenues will come from customers in Washington immediately after the merger. Therefore, the Company's business, financial condition and operating results would be negatively affected by downturns in the general economy in the Western U.S., particularly in Washington, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. In addition, the costs and time involved in permitting, and the scarcity of, available landfills in the Western U.S. could make it difficult for the Company to expand vertically in those markets. The Company may not complete enough acquisitions in other markets to lessen its geographic concentration. See "Business -- Strategy."


Seasonality of Business. Based on historic trends experienced by the businesses acquired by the Company, the Company expects its operating results to vary seasonally, with revenues typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months, because of decreased construction and demolition activities during the winter months in the Western U.S. In addition, certain of the Company's operating costs should be generally higher in the winter months, because adverse winter weather conditions slow waste collection activities, resulting in higher labor costs, and greater precipitation increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because the Company expects most of its operating expenses to remain fairly constant throughout the fiscal year, it expects operating income to be generally lower in the winter months. Future seasonal and quarterly fluctuations may materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Government Regulation. The Company is subject to extensive and evolving environmental laws and regulations. These have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on the Company and affect the Company's business in many ways, including as set forth below and under "Business -- Regulation." In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on solid waste services companies, and such changes could have a material adverse effect on the Company.

To own and operate landfills, the Company must obtain and maintain licenses or permits and zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. See "Business -- Legal Proceedings." The Company may not be able to obtain and maintain the permits and approvals it needs to own or operate landfills (including increasing their capacity), and failing to do so could materially and adversely affect the Company's operating results and financial condition.

Extensive regulations govern the design, operation and closure of landfills. These regulations include the regulations ("Subtitle D Regulations") that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). If the Company fails to comply with these regulations, it could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes to these regulations may require the Company to modify, supplement or replace equipment or facilities at substantial costs. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or their state counterparts. The Company's financial obligations arising from any failure to comply with these regulations could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

Companies in the solid waste services business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens' groups. Governmental agencies may seek to impose fines or penalties on the Company, to revoke or deny renewal of the Company's operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require the Company to remediate potential environmental problems relating to waste that the Company or its predecessors collected, transported, disposed of or stored. The Company may also be subject to actions brought by individuals or community groups in connection with its operations. Any adverse outcome in these proceedings could have a material adverse effect on the Company's business, financial condition and operating results and create adverse publicity about the Company. See "Potential Environmental Liability" below and "Business -- Legal Proceedings."

Potential Environmental Liability. The Company is liable for any environmental damage that its solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. The Company may be liable for damage resulting from conditions existing before it acquired such facilities. The Company may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal the Company or its predecessors arranged. Any substantial liability of the Company for environmental damage could materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Regulation."

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term "hazardous substances" very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes.

CERCLA imposes similar liability on generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, liability under CERCLA can be based on the existence of even very small amounts of hazardous substances; unlike most of the other laws that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills that the Company owns or operates. If any of the Company's sites or operations ever experiences environmental problems, the Company could be subject to substantial liability, which could materially and adversely affect its business, financial condition and operating results. The Company has not been named as a PRP in any action brought under CERCLA. See "Business -- Regulation."

Each business that the Company acquires or has acquired may have liabilities that the Company fails or is unable to discover, including liabilities that arise from prior owners' failure to comply with environmental laws. As a successor owner, the Company may be legally responsible for these liabilities. Even if the Company obtains legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover fully the liabilities. Some environmental liabilities, even if the Company does not expressly assume them, may be imposed on the Company under various legal theories, particularly under CERCLA. The Company's insurance program does not cover liabilities associated with any environmental cleanup or remediation of the Company's own sites. A successful uninsured claim against the Company could materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Acquisition Program."

Limitations on Landfill Permitting and Expansion. The Company currently owns and operates one landfill and operates another landfill. The Company's ability to meet its growth objectives may depend in part on its ability to acquire, lease and expand landfills and develop new landfill sites. As of October 1, 1998, the estimated total remaining permitted disposal capacity of the Fairmead Landfill in Madera County, California operated by the Company was approximately 600,000 tons, with approximately 3.5 million additional tons of disposal capacity in various stages of permitting. As of that date, the estimated total remaining permitted disposal capacity of the Red Carpet Landfill in Major County, Oklahoma owned and operated by the Company was approximately 650,000 tons, with approximately 1.7 million additional tons of disposal capacity in various stages of permitting. The Company may not be able to obtain new landfill sites or expand the permitted capacity of the Fairmead and Red Carpet Landfills when necessary.

In some areas in which the Company operates, suitable land for new sites or expansion of existing landfill sites may be unavailable. Operating permits for landfills in states where the Company operates must generally be renewed at least every five years. Obtaining required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations, has become increasingly difficult and expensive. It often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. The Company may not be able to obtain or maintain the permits it requires to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect the Company's ability to obtain permits to expand landfills. If the Company were to exhaust its permitted capacity at a landfill, its ability to expand internally would be limited, and the Company could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by its competitors. The resulting increased costs would materially and adversely affect the Company's business, financial condition and operating results. See
"Business -- Services -- Landfills."

Alternatives to Landfill Disposal; Waste Reduction Programs. Alternatives to landfill disposal, such as recycling, composting and incineration, are available in some areas in which the Company operates. In addition, state and local authorities increasingly require recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may reduce the volume of waste in certain areas. For example, California has adopted plans that set goals for percentages of certain solid waste items to be recycled, which are being phased in over the next several years. Increased use of alternatives to landfill disposal may materially and adversely affect the Company's business, financial condition and operating results.

Potential Inadequacy of Accruals for Closure and Post-Closure Costs. The Company may be required to pay closure and post-closure costs of landfills and any disposal facilities that it owns or operates. The Company accrues for future closure and post-closure costs of its owned landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. The Company's obligations to pay closing or post-closing costs may exceed the amount the Company accrued and reserved and other amounts available from funds or reserves established to pay such costs. This could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Services -- Landfills."


Charges Related to Capitalized Expenditures. In accordance with generally accepted accounting principles, the Company capitalizes some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. As of June 30, 1998, the Company had no capitalized expenditures relating to landfill development projects and $2,912 in capitalized expenditures relating to acquisitions and pending acquisitions. The Company expenses indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as it incurs those costs. The Company charges against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates it will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that the Company does not expect to complete. Therefore, the Company may incur charges against earnings in future periods, which could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Potential Inability to Obtain Performance or Surety Bonds, Letters of Credit or Insurance. Municipal solid waste services contracts and landfill closure obligations may require the Company to obtain performance or surety bonds, letters of credit, or other means of financial assurance to secure its performance. Some of the Company's existing solid waste collection and recycling contracts require the Company to obtain performance bonds, which it has obtained. If the Company in the future is not able to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may not be able to enter into additional municipal solid waste services contracts or obtain or retain landfill operating permits. Any future difficulty in obtaining insurance could also make it more difficult for the Company to secure future contracts conditioned on the contractor's having adequate insurance coverage. The Company's failure to obtain means of financial assurance or adequate insurance coverage could materially and adversely affect its business, financial condition and operating results. See "Business -- Risk Management, Insurance and Performance Bonds."

Commodity Risk On Resale of Recyclables. The Company provides recycling services to some of its customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and may affect the Company's operating results. See "Business -- Services -- Recycling and Other Services."

Potential Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. Under the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated By-Laws (the "Restated By-Laws"), the Company's Board of Directors is divided into three classes of directors who serve staggered three-year terms. As a result, approximately one-third of the Company's Board is elected each year. The classified Board is intended to ensure continuity and stability in the Board's composition and policies if another party attempts a hostile takeover of the Company or initiates a proxy contest. The classification of the Board extends the time required to change the control of the Board and may discourage any hostile takeover bid for the Company. The classified Board may also make it harder to remove the Company's incumbent management, even if such removal would generally benefit stockholders. Therefore, it may discourage some tender offers.

The authorized capital of the Company includes 10,000,000 shares of "blank check" Preferred Stock. No shares of Preferred Stock are currently outstanding. The Company may issue Preferred Stock and determine its price, rights, preferences, privileges and restrictions, including voting and dividend rights, without stockholder approval. The rights of holders of Preferred Stock that the Company may issue in the future may adversely affect the rights of the holders of Common Stock. The issuance of Preferred Stock may make it more difficult for a third party to acquire the Company. The Company has no present plan to issue Preferred Stock.

The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. That section generally prohibits the Company from engaging in a "business combination" with an "interested stockholder" for three years after the time that such stockholder became an interested stockholder. Section 203 also could delay or prevent a change of control of the Company. These provisions, and provisions of the Restated Certificate of Incorporation and Restated By-Laws, may deter hostile takeovers or delay or prevent changes in control or management of the Company, including transactions in which stockholders might be paid more than current market prices for their shares.

These provisions may also limit stockholders' ability to approve transactions that they believe are in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Statutory, Charter and By-Law Provisions."

Subsequent Share Issuances; Shares Eligible for Future Sale. The market price of the Company's Common Stock could drop if a large number of shares of Common Stock are sold in the public market, or if market participants believe that such sales could occur, or if the Company issues a large number of shares in acquisitions. Such issuances could also make it more difficult for the Company to fund acquisitions by issuing Common Stock. Shares issued under this Registration Statement may generally be sold in the public market immediately after they are issued. See "Shares Eligible for Future Sale."

Fluctuations in Quarterly Results; Potential Stock Price Volatility. The Company believes that investors should not rely on period-to-period comparisons of its operating results as an indication of future performance. Many factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to expanding operations and services, pricing changes and adverse weather conditions, may cause the Company's operating results to fall below the expectations of securities analysts and investors in future quarters. This would likely cause the price of the Company's Common Stock to drop. In addition, the stock market sometimes experiences large price and volume fluctuations generally. Although these broad market fluctuations may not relate to the operating performance of companies whose securities are publicly traded, they may cause the market price of such companies' stock, including the Company's Common Stock, to drop. After periods of volatility in the market price of a company's securities, shareholders often bring class action lawsuits against that company. The Company may be the target of such lawsuits in the future, which could be expensive and divert management's attention and resources. This could materially and adversely affect the Company's business, financial condition and operating results. In addition, any adverse determination in any such lawsuit could subject the Company to significant liabilities.

No Dividends. The Company does not intend to pay cash dividends on the Common Stock. In addition, the Company's credit facility prohibits the Company from paying dividends without the consent of the lenders. See "Dividend Policy."


Impact of the Year 2000. The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. The Company expects to complete those modifications and upgrades during 1999, at a total cost of approximately $100,000. The Company has spent part of its Year 2000 budget on replacing its billing systems in Maltby and Vancouver. Because the Company's operations rely primarily on mechanical systems such as trucks to collect solid waste, the Company does not expect its operations to be significantly affected by Year 2000 issues. The Company's customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to the Company. The Company does not rely on vendors on a routine basis except for disposal sites. The Company takes waste to a site and is normally billed based on tonnage received. The Company believes that if its disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.


In assessing the Company's exposure to Year 2000 issues, management believes its biggest challenges lie in the following areas: Year 2000 issues at the Company's banks, large

(typically municipal) customers, and acquired businesses between the time the Company acquires them and the time the Company implements its own systems. The Company is obtaining Year 2000 compliance certifications from its vendors, banks and customers. If the Company and its vendors, banks and customers do not complete the required Year 2000 modifications on time, the Year 2000 issue could materially affect the Company's operations. The Company believes, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on its operations would be brief and small relative to the Company's overall operations. The Company has not made a contingency plan to minimize operational problems if the Company and its vendors, banks and customers do not timely complete all required Year 2000 modifications.

                                DIVIDEND POLICY

The Company has never paid cash dividends on its Common Stock. The Company does not currently anticipate paying any cash dividends on the Common Stock. The Company intends to retain all earnings to fund the operation and expansion of its business. In addition, the Company's credit facility restricts the payment of cash dividends.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded on the Nasdaq National Market under the symbol "WCNX." The following table shows the high and low sale prices for the Common Stock for the period from May 22, 1998, the date of the Company's initial public offering, through September 30, 1998.

                            1998                               HIGH       LOW
                            ----                              -------    ------
Second Quarter (from May 22, 1998)..........................  $ 20.75    $13.75
Third Quarter...............................................  $23.375    $17.75


On November 2, 1998, the last sale price of the Common Stock as reported by the Nasdaq National Market was $18.875 per share. See "Description of Capital Stock."

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The following table presents selected historical and pro forma consolidated statements of operations and balance sheet data of the Company and its predecessors for the periods indicated.


The entities the Company acquired in September 1997 from BFI are collectively referred to as the Company's predecessors. BFI acquired the predecessors during 1995 and 1996. Before being acquired by BFI, the predecessors operated as separate stand-alone businesses. The selected financial information of the Company's predecessors as of December 31, 1996, for the nine months ended September 30, 1997, and for the years ended December 31, 1995 and 1996 is based on audited financial statements included elsewhere in this Prospectus. The selected financial information of the Company as of December 31, 1997, and for the period from inception (September 9, 1997) through December 31, 1997, is based on audited financial statements included elsewhere in this Prospectus. The selected financial information of the Company's predecessors as of December 31, 1993, 1994 and 1995, and for the years ended December 31, 1993 and 1994 is based on financial statements that have not been audited. The Company's selected financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 is based on unaudited financial statements included elsewhere in this Prospectus. The Company's management believes that the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position and operating results for the unaudited periods. The Company's operating results for the six months ended June 30, 1998 do not necessarily indicate the results that may be expected for the year ended December 31, 1998. Various factors affect the year-to-year comparability of the amounts presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Basis of Presentation" and "-- Results of Operations" for additional information about the Company and its predecessors.



The selected pro forma financial information for the six months ended June 30, 1998 and for the year ended December 31, 1997, has been adjusted to reflect the Company's acquisitions of Arrow, B&B, J&J, Contractors, Curry, Shrader, Madera and the Company's predecessors and the mergers of WCI and the Murrey Companies as poolings-of-interests as of the dates and for the periods indicated. This information is based on unaudited pro forma financial statements included elsewhere in this Prospectus. The pro forma financial information does not represent what the Company's results actually would have been had those events occurred on the dates indicated, and it does not project the Company's future results.


You should read the selected historical and pro forma financial information with Management's Discussion and Analysis of Financial Condition and Results of Operations, the audited and unaudited Financial Statements and Notes of the Company and its predecessors, and the Unaudited Pro Forma Financial Statements and Notes included in this Prospectus.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                             FIBRES
                                                                                         INTERNATIONAL,
                                              THE                             THE             INC.
                             FIBRES         DISPOSAL         FIBRES         DISPOSAL      PERIOD FROM
                          INTERNATIONAL      GROUP       INTERNATIONAL,      GROUP         JANUARY 1,     PREDECESSORS
                              INC.          COMBINED          INC.          COMBINED          1995         ONE MONTH
                           YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED       THROUGH          ENDED
                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    NOVEMBER 30,    DECEMBER 31,
                              1993            1993            1994            1994            1995            1995
                          -------------   ------------   --------------   ------------   --------------   ------------
STATEMENTS OF OPERATIONS
  DATA(1):
Revenues................     $3,787         $20,794          $5,610         $22,004          $7,340           $595
Cost of operations......      2,737          16,775           4,432          18,298           5,653            527
Selling, general and
  administrative........        553           3,559             552           3,320             823             72
Depreciation and
  amortization..........        428             520             642             606             715             74
                             ------         -------          ------         -------          ------           ----
Income (loss) from
  operations............         69             (60)            (16)           (220)            149            (78)
Interest expense........        (78)           (390)           (191)           (548)           (162)            (1)
Other income (expense),
  net...................          1             684              (2)            871              98              5
                             ------         -------          ------         -------          ------           ----
Income (loss) before
  income taxes..........         (8)            234            (209)            103              85            (74)
Income tax (provision)
  benefit...............         --             (77)             --              --             (29)            --
                             ------         -------          ------         -------          ------           ----
Net income (loss).......     $   (8)        $   157          $ (209)        $   103          $   56           $(74)
                             ======         =======          ======         =======          ======           ====

                                            THE
                                          DISPOSAL
                              THE          GROUP
                            DISPOSAL      COMBINED
                             PERIOD         FROM      PREDECESSORS
                             GROUP       JANUARY 1,     COMBINED
                            COMBINED        1996         PERIOD
                           YEAR ENDED     THROUGH        ENDED
                          DECEMBER 31,    JULY 31,    DECEMBER 31,
                              1995          1996          1996
                          ------------   ----------   ------------
STATEMENTS OF OPERATIONS
  DATA(1):
Revenues................    $19,660        $8,738       $13,422
Cost of operations......     16,393         6,174        11,420
Selling, general and
  administrative........      3,312         2,126         1,649
Depreciation and
  amortization..........        628           324           962
                            -------        ------       -------
Income (loss) from
  operations............       (673)          114          (609)
Interest expense........       (206)          (12)         (225)
Other income (expense),
  net...................         --         2,661          (147)
                            -------        ------       -------
Income (loss) before
  income taxes..........       (879)        2,763          (981)
Income tax (provision)
  benefit...............        298          (505)           --
                            -------        ------       -------
Net income (loss).......    $  (581)       $2,258       $  (981)
                            =======        ======       =======


                           (See footnotes on page 21)

                                                            WASTE
                                                      CONNECTIONS, INC.
                                      PREDECESSORS       PERIOD FROM                     PREDECESSORS    WASTE CONNECTIONS, INC.
                                        COMBINED          INCEPTION        AGGREGATE       COMBINED         SIX MONTHS ENDED
                                       NINE MONTHS      (SEPTEMBER 9,      PRO FORMA      SIX MONTHS          JUNE 30, 1998
                                          ENDED         1997) THROUGH      YEAR ENDED       ENDED       -------------------------
                                      SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,     JUNE 30,                   AGGREGATE
                                          1997              1997            1997(2)          1997         ACTUAL     PRO FORMA(2)
                                      -------------   -----------------   ------------   ------------   ----------   ------------
STATEMENTS OF OPERATIONS DATA(1):
  Revenues...........................    $18,114         $    6,237        $   84,006      $11,784      $   18,520    $   45,380
  Cost of operations.................     14,753              4,703            63,364        9,784          12,830        32,485
  Selling, general and
    administrative...................      3,009                619             9,019        1,305           1,868         4,510
  Depreciation and amortization......      1,083                354             5,209          745           1,359         3,318
  Start-up and integration...........         --                493               493           --              --            --
  Stock compensation.................         --              4,395             4,395           --             441           441
                                         -------         ----------        ----------      -------      ----------    ----------
  Income (loss) from operations......       (731)            (4,327)            1,526          (50)          2,022         4,626
  Interest expense...................       (456)            (1,035)           (5,440)        (304)           (731)       (2,674)
  Other income (expense), net........         14                (36)              556            4              --            74
                                         -------         ----------        ----------      -------      ----------    ----------
  Income (loss) before income
    taxes............................     (1,173)            (5,398)           (3,358)        (350)          1,291         2,026
  Income tax (provision) benefit.....         --                332              (382)          --            (717)         (904)
                                         -------         ----------        ----------      -------      ----------    ----------
  Net income (loss) before
    extraordinary item...............     (1,173)            (5,066)           (3,740)        (350)            573        (1,122)
  Extraordinary item -- early
    extinguishment of debt, net of
    income tax benefit of $165.......         --                 --                --           --            (815)         (815)
                                         -------         ----------        ----------      -------      ----------    ----------
  Net income (loss)..................    $(1,173)        $   (5,066)       $   (3,740)     $  (350)     $     (242)   $      307
                                         =======         ==========        ==========      =======      ==========    ==========
  Redeemable convertible referred
    stock accretion..................                          (531)             (531)                        (917)         (917)
                                                         ----------        ----------                   ----------    ----------
  Net loss applicable to common
    stockholders.....................                    $   (5,597)       $   (4,271)                  $   (1,159)   $     (610)
                                                         ==========        ==========                   ==========    ==========
  Basic earnings (loss) per common
    share:
    Income (loss) before
      extraordinary item.............                    $    (2.99)       $    (0.78)                  $    (0.09)   $     0.03
    Extraordinary item...............                            --                --                        (0.22)        (0.11)
                                                         ----------        ----------                   ----------    ----------
    Net loss per common share........                    $    (2.99)       $    (0.78)                  $    (0.31)   $    (0.08)
                                                         ==========        ==========                   ==========    ==========
  Diluted earnings (loss) per common
    share:
    Income (loss) before
      extraordinary item.............                    $    (2.99)       $    (0.78)                  $    (0.09)   $     0.02
    Extraordinary item...............                            --                --                        (0.22)        (0.09)
                                                         ----------        ----------                   ----------    ----------
    Diluted net loss per common
      share..........................                    $    (2.99)       $    (0.78)                  $    (0.31)   $    (0.07)
                                                         ==========        ==========                   ==========    ==========
  Shares used in calculating basic
    net loss per share...............                     1,872,567         5,450,306                    3,714,027     7,264,435
  Shares used in calculating diluted
    earnings (loss) per share........                     1,872,567         5,450,306                    3,714,027     8,616,126
  Pro forma basic net loss per
    share(3).........................                    $    (1.16)                                    $    (0.04)
                                                         ==========                                     ==========
  Shares used in calculating pro
    forma basic net loss per share...                     4,372,565                                      6,397,359
  Pro forma diluted net loss per
    share(3).........................                                                                   $    (0.03)
                                                                                                        ==========
  Shares used in calculating pro
    forma diluted net loss per
    share............................                                                                    7,749,050


                       (See footnotes on following page)


                                    FIBRES       THE DISPOSAL       FIBRES       THE DISPOSAL                  THE DISPOSAL
                                INTERNATIONAL,      GROUP       INTERNATIONAL,      GROUP       PREDECESSORS      GROUP
                                     INC.          COMBINED          INC.          COMBINED       COMBINED       COMBINED
                                 DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1993            1993            1994            1994           1995           1995
                                --------------   ------------   --------------   ------------   ------------   ------------
BALANCE SHEET DATA(1):
 Cash and equivalents.........      $    3         $   196          $  321         $   203         $  184        $   961
 Working capital (deficit)....         494          (1,497)            155          (4,279)            90          2,498
 Property and equipment,
   net........................       1,454           2,440           3,810           2,771          4,035          2,221
 Total assets.................       3,325           7,455           6,317           7,318          9,151          6,942
 Long-term debt(5)............       1,167           1,258           2,353              90            149          6,890
 Redeemable convertible
   preferred stock............          --              --              --              --             --             --
 Total stockholders' equity
   (deficit)..................         991            (163)          3,045          (1,486)            --         (2,067)

                                                      WASTE CONNECTIONS, INC.
                                               -------------------------------------
                                PREDECESSORS                      JUNE 30, 1998
                                  COMBINED                    ----------------------
                                DECEMBER 31,   DECEMBER 31,              AGGREGATE
                                    1996           1997       ACTUAL    PRO FORMA(4)
                                ------------   ------------   -------   ------------
BALANCE SHEET DATA(1):
 Cash and equivalents.........    $   102        $   820      $ 3,243     $  3,706
 Working capital (deficit)....        695            836          882       (7,788)
 Property and equipment,
   net........................      5,069          4,185       14,595       31,753
 Total assets.................     15,291         18,880       79,448      120,182
 Long-term debt(5)............         89          6,762       23,152       41,262
 Redeemable convertible
   preferred stock............         --          7,523           --           --
 Total stockholders' equity
   (deficit)..................         --           (551)      45,400       56,924


---------------
(1) The entities the Company acquired in September 1997 from BFI are collectively called the Company's predecessors. BFI acquired the predecessors at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses. Various factors affect the year-to-year comparability of the amounts presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Basis of Presentation" and
    "-- Results of Operations" for additional information concerning the Company and its predecessors.


(2) Assumes the Company's acquisitions of Arrow, B&B, J&J, Contractors, Curry, Shrader, Madera and the Company's predecessors and the mergers of WCI and the Murrey Companies as poolings-of-interests occurred as of January 1, 1997. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.



(3) Adjusted to reflect the conversion of all outstanding shares of redeemable convertible preferred stock for the period from inception through December 31, 1997, and the conversion of redeemable convertible preferred stock and all outstanding shares of redeemable common stock for the six months ended June 30, 1998, as if such conversions had occurred as of the first day of each of the periods presented. See Note 11 of Notes to the Company's Financial Statements included elsewhere herein for an explanation of the pro forma historical per share calculations.



(4) Assumes WCI's acquisitions of Shrader and J&J occurred June 30, 1998, and reflects the mergers of WCI and the Murrey Companies as poolings-of-interests. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.



(5) Excludes redeemable convertible preferred stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion in conjunction with the audited and unaudited financial statements and other financial information in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in the forward-looking statements because of various factors, including, but not limited to, those listed in "Risk Factors" and the matters discussed in this Prospectus generally.

OVERVIEW

Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S.


The Company generally intends to pursue an acquisition-based growth strategy and has acquired 32 companies since its inception in September 1997. The Company accounted for all of these acquisitions as purchases. Accordingly, the Company has included the operating results of these acquired businesses in the Company's financial statements only from the dates that the Company acquired them. The Company expects a substantial part of its future growth to come from acquiring additional solid waste collection, transfer and disposal businesses. Additional acquisitions could continue to affect period-to-period comparisons of its operating results. The Company also expects to invest in collection vehicles and equipment, maintenance of existing equipment, and management information systems, which should enable the Company to expand internally and through acquisitions based on its existing infrastructure. The Company expects to fund future acquisitions through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing. As of November 2, 1998, the Company had consummated the following acquisitions:


Initial Acquisitions. In September 1997, the Company joined with two other parties to bid on certain solid waste and recycling businesses offered for sale by BFI. The Company acquired the stock of Browning-Ferris Industries of Washington, Inc., a provider of solid waste services to more than 78,000 customers through three municipal contracts and one G certificate in and around Clark County, Washington, and the stock of its subsidiary, Fibres International, Inc., a provider of solid waste services to more than 24,000 customers through eight municipal contracts and one G certificate in King and Snohomish Counties, Washington. The acquired companies subsequently changed their names to Waste Connections of Washington, Inc. and Waste Connections International, Inc., respectively. The two other parties acquired selected BFI solid waste collection and transportation assets and operations in Idaho, and BFI's recycling assets and operations in Washington, Idaho and Oklahoma.

California Acquisitions. Effective February 1, 1998, the Company acquired the stock of Madera, an integrated solid waste services company operating in north central California. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill and one recycling facility. On September 9, 1998, the Company acquired certain collection assets from Youngclaus Enterprises, which "tuck in" to its Madera operations. On September 22, 1998, Curry Transfer and Recycling, a wholly owned subsidiary of the Company, acquired certain business assets of Harrell's Septic, which provides portable toilet and septic services in Crescent City, California, Del Norte and Humboldt Counties, California and Curry County, Oregon (see "Oregon Acquisitions" below).


Idaho Acquisitions. On January 30, 1998, the Company acquired the stock of Waste Connections of Idaho, Inc., which provides solid waste collection services to more than 10,000 customers in and around Idaho Falls and Pocatello, Idaho through subscription agreements with residential customers and seven municipal contracts. Waste Connections of Idaho, Inc., was formed in September 1997 by affiliates of the Company for the purpose of acquiring certain assets of Browning-Ferris Industries of Idaho, Inc. Effective March 1, 1998, the Company acquired certain solid waste collection assets from Hunter Enterprises, Inc., a solid waste services company located in eastern Idaho. These assets "tuck in" to the Company's Idaho operations and serve approximately 2,800 residential and commercial customers. On October 15, 1998, the Company acquired the stock of R&N, LLC, which provides solid waste collection and transportation services to approximately 4,450 customers in southwestern Idaho.



Nebraska Acquisitions. On July 31, 1998, a wholly owned subsidiary of the Company merged into Shrader, which provides solid waste and recyclables collection services to more than 22,500 customers in eastern Nebraska. On August 3, 1998, the Company acquired the stock of J&J Sanitation, Inc. and Big Red Roll Off, Inc. (together, "J&J"), which together serve more than 9,500 customers in eastern Nebraska. On September 18, 1998, Waste Connections of Nebraska, Inc., a wholly owned subsidiary of the Company, acquired substantially all the assets of Affiliated Waste Services, L.L.C., which provides solid waste collection and transportation services to approximately 4,700 customers in Norfolk, NE. On the same date, Waste Connections of Nebraska, Inc. acquired substantially all of the assets of Wolff's Trashmasher and Haul It All Sanitary Service, two sole proprietorships that provide solid waste collection and transportation services to approximately 1,400 customers in Stanton and Norfolk, Nebraska and certain unincorporated areas of Stanton, Nebraska.



Oklahoma Acquisitions. On June 5, 1998, the Company acquired the stock of B&B Sanitation, Inc., Red Carpet Landfill, Inc. and Darlin Equipment, Inc. (together, "B&B"), which together provide solid waste and recyclables collection and transportation, landfill, and equipment leasing services to more than 2,600 customers in western Oklahoma.



Oregon Acquisitions. On June 17, 1998, the Company acquired the stock of Arrow, which provides solid waste and recyclables collection, transportation and handling services to more than 2,000 customers in Clark County, Washington and Multnomah and Clackamas Counties, Oregon. On June 25, 1998, the Company acquired the stock of Curry Transfer and Recycling, Inc. ("Curry") and certain real estate located in Curry County, Oregon and used in that business. Curry provides solid waste and recyclables collection and transportation services to more than 5,400 customers in Brookings, Goldbeach and Port Orford, Oregon and the unincorporated areas of Curry and Lane Counties, Oregon. On September 25, 1998, Curry acquired certain business assets of Westlane Disposal, which provides solid waste collection and transportation services to approximately 2,210 customers in Lane, Lincoln and Douglas Counties, Oregon.



Utah Acquisitions. On June 1, 1998, the Company acquired substantially all of the business assets of Contractor's Waste Removal, L.C. ("Contractor's"), a provider of solid waste collection and transportation services to more than 450 customers in Orem, Utah. On July 27, August 10 and August 21, 1998, the Company acquired certain business assets of Miller Containers, Inc., ABC Waste, Inc., and Contractors Waste, Inc., respectively, which together provide solid waste collection services to approximately 290 customers in Utah and "tuck in" to the Company's Utah operations. On September 21, 1998, Waste Connections of Utah, Inc., a wholly owned subsidiary of the Company, acquired certain assets of Country Garbage Services, Inc., which provides solid waste collection and transportation services in central Utah.

Wyoming and South Dakota Acquisitions. On April 8, 1998, the Company acquired certain solid waste collection assets from A-1 Disposal, Inc. and Jesse's Disposal, both unrelated parties operating in northeastern Wyoming, and together serving approximately 2,300 customers. On May 11, 1998, the Company acquired T&T Disposal, Inc., a provider of solid waste and recyclables collection services to more than 500 customers in eastern Wyoming. On May 8, 1998, the Company acquired Sowers' Sanitation, Inc. and Sunshine Sanitation Incorporated, providers of solid waste and recyclables collection services to an aggregate of more than 7,000 customers in western South Dakota. On August 3, 1998, the Company acquired certain assets of a South Dakota waste collection business owned by the shareholders of J&J, which "tucks in" to the Company's Wyoming and South Dakota operations. (See "Nebraska Acquisitions" above.).

Washington Acquisitions. On September 21, 1998, a wholly owned subsidiary of the Company merged into Evergreen Waste Systems, Inc. As a result of this merger, Evergreen Waste Systems, Inc. became a wholly owned subsidiary of the Company that provides solid waste and recyclables collection and transportation services to more than 6,650 customers in Washougal, Camas and Vancouver, Washington and unincorporated areas of Clark County, Washington and Multnomah County, Oregon.


In addition, on October 22, 1998, the Company and the Murrey Companies entered into a merger agreement under which the Murrey Companies would become wholly owned subsidiaries of the Company. The Murrey Companies, with approximately $35 million in annual revenue, provide solid waste services to more than 65,000 customers in the Seattle-Tacoma, Washington area. The merger is subject to several conditions, including the approval of the Company's stockholders. If these conditions are satisfied, the Company expects to consummate the merger in December 1998.



On October 30, 1998, the Company entered into an agreement to purchase the stock of Columbia Sanitary Services, Inc. and Moreland Sanitary Service, Inc., which provide solid waste collection services to approximately 4,000 customers in Portland, Oregon and surrounding areas. The acquisition is contingent on satisfaction of several conditions, including the consent of certain customers. If these condition are satisfied, the Company expects the acquisition to be consummated before the end of 1998.


GENERAL

The Company's revenues consist mainly of fees it charges customers for solid waste collection, transfer, disposal and recycling services. A large part of the Company's collection revenues come from commercial, industrial and residential services. The Company frequently performs these services under service agreements or franchise agreements with counties or municipal contracts. County franchise agreements and municipal contracts generally last from one to ten years. The Company's existing franchise agreement and all of its existing municipal contracts give the Company the exclusive right to provide specified waste services in the specified territory during the contract term. These exclusive arrangements are awarded, at least initially, on a competitive bid basis and subsequently on a bid or negotiated basis. The Company also provides residential collection services on a subscription basis with individual households. The Company provides a large part of its collection services in Washington under G certificates awarded by the Washington Utilities and Transportation Commission. G certificates grant the Company collection rights in certain areas, which rights are generally perpetual and exclusive. See "Business -- G Certificates." Contracts with counties and municipalities and G certificates provide relatively consistent cash flow during the term of the contracts. Because the Company bills most residential customers on a subscription basis quarterly, subscription agreements also are a stable source of revenues for the Company. The Company's collection business also generates revenues from the sale of recyclable commodities.

The Company charges transfer station and landfill customers a tipping fee on a per ton basis for disposing of their solid waste at the transfer stations and disposal facility the Company operates in Madera, California and the landfill the Company owns and operates in Major County, Oklahoma. Most of the Company's transfer and landfill customers are under one to ten year disposal contracts, most of which provide for annual cost of living increases.

The Company typically determines the prices for its solid waste services by the collection frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing, and prices charged by competitors for similar services. The terms of the Company's contracts sometimes limit its ability to pass on price increases. Long-term solid waste collection contracts typically contain a formula, generally based on a published price index, that automatically adjusts fees to cover increases in some, but not all, operating costs.

Costs of operations include labor, fuel, equipment maintenance and tipping fees paid to third party disposal facilities, worker's compensation and vehicle insurance, the cost of materials purchased to be recycled, third party transportation expense, district and state taxes, host community fees and royalties. The Company owns and/or operates ten transfer stations, which reduce the Company's costs by allowing it to use collection personnel and equipment more fully and by consolidating waste to gain the more favorable disposal rates that may be available for larger quantities of waste.

Selling, general and administrative ("SG&A") expenses include management, clerical and administrative compensation and overhead costs associated with the Company's marketing and sales force, professional services and community relations expense.

Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight line method and amortization of goodwill and other intangible assets using the straight line method.

The Company capitalizes some third party expenditures related to pending acquisitions or development projects, such as legal and engineering expenses. The Company expenses indirect acquisition costs, such as executive and corporate overhead, public relations and other corporate services, as they are incurred. The Company charges against net income any unamortized capitalized expenditures and advances (net of any portion that the Company believes it may recover, through sale or otherwise) that relate to any operation that is permanently shut down and any pending acquisition or landfill development project that is not completed. The Company routinely evaluates all capitalized costs, and expenses those related to projects that the Company believes are not likely to succeed. As of June 30, 1998, the Company had no capitalized expenditures relating to landfill development projects and $2,912 in capitalized expenditures relating to acquisitions and pending acquisitions.

The Company accrues for estimated landfill closure and post-closure maintenance costs at the Red Carpet Landfill it owns in Major County, Oklahoma. Under applicable regulations, the Company and Madera County, as operator and owner, respectively, are jointly liable for closure and post-closure liabilities with respect to the Fairmead landfill. The Company has not accrued for such liabilities because Madera County, as required by state law, has established a special fund, into which it deposits a portion of tipping fee surcharges, to pay such liabilities. Consequently, management of the Company does not believe Madera had any financial obligation for closure and post-closure costs for the Fairmead Landfill as of June 30, 1998. The Company will have additional material financial obligations relating to closure and post-closure costs of any disposal facilities it may own or operate in the future. In such case, the Company will accrue for those obligations, based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.

BASIS OF PRESENTATION

The entities the Company acquired in September 1997 from BFI are collectively called the Company's predecessors. BFI acquired the predecessors at various times during 1995 and 1996. Before being acquired by BFI, the predecessors operated as separate stand-alone businesses.

During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. BFI allocated charges for interest expense to the Company's predecessors as disclosed in the statement of operations data. The interest expense allocations from BFI are based on formulas that may not correspond to the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not indicate the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses.

During the periods before they were acquired by BFI, the Company's predecessors operated as separate stand-alone businesses. BFI accounted for the acquisitions of the predecessors using the purchase method of accounting and allocated the respective purchase prices to the fair values of the assets acquired and liabilities assumed. Similarly, the Company accounted for its acquisitions of the predecessors from BFI in September 1997 using the purchase method of accounting and allocated the purchase price to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that resulted from changes in ownership that occurred during those periods. In addition, because the predecessors operated independently and were not under common control or management during these periods, and because different tax strategies may have influenced their operating results, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

RESULTS OF OPERATIONS

The financial information for the Company and its predecessors included in this section and in the audited financial statements included elsewhere in this Prospectus relates to the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1995:

The Disposal Group Combined                    Year ended December 31, 1995

Fibres International, Inc.                     January 1, 1995 through November 30, 1995
                                               (BFI acquisition date)

Predecessors                                   One month ended December 31, 1995
                                               (represents the results of operations of
                                               Fibres International, Inc. subsequent to
                                               the BFI acquisition date)

YEAR ENDED DECEMBER 31, 1996:

The Disposal Group Combined                    January 1, 1996 through July 31, 1996 (BFI
                                               acquisition date)

Predecessors Combined                          Period ended December 31, 1996 (represents
                                               the combined results of operations of The
                                               Disposal Group subsequent to the BFI
                                               acquisition date and the operations for
                                               the year ended December 31, 1996 of Fibres
                                               International, Inc., which was acquired by
                                               BFI in 1995)

YEAR ENDED DECEMBER 31, 1997:

Predecessors Combined                          Nine months ended September 30, 1997
                                               (represents the combined results of
                                               operations for the nine month period of
                                               the entities acquired by BFI in 1995 and
                                               1996 described above)

Waste Connections, Inc.                        Period from inception (September 9, 1997)
                                               through December 31, 1997

The Disposal Group Combined consists of three entities that were under common control before their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

Because the predecessors existed for different periods, year-to-year comparisons are not meaningful and therefore the Company has not included discussions of SG&A, depreciation and amortization and interest expense in this Prospectus.

WASTE CONNECTIONS, INC. -- SIX MONTHS ENDED JUNE 30, 1998 VS. PREDECESSORS COMBINED -- SIX MONTHS ENDED JUNE 30, 1997

Revenue. Revenues for the six months ended June 30, 1998 increased $6.7 million, or 57.2%, to $18.5 million from $11.8 million for the six months ended June 30, 1997. The increase was primarily attributable to the inclusion of the acquisitions closed since the beginning of 1998 and minor growth in the base business.

Cost of Operations. Cost of operations for the six months ended June 30, 1998 increased $3.0 million, or 31.1%, to $12.8 million in 1998 from $9.8 million for the six months ended June 30, 1997. The increase was primarily attributable to acquisitions closed since the beginning of 1998 and a decline in expenses in the core business as a result of cost reduction measures.

1997 VS. 1996

Revenue. The Company's total revenue for 1997 was $6.2 million. The total revenue was attributable to the purchase of the Company's predecessors on September 30, 1997. Revenues related to the Company's Predecessors Combined for the nine months ended September 30, 1997 were $18.1 million. The Company's Predecessors Combined for the period ended December 31, 1996 had revenues of $13.4 million. The Disposal Group Combined had revenues of $8.7 million for the period from January 1, 1996 to July 31, 1996. The monthly revenue run rate for the Company and the Company's Predecessors Combined was essentially the same in 1997 and 1996.

Cost of Operations. The Company's total cost of operations in 1997 was $4.7 million, or 75.4% of revenue. The total cost of operations was attributable to the purchase of the Company's predecessors on September 30, 1997. Cost of operations of the Company's Predecessors Combined for the nine months ended September 30, 1997 was $14.8 million, or 81.4% of revenue. The Company's Predecessors Combined for the period ended December 31, 1996 had cost of operations of $11.4 million, or 85.1% of revenue. The Disposal Group during the period from January 1, 1996 to July 31, 1996 had cost of operations of $6.2 million, or 70.7% of revenue. The Company's cost of operations as a percentage of revenue in 1997 declined from the Company's Predecessors Combined cost of operations as a percentage of revenues in 1997 and 1996, due to price increases in the fourth quarter of 1997 and operating cost savings in lease expense, environmental accrual fee allocations from BFI, franchise fees and amortization of loss contract accrual. The Company's Predecessors Combined cost of operations as a percentage of revenue for the nine months ended September 30, 1997 declined from 1996 due to the rollover effect of the acquisition of The Disposal Group in 1996, which had generally higher margins than the existing businesses.

1996 VS. 1995

Revenue. The Company's Predecessors Combined total revenue for 1996 was $13.4 million. The Disposal Group Combined total revenue for the period from January 1, 1996 to July 31, 1996 was $8.7 million. The Company's Predecessors Combined had revenues of $595,000 for the period ended December 31, 1995. The Disposal Group Combined had revenues of $19.7 million for the year ended December 31, 1995. Fibres International, Inc. had revenues of $7.3 million for the period from January 1, 1995 to November 30, 1995. The monthly revenue run rate for all of the Company's predecessors declined in 1996 from 1995 because of the expiration of a municipal contract and a reduction in revenue from sales of recyclable materials due to a reduction in prices of recyclable materials.

Cost of Operations. The Company's Predecessors Combined total cost of operations for 1996 was $11.4 million, or 85.1% of revenue, and The Disposal Group Combined cost of operations for the period from January 1, 1996 to July 31, 1996 was $6.2 million, or 70.7% of revenue. Cost of operations of the Company's Predecessors Combined for the period ended December 31, 1995 was $527,000 or 88.6% of revenue. Cost of operations of The Disposal Group Combined for the year ended December 31, 1995 was $16.4 million, or 83.4% of revenue. Cost of operations of Fibres International, Inc. for the period from January 1, 1995 to November 30, 1995 was $5.7 million, or 77.0% of revenue. Cost of operations as a percentage of revenue increased because of reductions in prices of recyclable materials in 1996, but that was offset by the expiration of a low margin municipal contract in 1995.

MADERA GENERAL

Effective February 1, 1998, the Company acquired Madera, an integrated solid waste services company operating in north central California, with 1997 revenues of approximately $7.8 million. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill and one recycling facility. Selected historical financial data for Madera follows (in thousands):

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                       1995      1996      1997
                                                      ------    ------    ------
STATEMENTS OF INCOME DATA:
  Revenues..........................................  $7,008    $7,770    $7,845
  Operating expenses:
     Cost of operations.............................   5,288     5,512     5,289
     Selling, general and administrative............     996       969     1,041
     Depreciation and amortization..................     467       585       627
                                                      ------    ------    ------
     Income from operations.........................     257       704       888
     Interest expense...............................    (237)     (259)     (280)
     Other income, net..............................      68       113       173
                                                      ------    ------    ------
     Net income.....................................  $   88    $  558    $  781
                                                      ======    ======    ======
     Pro forma income taxes(1)......................  $  (30)   $ (208)   $ (295)
                                                      ------    ------    ------
     Pro forma net income(1)........................  $   58    $  350    $  486
                                                      ======    ======    ======

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
BALANCE SHEET DATA:
  Cash and equivalents......................................  $1,064    $1,527
  Working capital...........................................     622       942
  Property and equipment, net...............................   3,800     3,636
  Total assets..............................................   6,004     6,297
  Long-term obligations, net of current portion.............   2,194     1,894
  Total shareholders' equity................................   2,264     2,800

---------------
(1) Before its acquisition by the Company, Madera operated under Subchapter S of the Internal Revenue Code and was not subject to corporate federal and state income tax. Madera's Subchapter S election was terminated when the Company acquired it.. Had Madera filed federal and state income tax returns as a regular corporation for 1995, 1996 and 1997, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $30, $208 and $295, respectively. See Note 7 of Notes to Madera's Financial Statements included elsewhere in this Prospectus.

MADERA 1997 VS. 1996

Revenue. Total revenues increased $75,000, or 1.0%, to $7.8 million in 1997 from $7.8 million in 1996. Exclusive of Madera's Professional Cleaning Division ("PCD"), which ceased operations in July, 1997, revenues increased $667,000, or 9.5%, to $7.7 million in 1997 from $7.0 million in 1996. This increase was primarily attributable to increased landfill and collection volumes resulting from existing franchise contracts, partially offset by a reduction in landfill construction revenues.

Cost of Operations. Total cost of operations decreased $223,000 to $5.3 million in 1997 from $5.5 million in 1996. The decrease was principally due to the elimination of PCD, which was offset by increased operating cost associated with increased volumes of waste from existing contracts. Cost of operations as a percentage of revenues decreased to 67.4% from 70.9% in 1996. The percentage decrease was primarily due to the elimination of PCD.

SG&A. SG&A expenses increased approximately $72,000 to $1.0 million in 1997 from $969,000 in 1996. As a percentage of revenues, SG&A increased to 13.3% from 12.5% in 1996.

Depreciation and Amortization. Depreciation and amortization expense increased approximately $42,000 to $627,000 in 1997 from $585,000 in 1996. Depreciation and amortization increased as a percentage of revenues to 8.0% from 7.5%.

Interest Expense. Interest expense increased approximately $21,000 to $280,000 in 1997 from approximately $259,000 in 1996. Interest expense as a percentage of revenues increased to 3.6% in 1997 from 3.3% in 1996.

MADERA 1996 VS. 1995

Revenue. Total revenues increased $762,000, or 10.9%, to $7.8 million in 1996 from $7.0 million in 1995. Exclusive of PCD, revenues increased $508,000, or 7.8%, to $7.0 million in 1996 from $6.5 million in 1995. This increase was primarily attributable to increased landfill and collection volumes resulting from existing franchise contracts and landfill construction revenues. This was partially offset by decreased revenue from sales of recyclable materials due to a decrease in the pricing associated with recyclable materials.

Cost of Operations. Total cost of operations increased $224,000 to $5.5 million in 1996 from $5.3 million in 1995. The principal reason for the increase was the start up of the PCD. Cost of operations as a percentage of revenues decreased to 70.9% from 75.5% in 1996. The decrease was primarily due to the increased volume of proportionately higher margin services.

SG&A. SG&A expenses decreased approximately $27,000 to $969,000 in 1996 from $996,000 in 1995. As a percentage of revenues, SG&A decreased to 12.5% from 14.2% in 1996 due to improved economies of scale in the Company's landfill and collections operations as a result of additional volumes from existing customers.

Depreciation and Amortization. Depreciation and amortization expense increased approximately $118,000 to $585,000 in 1996 compared to $467,000 in 1995.
Depreciation and amortization increased as a percentage of revenues to 7.5% in 1996 from 6.7% in 1995.

Interest Expense. Interest expense increased approximately $22,000 to $259,000 in 1996 from approximately $237,000 in 1995. Interest expense as a percentage of revenues decreased to 3.3% in 1996 from 3.4% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

The Company's business is capital intensive. The Company's capital requirements include acquisitions and fixed asset purchases. The Company expects that in the future it will also make capital expenditures for landfill cell construction, landfill development and landfill closure activities. The Company plans to meet its capital needs through various financing sources, including internally generated funds and debt and equity financing.

As of June 30, 1998, the Company had working capital of $882,000, including cash and cash equivalents of $3.2 million. In managing its working capital, the Company generally applies the cash generated from its operations that remains available after satisfying its working capital and capital expenditure requirements to reduce its indebtedness under its bank revolving credit facility and to minimize its cash balances. The Company finances its working capital requirements from internally generated funds and bank borrowings.

At inception, the Company sold 2,300,000 shares of Common Stock at $0.01 per share to its founders and 2,499,998 shares of Series A Preferred Stock at $2.80 per share. In May and June 1998, the Company received approximately $23.9 million in net proceeds from the sale of 2,300,000 shares in its initial public offering (including exercise by the underwriters of that offering of their overallotment option). As of October 1, 1998, the Company had sold or issued an additional 2,156,380 shares of Common Stock at a weighted average value of $10.54 per share, and granted options and warrants to purchase 2,488,319 shares of Common Stock at a weighted average exercise price of $4.87 per share. The weighted average value at which shares were issued, and the weighted average exercise price of the outstanding options and warrants, are significantly below the $12.00 initial public offering price per share of Common Stock. The Company's liquidity and capital resources would be greater if the Company had sold shares at higher prices and issued options and warrants with higher exercise prices. In addition, the Company's earnings per share would be higher if there were fewer shares outstanding. See "Risk Factors -- Subsequent Share Issuances; Shares Eligible for Future Sale."

The Company has a $60.0 million revolving credit facility with a syndicate of banks for which BankBoston, N.A. acts as agent, which is secured by all assets of the Company, including the Company's interest in the equity securities of its subsidiaries. The credit facility matures in 2001 and bears interest at a rate per annum equal to, at the Company's discretion, either: (i) the BankBoston Base Rate; or (ii) the Eurodollar Rate plus applicable margin. The credit facility requires the Company to maintain certain financial ratios and satisfy other predetermined requirements, such as minimum net worth, net income and limits on capital expenditures. It also requires the lenders' approval of acquisitions in certain circumstances. See "Risk Factors -- Potential Inability to Finance the Company's Potential Growth." As of September 30, 1998, an aggregate of approximately $37.6 million was outstanding under the Company's credit facility, and the interest rate on outstanding borrowings under the current credit facility was approximately 7.3%.


On September 16, 1998, the Company received a preliminary letter of commitment to amend and increase its credit facility with a syndicate of banks led by BankBoston, N.A. The amendment will, among other things, increase the Company's borrowing capacity from $60.0 million to $115.0 million and modify certain covenants, and may lower borrowing costs.


For the six months ended June 30, 1998, net cash provided by operations was approximately $1.9 million and was primarily provided by operating results for the period exclusive of non-cash charges.

For the six months ended June 30, 1998, net cash used by investing activities was $31.1 million. Of this, $30.3 million was used to fund the cash portion of acquisitions, with the rest invested in MIS systems, trucks and containers.

For the six months ended June 30, 1998, net cash provided by financing activities was $31.6 million, which included net borrowings under the Company's debt arrangements and $23.9 million in proceeds from the sale of Common Stock in an initial public offering.

The Company recorded an income tax benefit of $332,000 for the period from inception (September 9, 1997) through December 31, 1997. The income tax benefit was recognized because the Company believes it will likely be used when existing temporary differences reverse.

The Company currently expects to make approximately $5.6 million in capital expenditures in 1998. On June 16, 1998, Madera completed a $1.8 million bond financing for certain capital expenditures that were contingent on the financing. These expenditures are expected to be largely completed in 1998. On June 11, 1998, the Company won an additional contract to provide services to the city of Vancouver, which will require approximately $1.2 million of additional capital expenditures. These expenditures, coupled with the capital expenditures required for the acquisitions closed since the Company's initial public offering, have increased the estimated capital expenditures for 1998 to approximately $5.6 million. The Company intends to fund its planned 1998 capital expenditures principally through existing cash, internally generated funds, and borrowings under its existing credit facility. In addition, the Company may make substantial additional capital expenditures in acquiring solid waste collection and disposal businesses. If the

Company acquires additional landfill disposal facilities, the Company may also be required to make significant expenditures to bring any such newly acquired disposal facilities into compliance with applicable regulatory requirements, obtain permits for any such newly acquired disposal facilities or expand the available disposal capacity at any such newly acquired disposal facilities. The Company cannot currently determine the amount of these expenditures, because they will depend on the nature and extent of any acquired landfill disposal facilities, the condition of any facilities acquired and the permitted status of any acquired sites. The Company believes that the credit facility, the funds expected to be generated from operations, and the net proceeds of its initial public offering will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

The Company derives a substantial portion of its revenues from exclusive municipal contracts and franchise agreements. Its single largest contract, with the City of Vancouver, accounted for approximately 18.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, and 12.6% during the six months ended June 30, 1998. There are approximately nine years remaining under that contract. No other single contract or customer accounted for more than 7.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, or more than 5.0% during the six months ended June 30, 1998 or is material to its liquidity and cash flow.

INFLATION

To date, inflation has not significant affected the Company's operations. Consistent with industry practice, many of the Company's contracts allow the Company to pass through certain costs to the customers, including increases in landfill tipping fees and, in some cases, fuel costs. Therefore, the Company believes that it should be able to increase prices to offset many cost increases that result from inflation. However, competitive pressures may require the Company to absorb at least part of these cost increases, particularly during periods of high inflation.

SEASONALITY

Based on historic trends experienced by the businesses the Company has acquired, the Company expects its operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters and lower in the fourth quarter than in the second and third quarters. See "Risk Factors -- Seasonality of Business."

YEAR 2000 ISSUES

The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. The Company expects to complete those modifications and upgrades during 1999, at a total cost of approximately $100,000. The Company has spent part of its Year 2000 budget on replacing its billing systems in Maltby and Vancouver. Because the Company's operations rely primarily on mechanical systems such as trucks to collect solid waste, the Company does not expect its operations to be significantly affected by Year 2000 issues. The Company's customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to the Company. The Company does not rely on vendors on a routine basis except for disposal sites. The Company brings waste to a site and is normally billed based on tonnage received. The Company believes that if its disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

In assessing the Company's exposure to Year 2000 issues, management believes its biggest challenges lie in the following areas: Year 2000 issues at the Company's banks, large (typically municipal) customers, and acquired businesses between the time the Company acquires them and the time the Company implements its own systems. The Company is obtaining Year 2000 compliance certifications from its vendors, banks and customers. If the Company and its vendors, banks and customers do not complete the required Year 2000 modifications on time, the Year 2000 issue could materially affect the Company's operations. The Company believes, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on its operations would be brief and small relative to the Company's overall operations. The Company has not made a contingency plan to minimize operational problems if the Company and its vendors, banks and customers do not timely complete all required Year 2000 modifications.

                                    BUSINESS

INTRODUCTION


Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of November 2, 1998, the Company served more than 200,000 commercial, industrial and residential customers in California, Idaho, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company currently owns and operates 23 collection operations, five transfer stations and one Subtitle D landfill and operates an additional five transfer stations, one Subtitle D landfill and three recycling facilities.



Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired 32 solid waste services related businesses since its formation and has identified more than 300 independent operators of such businesses in the states where it currently operates, many of which it believes may be suitable for acquisition by the Company. In addition, the Company is currently assessing potential acquisitions of solid waste services operations in Colorado, Kansas, Montana and Texas.


The Company has targeted secondary markets in the Western U.S. because it believes that: (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

INDUSTRY OVERVIEW

According to Waste Age, an industry trade publication, the U.S. solid waste services industry generated estimated revenues of $36.9 billion in 1997. The solid waste services industry has been significantly consolidated and integrated since 1990. The Company believes that, particularly in the Western U.S., this consolidation and integration have been caused primarily by: (i) stringent environmental regulation and enforcement, resulting in increased capital requirements for collection companies and landfill operators; (ii) the evolution of an industry competitive model that emphasizes integrating collection and disposal capabilities; (iii) the ability of larger integrated operators to achieve certain economies of scale; and (iv) the existence of a regulatory framework that allows the acquisition of exclusive, long-term waste collection rights through franchise agreements, municipal contracts and governmental certificates.

Increased Regulatory Impact. Stringent industry regulations, such as the Subtitle D regulations, have caused operating and capital costs to rise and have accelerated consolidation and acquisition activities in the solid waste collection and disposal industry. Many smaller industry participants have found these costs difficult to bear and have decided to either close their operations or sell them to larger operators. In addition, Subtitle D requires more stringent engineering of solid waste landfills, including liners, leachate collection and monitoring and gas collection and monitoring. These ongoing costs are combined with increased financial reserve requirements for solid waste landfill operators relating to closure and post-closure monitoring. As a result, the number of solid waste landfills is declining while the size of solid waste landfills is increasing.

Integrating Collection and Disposal Operations. Competitive pressures are forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they secure solid waste streams for disposal. Operators have adopted a variety of disposal strategies, including owning landfills, establishing strategic relationships to secure access to landfills and otherwise capturing significant waste stream volumes, to gain leverage in negotiating lower landfill fees and securing long-term, most-favored-pricing contracts with high capacity landfills.

Economies of Scale. Larger, integrated operators achieve economies of scale by vertically integrating their operations. These integrated companies have made more acquisitions and expanded the breadth of services and density in their market areas. Control of the waste stream in these market areas, combined with access to significant financial resources to make acquisitions, has allowed larger solid waste collection and disposal companies to be more cost-effective and competitive.

Despite the considerable consolidation and integration that has occurred in the solid waste industry since 1990, the industry remains primarily regional in nature and highly fragmented. Based on published industry sources, approximately 27% of the total revenues of the U.S. solid waste industry is accounted for by more than 5,000 private, predominantly small, collection and disposal businesses, approximately 41% by publicly traded solid waste companies and approximately 32% by municipal governments that provide collection and disposal services. The Company expects the current consolidation trends in the solid waste industry to continue, because many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to comply with stringent environmental and other governmental regulations and to compete with larger, more efficient integrated operators. The Company believes that the fragmented nature of the industry offers significant consolidation and growth opportunities for companies with disciplined acquisition programs, decentralized operating strategies and access to financial resources.

Regulatory Framework. In the Western U.S., waste collection services are provided largely under three types of contractual arrangements: certificates or permits, franchise agreements and municipal contracts. Certificates or permits, such as G certificates awarded to waste collection service providers in unincorporated areas and electing municipalities of Washington by the Washington Utilities and Transportation Commission, typically grant the certificate holder the right, which is generally perpetual and exclusive, to provide specific residential, commercial and industrial waste services in a specified area. See "G Certificates" below. Franchise agreements typically provide an exclusive service period of five to ten years or longer and specify the service territory, a broad range of services to be provided, and rates for the services. They also often give the service provider a right of first refusal to extend the term of the agreement. Municipal contracts typically provide a shorter service period and a more limited scope of services than franchise agreements and generally require competitive bidding at the end of the contract term. Unless customers within the areas covered by certain permits or certificates (including G certificates), franchise agreements and municipal contracts elect not to receive any waste collection services, they are required to pay collection fees to the company providing such services in their area.

The Company operates two landfills, of which it owns one, and may acquire or operate others in the future. The Company believes, however, that in those secondary markets of the Western U.S. where waste collection services are provided under exclusive certificates, franchises or contracts, or where waste disposal is municipally funded or available from multiple sources, controlling the waste stream by providing collection services under exclusive arrangements is often more important to a waste services company's growth and profitability than owning or operating landfills. Several other characteristics of secondary markets in the Western U.S. limit the economic attractiveness of owning or operating landfills in those markets. For example, certain state and local regulations in the Western U.S. restrict the amount of waste that may be accepted from specific geographic areas. In addition, the relatively expansive geographic area of many western states increases the cost of interstate and long haul disposal, which heightens the effects of state and local regulations limiting the type and origin of waste that may be accepted at a landfill and makes it more difficult for a landfill to achieve the disposal volume necessary to operate profitably, given its capital and operating costs. The Company believes that significant opportunities exist for a well-capitalized company operating in secondary markets of the Western U.S., and that the highly fragmented nature of this industry should allow the Company to consolidate existing solid waste services businesses in this region.

STRATEGY

The Company's objective is to build a leading integrated solid waste services company in secondary markets of the Western U.S. The Company's strategy for achieving this objective is to: (i) acquire collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) secure additional franchises, municipal contracts and governmental certificates; (iii) generate internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhance profitability by increasing operating efficiencies of existing and acquired operations. The Company's ability to implement this strategy is enhanced by the experience of the members of its senior management team and their knowledge of and reputation in the solid waste services industry in the Company's targeted markets. The Company intends to implement its strategy as follows:

EXPANSION THROUGH ACQUISITIONS

The Company intends to expand significantly the scope of its operations by: (i) acquiring solid waste collection, transfer, disposal and recycling operations in new markets; and (ii) acquiring solid waste collection, transfer, disposal and recycling operations in existing and adjacent markets through "tuck-in" acquisitions.

The Company intends to follow a regional expansion strategy by entering new markets through acquisitions. An initial acquisition in a new market is used as an operating base for the Company in that area. The Company then seeks to strengthen the acquired operation's presence in that market by providing additional services, adding new customers and making tuck-in acquisitions.

The Company can then broaden its regional presence by adding additional operations in markets adjacent to the new location. The Company is currently examining opportunities to expand its presence in the Western U.S. in states other than California, Idaho, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming and is assessing potential acquisitions of solid waste services operations in Colorado, Kansas, Montana and Texas.

The Company believes that numerous "tuck-in" acquisition opportunities exist within its current and targeted market areas. For example, the Company has identified more than 300 independent entities that provide collection and disposal services in the states where it currently operates. The Company believes that throughout the Western U.S., many independent entities are suitable for acquisition by the Company and would provide the Company opportunities to increase market share and route density.

FRANCHISE AGREEMENTS, MUNICIPAL CONTRACTS AND GOVERNMENTAL CERTIFICATES

The Company intends to devote significant resources to securing additional franchise agreements and municipal contracts through competitive bidding and additional governmental certificates through the acquisition of other companies. In bidding for franchises and municipal contracts and evaluating the acquisition of companies holding governmental certificates, the Company's management team draws on its experience in the waste industry and its knowledge of local service areas in existing and target markets. The Company's district managers manage relationships with local governmental officials within their respective service areas, and sales representatives may be assigned to cover specific municipalities. These personnel focus on maintaining, renewing and renegotiating existing franchise agreements and municipal contracts and on securing additional agreements, contracts and governmental certificates.

INTERNAL GROWTH

To generate continued internal growth, the Company will focus on increasing market penetration in its current and adjacent markets, soliciting new commercial, industrial, and residential customers in markets where such customers may elect whether or not to receive waste collection services, marketing upgraded or additional services (such as compaction or automated collection) to existing customers and, where appropriate, raising prices. Where possible, the Company intends to leverage its franchise-based platforms to expand its customer base beyond its exclusive market territories. As customers are added in existing markets, the Company's revenue per routed truck increases, which generally increases the Company's collection efficiencies and profitability. In markets in which it has exclusive contracts, franchises and certificates, the Company expects internal growth to at least track population and business growth.

The Company expects to use transfer stations as an important part of its internal growth strategy, by extending the direct-haul reach of the Company and linking disparate collection operations with Company-owned, operated or contracted disposal capacity. The Company currently owns and/or operates ten transfer stations. By operating transfer stations, the Company also engages in direct communications with municipalities and private operators that deliver waste to its transfer stations. This better positions the Company to gain additional business in its markets if any municipality privatizes its solid waste operations or rebids existing contracts, and it increases the Company's opportunities to acquire private collection operations.

OPERATING ENHANCEMENTS

The Company has developed company-wide operating standards, which are tailored for each of its markets based on industry standards and local conditions. Using these standards, the Company tracks collection and disposal routing efficiency and equipment utilization. It also implements cost controls and employee training and safety procedures, and establishes a sales and marketing plan for each market. The Company has installed a wide area network, implemented advanced management information systems and financial controls, and consolidated accounting, insurance and employee benefit functions, customer service, productivity reporting and dispatching systems. The Company believes that by establishing operating standards, closely monitoring performance and streamlining certain administrative functions, it can improve the profitability of existing operations.

To improve an acquired business' operational productivity, administrative efficiency and profitability, the Company applies the same operating standards, information systems and financial controls to acquired businesses as the Company's existing operations employ. Moreover, if the Company is able to internalize the waste stream of acquired operations, it can further increase operating efficiencies and improve capital utilization. Where not restricted by exclusive agreements, contracts, permits or certificates, the Company also solicits new commercial, industrial and residential customers in areas within and surrounding the markets served by acquired collection operations, to further improve operating efficiencies and increase the volume of solid waste collected by the acquired operations.

ACQUISITION PROGRAM

The Company currently operates in California, Idaho, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming and believes that these and other markets in the Western U.S. with similar characteristics offer significant opportunities for achieving its objective. The Company focuses on markets that are generally characterized by: (i) a geographically dispersed population, which the Company believes deters competition from larger, established waste management companies; (ii) a potential revenue base of at least $15 million;
(iii) the opportunity for the Company to acquire a significant market share;
(iv) the availability of adequate disposal capacity, either through acquisition by the Company or through agreements with third parties; (v) a favorable regulatory environment; or (vi) strong projected economic or population growth rates. The Company believes that these market characteristics provide significant growth opportunities for a well-capitalized market entrant and create economic and operational barriers to entry by new competitors.

The Company believes that its experienced management, decentralized operating strategy, financial strength and size make it an attractive buyer to certain solid waste collection and disposal acquisition candidates. The Company has developed a set of financial, geographic and management criteria to help management evaluate acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to: (i) the candidate's historical and projected financial performance; (ii) the candidate's internal rate of return, return on assets and return on revenue; (iii) the experience and reputation of the candidate's management and customer service providers, their relationships with local communities and their willingness to continue as employees of the Company; (iv) the composition and size of the candidate's customer base and whether the customer base is served under franchise agreements, municipal contracts, governmental certificates or other exclusive arrangements; (v) whether the geographic location of the candidate will enhance or expand the Company's market area or ability to attract other acquisition candidates; (vi) whether the acquisition will increase the Company's market share or help protect the Company's existing customer base; (vii) any potential synergies that may be gained by combining the candidate with the Company's existing operations; and (viii) the liabilities of the candidate.


Before completing an acquisition, the Company performs extensive environmental, operational, engineering, legal, human resources and financial due diligence. All acquisitions must be evaluated and approved by the Company's management Ronald J. Mittelstaedt is authorized to approve acquisitions with consideration of up to $1 million; the Executive Committee of the Board of Directors must approve all other acquisitions. The Company seeks to integrate each acquired business promptly and to minimize disruption to the ongoing operations of both the Company and the acquired business, and generally attempts to retain the senior management of acquired businesses. The Company believes its senior management team has a proven track record in integrating acquisitions.



The following table sets forth the Company's acquisitions completed from its inception in September 1997 through November 2, 1998:



       ACQUIRED BUSINESS         MONTH ACQUIRED   PRINCIPAL BUSINESS        LOCATION             MARKET AREA
       -----------------         --------------   ------------------        --------             -----------
R&N, LLC                         October 1998     Collection           Mountain Home, ID   Southwestern Idaho
Westlane Disposal                September 1998   Collection           Florence, OR        Southwestern Oregon
Harrell's Septic Service         September 1998   Septic Services      Crescent City, CA   Northwestern California
                                                                                           and Southwestern Oregon
Evergreen Waste Systems, Inc.    September 1998   Collection           Washougal, WA       Southwestern Washington
                                                                                           and Northwestern Oregon
Wolff's Trashmasher and Haul It  September 1998   Collection           Stanton, NE         Eastern Nebraska
All Sanitary Service
Country Garbage Services, Inc.   September 1998   Collection           Salt Lake City, UT  Central Utah
Youngclaus Enterprises           September 1998   Collection           Madera, CA          North Central California
Affiliated Waste LLC             September 1998   Collection           Norfolk, NE         Eastern Nebraska
J&J Sanitation, Inc.             August 1998      Collection           O'Neill, NE         Eastern Nebraska
Contractors Waste, Inc.          August 1998      Collection           Salt Lake City, UT  Central Utah
Big Red Roll Off, Inc.           August 1998      Collection           O'Neill, NE         Eastern Nebraska
ABC Waste, Inc.                  August 1998      Collection           Salt Lake City, UT  Central Utah
Miller Containers, Inc.          July 1998        Collection           Salt Lake City, UT  Central Utah
Shrader Refuse and Recycling     July 1998        Collection           Papillion, NE       Eastern Nebraska
Service Company
Red Carpet Landfill, Inc.        June 1998        Landfill             Enid, OK            Western Oklahoma
B&B Sanitation, Inc.             June 1998        Collection           Enid, OK            Western Oklahoma
Darlin Equipment, Inc.           June 1998        Equipment leasing    Enid, OK            Western Oklahoma
Oregon Waste Technology          June 1998        Collection           Brookings, OR       Southwestern Oregon
Curry Transfer and Recycling     June 1998        Collection           Brookings, OR       Southwestern Oregon
Contractors' Waste Removal, L.C  June 1998        Collection           Orem, UT            Central Utah
Arrow Sanitary Services, Inc.    June 1998        Collection           Portland, OR        Northwestern Oregon and
                                                                                           Southwestern Washington
T&T Disposal, Inc.               May 1998         Collection           Gillette, WY        Northeastern Wyoming
Sunshine Sanitation              May 1998         Collection           Spearfish, SD       Western South Dakota
Incorporated

       ACQUIRED BUSINESS         MONTH ACQUIRED   PRINCIPAL BUSINESS        LOCATION             MARKET AREA
       -----------------         --------------   ------------------        --------             -----------
Sower's Sanitation, Inc.         May 1998         Collection           Belle Fourche, SD   Western South Dakota
Jesse's Disposal                 April 1998       Collection           Gillette, WY        Northeastern Wyoming
A-1 Disposal, Inc.               April 1998       Collection           Gillette, WY        Northeastern Wyoming
Hunter Enterprises, Inc.         March 1998       Collection           Shelley, ID         Eastern Idaho
Madera Disposal Services Inc.    February 1998    Collection and       Madera, CA          North Central California
                                                  Landfill
Waste Connections of Idaho,      January 1998     Collection           Idaho Falls, ID     Eastern Idaho
Inc.
Fibres International, Inc.       September 1997   Collection           Issaquah, WA        North Central Washington
                                                                                           and Central Oregon
Browning-Ferris Industries of    September 1997   Collection           Clark County, WA    Southwestern Washington
Washington, Inc.

SERVICES

COMMERCIAL, INDUSTRIAL AND RESIDENTIAL WASTE SERVICES

The Company serves more than 200,000 commercial, industrial and residential customers. Of these, the Company serves more than 49,000 under G certificates that grant the Company rights, which are generally perpetual and exclusive, to provide services within specified areas, approximately 13,200 under exclusive franchise agreements with remaining terms ranging from seven to 18 years, and approximately 90,000 under exclusive municipal contracts with generally shorter contract terms.

The Company's commercial and industrial services that are not performed under G certificates, franchise agreements or municipal contracts are provided under one to five year service agreements. Fees under these agreements are determined by such factors as collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in its markets for similar service. Collection of larger volumes associated with commercial and industrial waste streams generally helps improve the Company's operating efficiencies, and consolidation of these volumes allows the Company to negotiate more favorable disposal prices. The Company's commercial and industrial customers use portable containers for storage, enabling the Company to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally require one operator. The Company provides one to eight cubic yard containers to commercial customers, 10 to 50 cubic yard containers to industrial customers, and 30 to 95 gallon carts to residential customers. For an additional fee, the Company installs stationary compactors that compact waste prior to collection on the premises of a substantial number of large volume customers. No single commercial or industrial contract is material to the Company's operating results.

The Company's residential waste services that are not performed under G certificates, franchise agreements or municipal contracts are provided under contracts with homeowners' associations, apartment owners or mobile home park operators, or on a subscription basis with individual households. Residential contract fees are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in that market for similar services. Collection fees are paid either by the municipalities from tax revenues or directly by the residents receiving the services.

TRANSFER STATION SERVICES

The Company has an active program to acquire, develop, own and operate transfer stations in markets proximate to its operations. Currently, the Company operates two transfer stations in California, two transfer stations in Nebraska, one transfer station in Washington and five transfer stations in Oregon, which receive, compact, and transfer solid waste to be transported by larger vehicles to landfills. The Company believes that the transfer stations benefit the Company by: (i) concentrating the waste stream from a wider area, which increases the volume of disposal at Company-operated landfills and gives the Company greater leverage in negotiating for more favorable disposal rates at other landfills; (ii) improving utilization of collections personnel and equipment; and (iii) building relationships with municipalities and private operators that deliver waste, which can lead to additional growth opportunities.

LANDFILLS

The Company operates two Subtitle D landfills, the Fairmead Landfill and the Red Carpet Landfill, and owns the Red Carpet Landfill. The Company operates the Fairmead Landfill under an operating agreement with Madera County with a remaining term of 11 years. In fiscal 1997, approximately 45% of the solid waste disposed of at the Fairmead Landfill was delivered by Madera. As of October 1, 1998, the Fairmead Landfill consisted of 160 total acres, of which 20 acres were permitted for disposal. As of that date, the Fairmead Landfill had approximately 600,000 tons of unused permitted capacity remaining, with approximately 3.5 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 26 years. The Fairmead Landfill is currently permitted to accept up to 395 tons per day of municipal solid waste.

As of October 1, 1998, the Red Carpet Landfill consisted of 82 total acres, of which 40 acres were permitted for disposal. As of that date, the Red Carpet Landfill had approximately 650,000 tons of unused permitted capacity remaining, with approximately 1.7 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 40 years. The Red Carpet Landfill is currently permitted to accept up to 350 tons per day of municipal solid waste.

The Company monitors the available permitted in-place disposal capacity of the Fairmead and Red Carpet Landfills on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage included in the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion and the costs that would be involved in developing the additional capacity. The Company also regularly considers whether it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams or to seek other permit modifications.

The Company seeks to identify solid waste landfill acquisition candidates to achieve vertical integration in markets where the economic and regulatory environment makes such acquisitions attractive. The Company believes that in some markets, acquiring landfills would provide opportunities to vertically integrate its collection, transfer and disposal operations while improving operating margins. The Company evaluates landfill candidates by determining, among other things, the amount of waste that could be diverted to the landfill in question, whether access to the landfill is economically feasible from the Company's existing market areas either directly or through transfer stations, the expected life of the landfill, the potential for expanding the landfill, and current disposal costs compared to the cost of acquiring the landfill. Where the acquisition of a landfill is not attractive, the Company pursues long term disposal contracts with facilities located in proximity to its markets.

RECYCLING AND OTHER SERVICES

The Company offers municipal, commercial, industrial and residential customers recycling services for a variety of recyclable materials, including cardboard, office paper, plastic containers, glass bottles and ferrous and aluminum metals. The Company operates three recycling processing facilities and sells other collected recyclable materials to third parties for processing before resale. The profits from the Company's resale of recycled materials are often shared between the Company and the other parties to its recycling contracts. For example, certain of the Company's municipal recycling contracts in Washington and Idaho, which were negotiated before the Company acquired those businesses, specify certain benchmark resale prices for recycled commodities. To the extent the prices the Company actually receives for the processed recycled commodities collected under the contract exceed the prices specified in the contract, the Company shares the excess with the municipality, after recovering any previous shortfalls resulting from actual market prices falling below the prices specified in the contract. In an effort to reduce its exposure to commodity price risk with respect to recycled materials, the Company has adopted a pricing strategy of charging collection and processing fees for recycling volume collected from third parties. The Company believes that recycling will continue to be an important component of local and state solid waste management plans, due to the public's increasing environmental awareness and expanding regulations that mandate or encourage recycling.

The Company also provides other waste management services, most of which are project-based, including transporting and disposing of non-hazardous contaminated soils and similar materials, transporting special waste products, including asbestos, and arranging for the transportation of construction and demolition waste and disposal of soil and special waste products and providing portable toilet and septic pumping services.

OPERATIONS

The Company is managed on a decentralized basis. This places decision-making authority close to the customer, enabling the Company to identify customers' needs quickly and to address those needs in a cost-effective manner. The Company believes that decentralization provides a low-overhead, highly efficient operational structure that allows the Company to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. The Company believes that this structure gives the Company a strategic competitive advantage, given the relatively rural nature of much of the Western U.S., and makes the Company an attractive buyer to many potential acquisition candidates.


The Company currently delivers its services from 23 operating locations serving ten market areas, or districts. Each district has a district manager, who has autonomous service and decision-making authority for that district and is responsible for maintaining service quality, promoting safety in the district's operations, implementing marketing programs, and overseeing day-to-day operations, including contract administration. District managers also help identify acquisition candidates. Once the Company begins an acquisition, business development managers, under the supervision of district and executive managers, obtain the permits and other governmental approvals required for the Company to operate the acquired business, including those related to zoning, environmental and land use.

The Company's financial management, accounting, management information systems, environmental compliance, risk management and certain personnel functions are centralized and shared among locations to improve productivity, lower operating costs and stimulate internal growth. The Company has installed a Company-wide management information system that assists district personnel in making decisions based on centralized, real-time financial, productivity, maintenance and customer information. While district management operates with a high degree of autonomy, the Company's senior officers monitor district operations and require adherence to the Company's accounting, purchasing, marketing and internal control policies, particularly with respect to financial matters. The Company's executive officers regularly review the performance of district managers and operations.

G CERTIFICATES

The Company performs a substantial portion of its collection business in Washington under G certificates awarded by the Washington Utilities and Transportation Commission (the "WUTC"). G certificates apply only to unincorporated areas of Washington and municipalities that have elected to have their solid waste collection overseen by the WUTC. G certificates generally grant the holder the perpetual right to provide specified solid waste collection and transportation services in a specified territory. The WUTC has repeatedly determined that, in enacting the statute authorizing G certificates, the Washington Legislature intended to favor grants of exclusive, rather than overlapping, service rights for conventional solid waste services. Accordingly, most G certificates currently grant exclusive solid waste collection and transportation rights for conventional solid waste services in their specified territories.

The WUTC and the Washington Legislature have generally construed G certificates as conferring vested property rights that may be defeated, diminished or cancelled only upon the occurrence of specified events of default, the demonstrated lack of fitness of the certificate holder, or municipalities' annexation of territory covered by a certificate. Thus, a certificate holder is entitled to due process in challenging any action that affects its rights. In addition, legislation passed in 1997 requires a municipality that annexes territory covered by a G certificate either to grant the certificate holder an exclusive franchise, generally with a minimum term of seven years, to continue to provide services in the affected area, or to negotiate with the certificate holder some other compensation for the collection rights in the affected area. The statute expressly permits the certificate holder to sue the annexing municipality for measurable damages that exceed the value of a seven-year franchise agreement to provide services in the affected area. Under one of the contracts with a municipality in Washington acquired by a predecessor of the Company, the predecessor purported to waive its rights to compensation or damages under the statute in return for the right to service any current or prospectively annexed areas formerly covered by its G certificate.

In addition to awarding G certificates, the WUTC is required by statute to establish just, reasonable and compensatory rates to customers of regulated solid waste collection companies. The WUTC is charged with balancing the needs of service providers to earn fair and sufficient returns on their investments in plant and equipment against the needs of commercial and residential customers to receive adequate and reasonably priced services. Over the past decade, the WUTC has used a ratemaking methodology known as the "Lurito-Gallagher" method. This method calculates rates based on the income statements and balance sheets of each service provider, with the goal of establishing rates that reflect the costs of providing service and that motivate service providers to invest in equipment that improves operating efficiency in a cost-effective manner. The Lurito-Gallagher rate-setting methodology was adjusted in the early 1990's to better reflect the costs of providing recycling services, by accounting for providers' increasing use of automated equipment and adjusting for the cyclicality of the secondary recyclables markets. This has often resulted in more frequent rate adjustments in response to material cost shifts.

SALES AND MARKETING

In most of the Company's existing markets, waste collection, transfer and disposal services are provided to municipalities and governmental authorities under exclusive franchise agreements, municipal contracts and G certificates; service providers do not contract directly with individual customers. In addition, because the Company has grown to date primarily through acquisitions, the Company has generally assumed existing franchise agreements, municipal contracts and G certificates from the acquired companies, rather than obtaining new contracts. For these reasons, the Company's sales and marketing efforts to date have been narrowly focused. The Company expects to add sales and marketing personnel as necessary to: (i) solicit new customers in markets where it is not the exclusive provider of solid waste services; (ii) expand its presence into areas adjacent to or contiguous with its existing markets; and (iii) market additional services to existing customers.

COMPETITION

The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes four large national waste companies: Allied Waste Industries, Inc. (which has announced an impending merger with American Disposal Services, Inc., Browning-Ferris Industries, Inc., Republic Services Inc., and Waste Management, Inc. (which has completed a merger with USA Waste Services, Inc. and announced an impending merger with Eastern Environmental Services, Inc.) Several other public companies have annual revenues in excess of $100 million, including American Disposal Services, Inc., Casella Waste Systems, Inc., Eastern Environmental Services, Inc., Superior Services, Inc. and Waste Industries, Inc. Certain of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. The Company also competes with operators of alternative disposal facilities, including incinerators, and with counties, municipalities, and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

The Company competes for collection, transfer and disposal volume based primarily on the price and quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand their market shares or service areas or to win competitively bid municipal contracts. These practices may cause the Company to reduce the price of its services or, if it elects not to do so, to lose business. The Company provides a substantial portion of its residential, commercial and industrial collection services under exclusive franchise and municipal contracts and certificates, some of which are subject to periodic competitive bidding. The Company provides the balance of its services under subscription agreements with individual households and one to five year service contracts with commercial and industrial customers.

Intense competition exists not only for collection, transfer and disposal volume, but also for acquisition candidates. The Company generally competes for acquisition candidates with publicly owned regional and large national waste management companies.

REGULATION

INTRODUCTION

The Company is subject to extensive and evolving federal, state and local environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years. The environmental regulations affecting the Company are administered by the EPA and other federal, state and local environmental, zoning, health and safety agencies. A substantial portion of the Company's collection business in Washington is performed under G certificates awarded by the Washington Utilities and Transportation Commission, which generally grant the Company perpetual and exclusive collection rights in certain areas. The Company is currently in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations. It does not currently anticipate any material environmental costs necessary to bring its operations into compliance (although there can be no assurance in this regard). The Company anticipates that regulation, legislation and regulatory enforcement actions related to the solid waste services industry will continue to increase. The Company attempts to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

To transport solid waste, the Company must possess and comply with one or more permits from state or local agencies. These permits also must be periodically renewed and may be modified or revoked by the issuing agency.

The principal federal, state and local statutes and regulations that apply to the Company's operations are described below.

THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA")

RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they either (i) are specifically included on a list of hazardous wastes, or (ii) exhibit certain characteristics defined as hazardous. Household wastes are specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of nonhazardous waste.

The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous wastes, and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional and more stringent obligations, and may regulate certain materials as hazardous wastes that are not so regulated under the federal Subtitle C Regulations. From the date of inception through October 1, 1998, the Company did not, to its knowledge, transport hazardous wastes in volumes that would subject the Company to hazardous waste regulations under RCRA.

In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system. The Subtitle D Regulations also require, where certain regulatory thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in the state comply with the Subtitle D Regulations. Various states in which the Company operates or in which it may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972, AS AMENDED
(THE "CLEAN WATER ACT")

The Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If run-off from the Company's transfer stations or run-off or collected leachate from the Company's owned or operated landfills is discharged into streams, rivers or other surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Company believes that its facilities comply in all material respects with the

Clean Water Act requirements. Various states in which the Company operates or in which it may operate in the future have been delegated authority to implement the Clean Water Act permitting requirements, and some of these states have adopted regulations that are more stringent than the federal requirements. For example, states often require permits for discharges to ground water as well as surface water.

THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND
LIABILITY ACT OF 1980 ("CERCLA")

CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, any person who arranges for the transportation, disposal or treatment of the hazardous substances, and the transporters who select the disposal and treatment facilities. CERCLA also imposes liability for the cost of evaluating and remedying any damage to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend on the existence or disposal of "hazardous waste" as defined by RCRA; it can also be based on the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. In addition, the definition of "hazardous substances" in CERCLA incorporates substances designated as hazardous or toxic under the federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If the Company were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs, even if others were also liable. CERCLA also authorizes the imposition of a lien in favor of the United States on all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA gives a responsible party the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. The Company's ability to obtain reimbursement from others for their allocable shares of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties.

THE CLEAN AIR ACT

The Clean Air Act generally, through state implementation of federal requirements, regulates emissions of air pollutants from certain landfills based on the date of the landfill construction and volume per year of emissions of regulated pollutants. Larger landfills and landfills located in areas that do not comply with certain requirements of the Clean Air Act may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials. Air permits to construct may be required for gas collection and flaring systems, and operating permits may be required, depending on the estimated volume of emissions.

All of the federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award to the United States, some of those statutes authorize an award of attorneys' fees to parties successfully advancing such an action.

THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970 (THE "OSH ACT")

The OSH Act is administered by the Occupational Safety and Health Administration ("OSHA"), and in many states by state agencies whose programs have been approved by OSHA. The OSH Act establishes employer responsibilities for worker health and safety, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various OSHA standards may apply to the Company's operations, including standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

FLOW CONTROL/INTERSTATE WASTE RESTRICTIONS

Certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect the Company's landfills. These restrictions could also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and operating results could be adversely affected.

Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, the Company may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect the Company's ability to operate its landfills at their full capacity and/or reduce the prices that the Company can charge for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and operating results could be adversely affected.

STATE AND LOCAL REGULATION

Each state in which the Company now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid, and bans or other restrictions on the movement of solid wastes into a municipality.

Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could prevent the Company from operating its facilities at their full capacity.

Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, the OSH Act, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of by the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

PUBLIC UTILITY REGULATION

In many states, public authorities regulate the rates that landfill operators may charge. The rates that the Company may charge at its Fairmead Landfill for the disposal of municipal solid waste are regulated by the Madera County Board of Supervisors. The adoption of rate regulation or the reduction of current rates in states in which the Company owns or operates landfills could adversely affect the Company's business, financial condition and operating results.

Solid waste collection services in all unincorporated areas of Washington and in electing municipalities in Washington are provided under G certificates awarded by the Washington Utilities and Transportation Commission. The WUTC also sets rates for regulated solid waste collection services in Washington.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

The Company maintains an environmental and other risk management programs appropriate for its business. The Company's environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental law compliance. The Company does not presently expect environmental compliance costs to increase above current levels, but the Company cannot predict whether future acquisitions will cause such costs to increase. The Company also maintains a worker safety program that encourages safe practices in the workplace. Operating practices at all Company operations emphasize minimizing the possibility of environmental contamination and litigation. The Company's facilities comply in all material respects with applicable federal and state regulations.

The Company carries a broad range of insurance, which the Company's management considers adequate to protect the Company's assets and operations. The coverage includes general liability, comprehensive property damage, workers' compensation and other coverage customary in the industry. These policies generally exclude coverage for damages associated with environmental conditions. Because of the limited availability and high cost of environmental impairment liability insurance, and in light of the Company's limited landfill operations, the Company has not obtained such coverage. If the Company were to incur liability for environmental cleanups, corrective action or damage, its financial condition could be materially and adversely affected. The Company will continue to investigate the possibility of obtaining environmental impairment liability insurance, particularly if it acquires or operates landfills other than the Fairmead Landfill and the Red Carpet Landfill. The Company believes that most other landfill operators do not carry such insurance.

Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. Certain environmental regulations also require demonstrated financial assurance to meet closure and post-closure requirements for landfills. The Company has not experienced difficulty in obtaining performance bonds or letters of credit for its current operations. At October 1, 1998, the Company had provided customers and various regulatory authorities with surety bonds and letters of credit in the aggregate amount of approximately $1.4 million to secure its obligations. The Company's credit facility provides for the issuance of letters of credit in an amount up to $5 million, but any letters of credit issued reduce the availability of borrowings for acquisitions and other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

PROPERTY AND EQUIPMENT


As of November 2, 1998, the Company owned and operated 23 collection operations, five transfer stations and one Subtitle D landfill and operated an additional five transfer stations, one Subtitle D landfill and three recycling facilities. The Company leases various offices and facilities, including its corporate offices in Roseville, California. The real estate owned by the Company is not subject to material encumbrances. The Company owns various equipment, including waste collection and transportation vehicles, related support vehicles, carts, containers, and heavy equipment used in landfill operations. The Company believes that its existing facilities and equipment are generally adequate for its current operations. However, the Company expects to make substantial investments in property and equipment for expansion and replacement of assets and in connection with future acquisitions.


EMPLOYEES

At October 1, 1998, the Company employed approximately 550 full-time employees, including approximately 38 persons classified as professionals or managers, approximately 461 employees involved in collection, transfer, disposal and recycling operations, and approximately 51 sales, clerical, data processing or other administrative employees.

Approximately 55 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. Approximately 11 drivers at Arrow are currently represented by the Teamsters Union, with which Arrow entered a three-year collective bargaining agreement in March 1998. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with management. The union and management operated under a one-year negotiating agreement that ended on July 27, 1998. Since that date, negotiations have continued between the union and the Company, although the union is permitted to call a strike or call for arbitration of the outstanding issues. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

LEGAL PROCEEDINGS

The Company is a party to various legal proceedings in the ordinary course of business and as a result of the extensive governmental regulation of the solid waste industry. Management does not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on the Company's business, financial condition, operating results or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


The following table sets forth certain information concerning the Company's executive officers and directors as of November 2, 1998:


            NAME               AGE                    POSITIONS
            ----               ---                    ---------
Ronald J.
  Mittelstaedt(1)(2).........  35    President, Chief Executive Officer and
                                     Chairman
Steven F. Bouck..............  41    Executive Vice President and Chief
                                     Financial Officer
Eugene V. Dupreau(3).........  51    Vice President -- Madera; Director
Charles B. Youngclaus........  58    Vice President -- Madera; Advisory Director
Darrell W. Chambliss.........  34    Vice President -- Operations; Secretary
Michael R. Foos..............  33    Vice President and Corporate Controller
Eric J. Moser................  31    Treasurer and Assistant Corporate
                                     Controller
David M. Hall................  42    Vice President -- Business Development
Michael W. Harlan(1)(2)(3)...  37    Director
William J.
  Razzouk(1)(2)(3)...........  50    Director

-------------------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

Ronald J. Mittelstaedt has been President, Chief Executive Officer and a director of the Company since it was formed, and was elected Chairman in January 1998. He also served as a consultant to the Company in August and September 1997. Mr. Mittelstaedt has more than ten years of experience in the solid waste industry. He served as a consultant to United Waste Systems, Inc., with the title of Executive Vice President, from January 1997 to August 1997, where he was responsible for corporate development for all states west of Colorado. As Regional Vice President of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from November 1993 to January 1997, he was responsible for all operations in 16 states and Canada. Mr. Mittelstaedt held various positions at Browning-Ferris Industries, Inc. from August 1987 to November 1993, most recently as Division Vice President in northern California, overseeing the San Jose market. Previously he was the District Manager responsible for BFI's operations in Sacramento and the surrounding areas. He holds a B.S. in Finance from the University of California at Santa Barbara.

Steven F. Bouck has been Executive Vice President and Chief Financial Officer of the Company since February 1998. Mr. Bouck held various positions with First Analysis Corporation from 1986 to 1998, including most recently as Managing Director coordinating corporate finance. In that capacity, he provided merger and acquisition advisory services to companies in the environmental industry. Mr. Bouck was also responsible for assisting in investing venture capital funds focussed on the environmental industry that were managed by First Analysis. In connection with those investments, he served on the boards of directors of several companies. While at First Analysis, Mr. Bouck also provided analytical research coverage of a number of publicly traded environmental services companies. Mr. Bouck holds B.S. and M.S. degrees in mechanical engineering from Rensselaer

Polytechnic Institute and an M.B.A. in Finance from the Wharton School. He has been a Chartered Financial Analyst since 1990.

Eugene V. Dupreau has been Vice President -- Madera and a director of the Company since February 23, 1998. Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until the Company acquired Madera in 1998. Mr. Dupreau holds a B.S. in Business Administration from Fresno State University and has completed advanced coursework in waste management. He serves as a director of several civic and charitable organizations in Madera County.

Charles B. Youngclaus has been Vice President -- Madera and an advisory director of the Company since February 23, 1998. Mr. Youngclaus founded Madera Disposal Systems, Inc. in 1981 and was its Chief Operating Officer and Vice President before its acquisition by the Company in 1998. Mr. Youngclaus owned and operated Madera's predecessor company, Madera County Disposal, from 1965 to 1981. Mr. Youngclaus holds a B.S. from Fresno State University and has completed advanced coursework in waste management, including certification in clay liner construction by the University of Texas in 1992. Mr. Youngclaus is a Board Member of the California Refuse Removal Council and is incoming Treasurer of the Northern California chapter.

Darrell W. Chambliss has been Vice President -- Operations and Secretary of the Company since October 1, 1997. Mr. Chambliss held various management positions at USA Waste Services, Inc. (including Sanifill, Inc. and United Waste, Inc., both of which were acquired by USA Waste Services, Inc.) from April 1995 to September 1997, including most recently Division Manager in Corning, California, where he was responsible for the operations of 19 operating companies as well as supervising and integrating acquisitions. From July 1989 to April 1995, he held various management positions with Browning-Ferris Industries, Inc., including serving as Assistant District Manager in San Jose, California, where he was responsible for a significant hauling operation, and serving as District Manager in Tucson, Arizona for more than three years. Mr. Chambliss holds a B.S. in Business Administration from the University of Arkansas.

Michael R. Foos has been Vice President and Corporate Controller of the Company since October 1, 1997. Mr. Foos served as Division Controller of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from October 1996 to September 1997, where he was responsible for financial compilation and reporting and acquisition due diligence for a seven-state region. Mr. Foos served as Assistant Regional Controller at USA Waste Services, Inc. from August 1995 to September 1996, where he was responsible for internal financial reporting for operations in six states and Canada. Mr. Foos also served as District Controller for Waste Management, Inc. from February 1990 to July 1995, and was a member of the audit staff of Deloitte & Touche from 1987 to 1990. Mr. Foos holds a B.S. in Accounting from Ferris State University.

David M. Hall has been Vice President -- Business Development since August 1, 1998. Mr. Hall has over twelve years experience in the solid waste industry with extensive operating and marketing experience in the Western U.S. From October, 1995 to July, 1998, Mr. Hall was the Divisional Vice President of USA Waste Services, Inc., Rocky Mountain Division (including for Sanifill, Inc. which was acquired by USA Waste Services, Inc.). Mr. Hall was the first Sanifill employee in the state of Colorado and in his capacity for both USA Waste Services, Inc. and Sanifill, Inc. he oversaw all operations and business development in six Rocky Mountain states. Prior to Sanifill, Mr. Hall held various management positions with BFI from October, 1986 to October, 1995, including Vice President of Sales for the Western United States. Prior to the solid waste industry, Mr. Hall was employed from 1979 to 1986 in a variety of sales and marketing management positions in the high technology sector. Mr. Hall received a BS degree in Management and Marketing in 1979 from SW Missouri State University.

Eric J. Moser has been the Company's Treasurer and Assistant Corporate Controller since October 1, 1997. From August 1995 to September 1997, Mr. Moser held various finance positions at USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), most recently as Controller of the Ohio Division, where he was responsible for internal financial compilation and reporting and acquisition due diligence. Previously Mr. Moser was Controller of the Michigan Division of USA Waste Services, Inc., where he was responsible for internal financial reporting. Mr. Moser served as Controller for Waste Management, Inc. from June 1993 to August 1995, where he was responsible for internal financial reporting for a hauling company, landfill and transfer station. Mr. Moser holds a B.S. in Accounting from Illinois State University.

Michael W. Harlan has been a director of the Company since January 30, 1998. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to the Company on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986. Mr. Harlan is a Certified Public Accountant and holds a B.A. from the University of Mississippi.

William J. Razzouk has been a director of the Company since January 30, 1998. Mr. Razzouk owns a management consulting business and an investment company that focuses on identifying strategic acquisitions. From September 1997 until April 1998, he was also the President, Chief Operating Officer and a director of Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He is a member of the Board of Directors of Fritz Companies, Inc. and previously was a director of Sanifill, Inc., Cordis Corp. and La Quinta Motor Inns. He holds a Bachelor of Journalism degree from the University of Georgia.


The Company has agreed to appoint a representative of the shareholders of the Murrey Companies to Company's Board of Directors. The Murrey Companies' nominee would be appointed after completion of the acquisition of the Murrey Companies to a class of directors whose term of office ends at the annual meeting of stockholders for the fiscal year ending December 31, 2000. The Murrey Companies' shareholders have not yet decided who they intend to nominate as their representative on the Board of Directors.


CLASSIFICATION OF BOARD OF DIRECTORS

The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Eugene V. Dupreau) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1998. The term of office of the second class (currently comprised of Michael W. Harlan and William J. Razzouk) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1999. The term of office of the third class (currently comprised of Ronald J. Mittelstaedt) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 2000. At each annual meeting, stockholders will elect successors to the directors of the class whose term expires at such meeting, to serve for three-year terms and until their successors are elected and qualified. See "Description of Capital Stock -- Certain Charter and By-Law Provisions -- Classified Board of Directors."

COMMITTEES OF THE BOARD

The Board of Directors has established an Executive Committee and has authorized an Audit Committee and a Compensation Committee. A majority of the members of the Executive Committee are, and both members of each of the Audit and Compensation Committees are, independent directors who are not employees of the Company or one of its subsidiaries.

COMPENSATION OF DIRECTORS

Directors do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

Each independent director who has not been an employee of the Company at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase 15,000 shares of the Company's Common Stock at the time of his or her initial election or appointment. The Company has granted to each of Messrs. Harlan and Razzouk options to purchase 15,000 shares of Common Stock at $3.00 per share, exercisable on October 1, 1998.

Beginning in 1999, the Company will grant each independent director, on February 1 of each year during which such person serves on the Board, an option to purchase 7,500 shares of the Company's Common Stock. All such options will have an exercise price equal to the fair market value of the Common Stock on the grant date, will vest in full on the grant date, and will expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

The Company was incorporated in September 1997. The following table contains information about the annual and long-term compensation earned in 1997 by the Chief Executive Officer. The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.

SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION
                                                      -----------------------------
                                                                        SHARES
                           ANNUAL COMPENSATION                        UNDERLYING
                       ----------------------------   RESTRICTED   OPTIONS/WARRANTS      ALL OTHER
                       SALARY(1)   BONUS(1)   OTHER     STOCK         GRANTED(2)      COMPENSATION(3)
                       ---------   --------   -----   ----------   ----------------   ---------------
Ronald J.
  Mittelstaedt.......   $39,903    $25,000     --         $0           200,000            $10,000

-------------------------
(1) Salary and bonus figures reflect employment from October 1, 1997 through December 31, 1997. Bonus figure reflects portion earned during 1997; such bonus is payable in 1998.

(2) See "Option and Warrant Grants" below.

(3) Consists of consulting fees for services rendered prior to the Company's formation.

STOCK OPTIONS AND WARRANTS

Option and Warrant Grants. The following table contains information concerning the grant of options and warrants to purchase shares of the Company's Common Stock to the Company's Chief Executive Officer during the period from inception (September 9, 1997) through December 31, 1997:

1997 OPTION AND WARRANT GRANTS

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                       NUMBER OF                                                        ANNUAL RATES OF
                         SHARES      % OF TOTAL                                           STOCK PRICE
                       UNDERLYING   OPTIONS AND                                        APPRECIATION FOR
                        OPTIONS       WARRANT                                           OPTION/WARRANT
                          AND        GRANTED TO                                             TERM(2)
       NAME OF          WARRANT     EMPLOYEES IN   EXERCISE PRICE    EXPIRATION     -----------------------
  BENEFICIAL OWNER      GRANTED         1997        PER SHARE(1)        DATE            5%          10%
  ----------------     ----------   ------------   --------------   -------------   ----------   ----------
Ronald J.
  Mittelstaedt.......   100,000(3)      15.9%          $2.80        Dec. 14, 2007   $1,675,000   $2,832,000
                        100,000(4)      15.9%          $2.80        Dec. 14, 2002   $1,252,000   $1,653,000

-------------------------
(1) The options and warrant were granted at or above fair market value as determined by the Board of Directors on the date of grant.

(2) Amounts reported in these columns represent amounts that the Chief Executive Officer could realize on exercise of options and warrant immediately before they expire, assuming that the Company's Common Stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of the Common Stock when the options or warrants are exercised, which may be before the term expires. The Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation; the Company does not project those rates. The Common Stock may not appreciate at those rates.

(3) Warrant vested immediately on date of grant.

(4) Options vested 33% on October 1, 1998, and will vest an additional 33% on October 1, 1999, and 34% on October 1, 2000.

Option and Warrant Values. The following table shows information about the value of the Chief Executive Officer's unexercised options and warrants outstanding as of December 31, 1997. The Chief Executive Officer did not exercise any options or warrants during 1997.

1997 OPTION AND WARRANT VALUES

                                       NUMBER OF SHARES
                                          UNDERLYING                 VALUE OF UNEXERCISED
                                   UNEXERCISED OPTIONS AND         IN-THE-MONEY OPTIONS AND
                                          WARRANT AT                      WARRANT AT
                                      DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                 ----------------------------    ----------------------------
                                 EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                 -----------    -------------    -----------    -------------
Ronald J. Mittelstaedt.........    100,000         100,000           --              --

-------------------------
(1) There was no public trading market for the Company's Common Stock at December 31, 1997. Accordingly, as permitted by the rules of the Commission, the Company calculated these values based on the fair market value of the Company's Common Stock as of December 31, 1997, of $2.02 per share, as determined by the Board of Directors based on an independent valuation, less the aggregate exercise price.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Steven F. Bouck, Eugene
V. Dupreau, Charles B. Youngclaus, Darrell W. Chambliss, Michael R. Foos, Eric
J. Moser and David M. Hall. Each agreement has a three-year term.


The Company entered into an employment agreement with Ronald J. Mittelstaedt, the President and the Chief Executive Officer, on October 1, 1997. The initial annual base salary is $170,000. Mr. Mittelstaedt's base salary was adjusted to $200,000 on October 1, 1998.


The agreement has an initial five-year term, and then automatically renews for additional successive one-year terms unless terminated earlier upon written notice of either Mr. Mittelstaedt or the Company or extended further by the Board. The Company or Mr. Mittelstaedt may terminate the agreement with or without cause at any time. If the Company terminates the agreement without cause (as defined in the agreement) or if Mr. Mittelstaedt terminates the agreement for good reason (as defined in the agreement), the Company is required to make certain severance payments, and all of Mr. Mittelstaedt's unvested options, warrants and rights relating to capital stock of the Company will immediately vest. A change of control of the Company (as defined in the agreement) is generally treated as a termination of Mr. Mittelstaedt without cause.

Under the employment agreement, the Company sold Mr. Mittelstaedt 617,500 shares of the Company's Common Stock for $0.01 per share and 357,143 shares of the Company's Series A Preferred Stock for $1,000,000. Mr. Mittelstaedt may recommend nominees for election to the Company's Board of Directors. If the Board has five or fewer members,

Mr. Mittelstaedt may recommend two nominees, and if it consists of more than five members, he may recommend three nominees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The full Board of Directors served as the compensation committee of the Board during 1997. When the employment agreement with Mr. Mittelstaedt was approved by the Board of Directors, Mr. Mittelstaedt was one of three members of the Board of Directors. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

1997 STOCK OPTION PLAN

The 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors effective as of October 1, 1997, and was approved by the stockholders on March 12, 1998. The Stock Option Plan is intended to provide employees, consultants and directors with additional incentives by increasing their proprietary interests in the Company. Under the Stock Option Plan, the Company may grant options with respect to a maximum of 1,200,000 shares of Common Stock. As of October 1, 1998, the Company had granted options to purchase 1,038,050 shares of Common Stock at a weighted average exercise price of $7.25 per share.

The Compensation Committee of the Board of Directors currently administers the Stock Option Plan. The administrator of the Stock Option Plan determines the employees, consultants and directors to whom options are granted (the "Optionees"), the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options.

The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in section 422 of the Internal Revenue Code, as amended, and nonqualified stock options. Only employees of the Company may receive ISOs. The aggregate fair market value, as of the grant date, of the Common Stock subject to ISOs that become exercisable by any employee during any calendar year may not exceed $100,000. Options generally become exercisable in installments pursuant to a vesting schedule set forth in the option agreement. No option may be granted after September 30, 2007. No option will remain exercisable later than 10 years after the grant date (or five years in the case of ISOs granted to Optionees owning more than 10% of the total combined voting power of all classes of the Company's outstanding capital stock (a "Ten Percent Stockholder")). The exercise price of ISOs granted under the Stock Option Plan must be at least the fair market value of a share of Common Stock on the grant date (or 110% of such fair market value, in the case of ISOs granted to Ten Percent Stockholders).

If an Optionee with outstanding options retires or becomes disabled and does not die within the three months after retirement or disability, the Optionee may exercise his or her options, but generally only within the period ending on the earlier of: (i) six months after retirement or disability; or (ii) the expiration of the option set forth in the option agreement. If the Optionee does not exercise his or her options within that time period, the options terminate, and the shares of Common Stock subject to the options become available for issuance under the Stock Option Plan. If the Optionee ceases to be an employee, consultant or director of the Company other than because of retirement, death or disability, his or her options generally terminate on the date such relationship terminates, and the shares of Common Stock subject to the options become available for issuance under the Stock Option Plan. Each option agreement may give the Company the right to repurchase shares acquired by an Optionee under the Stock Option Plan upon termination of the Optionee.

                              CERTAIN TRANSACTIONS

INITIAL FUNDING

In September and October 1997, the Company sold 2,300,000 shares of Common Stock at $0.01 per share and 2,499,998 shares of Series A Preferred Stock at $2.80 per share to 19 accredited investors, including certain officers and directors of the Company, in a private placement. The sales were made in accordance with Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors included the following officers and directors of the Company, their immediate family members, and entities controlled by them:

Mittelstaedt Family Trust dated 6/18/97 (trustee is Ronald J. Mittelstaedt, President, Chief Executive Officer and Chairman): 357,143 shares of Series A Preferred for $1,000,000 and 617,500 shares of Common Stock for $6,175;

J. Bradford Bishop (former director; resigned January 30, 1998): 678,750 shares of Common Stock for $6,787.50;

James N. Cutler, Jr. (former director; resigned January 30, 1998): 678,750 shares of Common Stock for $6,787.50;

Bishop-Cutler L.L.C. (controlled by former directors J. Bradford Bishop and James N. Cutler, Jr.): 339,285 shares of Series A Preferred Stock for $950,000;

Frank W. Cutler (brother of former director James N. Cutler, Jr.): 142,857 shares of Series A Preferred Stock for $400,000 and 275,000 shares of Common Stock for $2,750;

Darrell W. Chambliss (Vice President -- Operations): 20,000 shares of Common Stock for $200;

Michael R. Foos (Vice President and Corporate Controller): 20,000 shares of Common Stock for $200;

Eric J. Moser (Treasurer and Assistant Corporate Controller): 10,000 shares of Common Stock for $100.

OPTIONS AND WARRANTS TO MANAGEMENT GROUP

On October 1, 1997, Darrell W. Chambliss, Michael R. Foos and Eric J. Moser were granted options to purchase 150,000, 150,000 and 85,000 shares, respectively, of Common Stock, pursuant to their respective employment agreements with the Company.

On December 15, 1997, each of then directors James N. Cutler and J. Bradford Bishop and Board consultant Frank W. Cutler was granted a warrant to purchase 247,000 shares of Common Stock at an exercise price of $2.80 per share. Messrs. Cutler and Bishop resigned as directors on January 30, 1998, and Frank W. Cutler's consulting relationship with the Board terminated on that date. On December 15, 1997, Ronald J. Mittelstaedt was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share and an option to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share. All of the above warrants and options are currently exercisable, except for the option to purchase 100,000 shares granted to Mr. Mittelstaedt, one-third of which becomes exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000.

On December 15, 1997, Michael W. Harlan was granted a warrant to purchase 5,000 shares of Common Stock at an exercise price of $2.80 per share, exercisable on October 1, 1998. On January 30, 1998, Mr. Harlan and William J. Razzouk were each granted an option to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share, exercisable on October 1, 1998.

On February 1, 1998, Steven F. Bouck was granted options to purchase 200,000 shares of Common Stock, pursuant to his employment agreement with the Company. These options include an option to purchase 100,000 shares at an exercise price of $2.80 per share, of which one-third is exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000. Of Mr. Bouck's remaining options, an option to purchase 50,000 shares has an exercise price of $9.50 per share, and an option to purchase 50,000 shares has an exercise price of $12.50 per share; one-third of each of these options vests on each of October 1, 1998, October 1, 1999, and October 1, 2000. On February 1, 1998, Mr. Bouck was granted an immediately exercisable warrant to purchase 50,000 shares of Common Stock at an exercise price of $2.80 per share, which he exercised in March 1998.

On February 23, 1998, Eugene V. Dupreau and Charles B. Youngclaus were granted warrants in connection with the Company's acquisition of Madera. See "Purchase of Madera Disposal Systems, Inc." below.

On July 7, 1998, David M. Hall was granted options to purchase 50,000 shares of Common Stock at an exercise price of $18.125 per share, one third of which become exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000.

PURCHASE OF WASTE CONNECTIONS OF IDAHO, INC.

On January 30, 1998, the Company purchased all of the outstanding stock of Waste Connections of Idaho, Inc. ("Waste Connections Idaho") from Ronald J. Mittelstaedt, J. Bradford Bishop and James N. Cutler, Jr., the sole shareholders of Waste Connections Idaho. The purchase price was $3,000, which was the aggregate price that Messrs. Mittelstaedt, Bishop and Cutler had paid initially for the shares. Messrs. Mittelstaedt, Bishop and Cutler formed Waste Connections Idaho in September 1997 for the purpose of acquiring certain assets from Browning-Ferris Industries of Idaho, Inc.

PURCHASE OF MADERA DISPOSAL SYSTEMS, INC.

Eugene V. Dupreau was President and a 16.7% shareholder of Madera Disposal Systems, Inc. before it was acquired by the Company on February 23, 1998. Charles B. Youngclaus was Chief Operating Officer and a 16.7% shareholder of Madera before it was acquired by the Company. For their shares of Madera's common stock, each of Messrs. Dupreau and Youngclaus received $630,662 in cash, 333,333 shares of the Company's Common Stock and warrants to purchase 66,667 shares of the Company's Common Stock at an exercise price of $4.00 per share. Each of Messrs. Dupreau and Youngclaus has been engaged by the Company as Vice President -- Madera. Mr. Dupreau was appointed a director of the Company, effective February 23, 1998.

The Company is required to pay contingent consideration to certain former Madera shareholders, if they participate in the events that give rise to the consideration, if the Company enters into certain specified business transactions by February 3, 2001. These shareholders may include Messrs. Dupreau and Youngclaus.

PURCHASE OF YOUNGCLAUS ENTERPRISES.

On September 9, 1998, the Company purchased the business assets of Youngclaus Enterprises, a proprietorship, from Charles B. Youngclaus. The aggregate purchase price was $139,000, which was paid through the issuance of Common Stock.

OTHER TRANSACTIONS.

The Company has entered into certain transactions with Continental Paper, LLC, an Oregon limited liability company doing business as Fibres International ("Fibres"). J. Bradford Bishop and James N. Cutler, Jr. own 60% of the membership interests in Fibres, were directors of the Company when some of these transactions occurred and may be deemed promoters of the Company. In markets where Fibres has processing facilities (which include three of the Company's current markets), the Company delivers to Fibres' processing facilities all of the Company's collected recyclable materials for which Fibres pays the market rate (adjusted to reflect the Company's costs of transporting the materials to Fibres or another processor) otherwise obtainable by the Company for such materials. The Company received approximately $222,701 in gross revenues from Fibres from the Company's inception through December 31, 1997. After deducting the fees the Company paid to Fibres for the right to collect the recyclables, the Company retained approximately $10,860. The Company made net payments of $65,163 to Fibres for the six-month period ending June 30, 1998.

                             PRINCIPAL STOCKHOLDERS


The following table shows the amount of the Company's Common Stock beneficially owned, as of November 2, 1998, by: (i) each person or entity that the Company knows owns more than 5% of the Company's Common Stock; (ii) Mr. Mittelstaedt and each director of the Company; and (iii) all current directors and executive officers of the Company as a group.



              NAME OF BENEFICIAL OWNER(1)                  NUMBER      PERCENTAGE
              ---------------------------                 ---------    ----------
James N. Cutler, Jr.(2)(3)..............................    977,322       10.5%
J. Bradford Bishop(2)(3)................................    916,607        9.8
Ronald J. Mittelstaedt(2)(4)............................  1,058,376       11.4
Frank W. Cutler(2)(3)...................................    672,246        7.2
Eugene V. Dupreau(2)(5).................................    402,000        4.3
Kieckhefer Partnership 84-1(2)..........................    562,104        6.0
Michael W. Harlan(2)(6).................................     20,000        0.2
William J. Razzouk(2)(7)................................     15,000        0.2
Eugene P. Polk(2)(8)....................................    749,470        8.1
All executive officers and directors as a group (10
  persons)..............................................  2,268,011       24.3


---------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of Common Stock subject to options and/or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus count as outstanding for computing the percentage beneficially owned by the person holding such options. Except as otherwise indicated by footnote, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock shown.

(2) The address of Mr. Mittelstaedt is 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. The address of J. Bradford Bishop and James N. Cutler, Jr. is 6950 S.W. Hampton Street, Suite 200, Portland, Oregon 97223. The address of Kieckhefer Partnership 84-1 and Eugene P. Polk is P.O. Box 1151, Prescott, Arizona 86302. The address of Frank W. Cutler is 711 North Bayfront, Newport Beach, California 92662. The address of Eugene V. Dupreau is Madera Disposal Systems, Inc., 21739 Road 19, Chowchilla, California 93610. The address of Michael W. Harlan is 2777 Allen Parkway, Suite 700, Houston, Texas 77019. The address of William J. Razzouk is 5915 River Oaks Road, Memphis, Tennessee 38120.

(3) Includes 247,000 shares purchasable under currently exercisable warrants.

(4) Includes 100,000 shares purchasable under currently exercisable warrants and 33,333 shares purchasable under currently exercisable options. Also includes 567,900 shares held by the Mittelstaedt Family Trust dated 6/18/97, of which Mr. Mittelstaedt is the Trustee.

(5) Includes 66,667 shares purchasable under immediately exercisable warrants and 5,000 shares purchasable under immediately exercisable options.

(6) Includes 5,000 shares purchasable under immediately exercisable warrants and 15,000 shares purchasable under immediately exercisable options

(7) Includes 15,000 shares purchasable under immediately exercisable options.

(8) Includes 285,713 shares beneficially owned through three trusts for which Eugene Polk serves as a trustee (190,562 shares -- Eugene P. Polk and Barbara J. Polk Revocable Trust U/A 11/18/68; 53,571 shares -- Margaret T. Morris Trust U/A 5/1/67; and 53,571 shares -- Margaret T. Morris Trust U/A 4/19/69); and 170,714 shares held by the Polk Investment Partnership 93-1, for which Eugene Polk serves as a Manager; and 281,052 shares held by Kieckhefer Trust Partnership, for which Eugene Polk serves as Manager.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of November 2, 1998, there were 9,314,964 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


COMMON STOCK

The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Cumulative voting for the election of directors is not permitted. Subject to any preferences to which holders of Preferred Stock are entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends that the Board of Directors declares. If the Company liquidates, dissolves or winds up, the holders of shares of Common Stock are entitled to receive pro rata all assets of the Company that are available for distribution to stockholders. The holders of shares of Common Stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of Common Stock, and the shares of Common Stock to be issued pursuant to this Prospectus and any Prospectus Supplement, are fully paid and nonassessable.

PREFERRED STOCK

The Company is authorized by its Amended and Restated Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series. The Board determines the rights, privileges and limitations of Preferred Stock, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors believes appropriate. There are no shares of Preferred Stock outstanding, and the Company has no current plans to issue Preferred Stock.

One effect of having Preferred Stock authorized is that the Company's Board of Directors alone may be able to authorize the issuance of Preferred Stock in ways that render more difficult or discourage an attempt to obtain control of the Company by a tender offer, proxy contest, merger or otherwise, and thereby protect the continuity of the Company's management. The issuance of shares of Preferred Stock may adversely affect the voting and other rights of holders of Common Stock. For example, Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into Common Stock. Accordingly, the issuance of Preferred Stock may discourage bids for the Common Stock or otherwise adversely affect the market price of the Common Stock.

CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

Classified Board of Directors. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Board will be divided into three classes serving staggered terms, and that the number of directors in each class will be as nearly equal as is possible based on the number of directors constituting the entire

Board. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms.

The classification of directors makes it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the Board. This delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal and available alternatives and to act in what they believe to be the best interests of the stockholders. However, such classification could also discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might benefit the Company and its stockholders. The classification of the Board could thus make it more likely that incumbent directors will retain their positions.

Number of Directors; Removal; Filling Vacancies. The Restated Certificate provides that the number of directors will be fixed from time to time by a majority of the directors then in office. In no event may there be less than three or more than nine directors, unless approved by at least two-thirds of the directors then in office. In addition, the Restated Certificate provides that newly created directorships resulting from an increase in the authorized number of directors, vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), if a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

The Restated Certificate allows directors to be removed only for cause and only on the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

The provisions of the Restated Certificate governing the number of directors, their removal and the filling of vacancies may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or attempting to change the composition or policies of the Board, even though such attempts might benefit the Company or its stockholders. These provisions of the Restated Certificate could thus increase the likelihood that incumbent directors retain their positions.

Limitation on Special Meetings; No Stockholder Action by Written Consent. The Restated Certificate and the Amended and Restated By-laws (the "Restated By-laws") provide that: (i) only a majority of the Board of Directors or the President or Chairman of the Board may call a special meeting of stockholders;
(ii) only matters stated in the notice of meeting or properly brought before the meeting by or at the direction of the Board of Directors may be transacted at the meeting; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration of stockholder proposals over the opposition of the Board, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder
Proposals. The Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). In general, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company, may be elected as directors. At an annual meeting, only business that has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company, may be conducted. To be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of the day such notice was mailed or the day such public disclosure was made).

By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure gives the Board an opportunity to consider the qualifications of the proposed nominees and inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure provides a more orderly procedure for conducting annual meetings of stockholders. It also gives the Board an opportunity to inform stockholders in advance of any business proposed to be conducted at such meetings, together with the Board's recommendations regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although the Restated By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the Stockholder Notice Procedure may preclude a contest for the election of directors or the consideration of stockholder proposals. It may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, even though consideration of such nominees or proposals might benefit the Company and its stockholders.

Certain Provisions Relating to Potential Change of Control. The Restated Certificate authorizes the Board and any committee of the Board to take such action as it determines to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management about transactions that may result in a change of control of the Company. The Board and its committees may also contest or oppose any such transaction that the Board determines to be unfair, abusive or otherwise undesirable to the Company, its business, assets, properties or stockholders. The Board or any Board committee may adopt plans or to issue securities of the Company, and to determine the terms and conditions on which such securities may be exchangeable or convertible into cash or other securities. In addition, the Board or Board committee may treat any holder or class of holders of such designated securities differently than all other security holders in respect of the terms, conditions, provisions and rights of such securities.

This authority is intended to give the Board flexibility to act in the best interests of stockholders in the event of a potential change of control. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

Limitation of Liability of Directors. The Restated Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

Amendment of the Certificate of Incorporation and By-laws. The Restated Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Restated Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of Board members, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the Restated By-laws by action of stockholders. These provisions make it more difficult for stockholders to make changes in the Restated Certificate and the Restated By-laws, including changes designed to facilitate the exercise of control over the Company.

Business Combination Provisions of Delaware Law. The Company is a Delaware corporation and is subject to section 203 of the Delaware Law. Section 203 generally prevents a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") from engaging in certain business combinations with the corporations for three years after the date such person became an Interested Stockholder, subject to certain exceptions. Business combinations covered by section 203 include a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

TRANSFER AGENT AND REGISTRAR

BankBoston, N.A., c/o Boston EquiServe, L.P., serves as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


As of November 2, 1998, the Company had 9,314,964 shares of Common Stock outstanding. Of those shares, the 2,300,000 sold in the Company's initial public offering are freely saleable in the public market, unless acquired by affiliates of the Company. All of the 5,932,724 shares outstanding prior to completion of the initial public offering are subject to contractual restrictions that prohibit the stockholder from selling or otherwise disposing of shares before November 17, 1998, without the prior written consent of BT

Alex. Brown Incorporated. After that date, 4,749,998 of the currently outstanding shares will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act, an additional 1,000,000 of the currently outstanding shares will become eligible for resale in the public market in February 1999, an additional 671,753 of the currently outstanding shares will become eligible for resale in the public market later in 1999, and an additional 50,000 of the currently outstanding shares will become eligible for resale in the public market ratably over three years, in each case subject to the restrictions of Rule 144. Shares of Common Stock held by affiliates of the Company are subject to certain volume and other limitations discussed below under Rule 144.

The Company has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock before November 17, 1998, except as consideration for business acquisitions, on exercise of currently outstanding stock options or warrants or on the issuance of options to employees, consultants and directors under the Company's 1997 Stock Option Plan, and the exercise of such options, without the prior written consent of BT Alex. Brown Incorporated.


In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of the Company, who has beneficially owned his or her shares for at least one year may sell in any three-month period a number of shares equal to the greater of 1% of the outstanding shares of the Common Stock (93,149 shares as of November 2, 1998) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially owned his or her shares for at least two years may sell such shares under Rule 144 without regard to the limitations discussed above.


The Common Stock has been publicly traded only since May 22, 1998, and it is possible that no active public market for the Common stock will develop or be sustained. Sales of substantial amounts of the Common Stock, or the perception that such sales could occur, could cause the market price of the Common Stock to decline and impair the Company's ability to raise capital or fund acquisitions by issuing Common Stock.


In July 1998, the Company filed a registration statement on Form S-4 under the Securities Act to register up to 3,000,000 shares issuable from time to time in connection with the Company's acquisitions of solid waste services businesses. In October 1998, the Company filed an additional registration statement on Form S-4 under the Securities Act to increase by 20% the number of shares covered by the previous registration statement. As of November 2, 1998, the Company had issued 521,143 shares under the original registration statement on Form S-4, and an additional 3,123,033 shares were issuable under the two Form S-4 registration statements.


In September 1998, the Company filed a registration statement under the Securities Act to register 309,700 shares issuable on exercise of stock options or other awards granted or to be granted under its Stock Option Plan. Subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

Persons who receive shares of Common Stock covered by the Registration Statement in acquisitions of businesses by the Company, or their transferees ("Selling Stockholders"), may use this Prospectus and Post-Effective Amendments and Prospectus Supplements to sell such shares.

The Company will not receive any of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company will pay printing, certain legal, filing and other similar expenses of this offering. Selling Stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

If a Selling Stockholder notifies the Company of an arrangement with a broker-dealer to sell shares through a block trade, special offering, exchange distribution or secondary distribution, the Company will file a Prospectus Supplement pursuant to Rule 424 under the Securities Act. The Prospectus Supplement will set forth (i) the name of such Selling Stockholder and the participating broker-dealer, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

Selling Stockholders may sell the shares being offered through this Prospectus in transactions on the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. Selling Stockholders may sell the shares in transactions involving broker-dealers, who may act as agents and/or acquire shares as principals. Broker-dealers who participate in such transactions as agents may receive commissions from Selling Stockholders (and, if they act as agents for the purchasers of such shares, from such purchasers). Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent they are unable to do so acting as agents for the Selling Stockholders, to purchase as principals any unsold shares at the price required to fulfill their commitments to the Selling Stockholders.

The Selling Stockholders may also sell shares by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to the rules of the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed. They may pay commissions in excess of the customary commission prescribed by the rules of such securities exchange to participating broker-dealers. In certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principals may subsequently resell such shares in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers) on the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. In connection with such resales, the broker-dealers may pay to or receive commissions from the purchasers of such shares.

Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Shartsis, Friese & Ginsburg LLP, San Francisco, California. The statements pertaining to the Company's G certificates awarded by the WUTC under "Risk Factors -- Highly Competitive Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General," "Business -- Industry Overview," and "Business -- G Certificates" will be passed upon for the Company by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS


The following financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and Registration Statement:



          (a) financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997;



          (b) combined financial statements of The Murrey Companies (which consist of Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc. and Tacoma Recycling Company, Inc.) as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997;



          (c) financial statements of Madera Disposal Systems, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997;



          (d) financial statements of Arrow Sanitary Service, Inc. as of September 30, 1997, and for the year then ended;



          (e) financial statements of Contractors Waste Removal, L.C. as of December 31, 1997, and for the year then ended; and



          (f) consolidated financial statements of Curry Transfer and Recycling, Inc. as of December 31, 1997 and for the year then ended.



Such financial statements have been included in this Prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The following financial statements appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and Registration Statement:



          (a) financial statements of Shrader Refuse and Recycling Service Company as of September 30, 1996 and 1997, and for the years then ended;



          (b) combined financial statements of B&B Sanitation (consisting of B&B Sanitation, Inc., Red Carpet Landfill, Inc. and Darlin Equipment, Inc.) as of December 31, 1997, and for the year then ended; and



          (c) combined financial statements of J&J Sanitation (consisting of J&J Sanitation, Inc., and Big Red Roll Off, Inc., and J&J Sanitation of South Dakota) as of December 31, 1997, and for the year then ended.



Such financial statements have been included in this Prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
WASTE CONNECTIONS, INC. UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Statements.............................................    F-4
  Unaudited Pro Forma Statement of Operations for the year
     ended December 31, 1997................................    F-5
  Unaudited Pro Forma Statement of Operations for the six
     months ended June 30, 1998.............................    F-6
  Notes to Unaudited Pro Forma Statements of Operations.....    F-7
  Unaudited Pro Forma Balance Sheet as of June 30, 1998.....   F-12
  Notes to Unaudited Pro Forma Balance Sheet................   F-13

WASTE CONNECTIONS, INC. AND PREDECESSORS
  Report of Ernst & Young LLP, Independent Auditors.........   F-14
  Combined Balance Sheet of Predecessors as of December 31,
     1996...................................................   F-15
  Consolidated Balance Sheet of Waste Connections, Inc. as
     of December 31, 1997 (Audited) and June 30, 1998
     (Unaudited)............................................   F-15
  Combined Statement of Operations of Predecessors for the
     nine months ended September 30, 1997...................   F-16
  Consolidated Statement of Operations of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the six months
     ended June 30, 1997 and 1998 (Unaudited)...............   F-16
  Combined Statement of Operations of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................   F-17
  Combined Statement of Operations of Predecessors for the
     period ended December 31, 1996.........................   F-17
  Combined Statement of Operations of The Disposal Group for
     the year ended December 31, 1995.......................   F-18
  Statement of Operations of Fibres International, Inc. for
     the period from January 1, 1995 through November 30,
     1995...................................................   F-18
  Statement of Operations of Predecessors for the one month
     ended December 31, 1995................................   F-18
  Consolidated Statement of Redeemable Stock and
     Stockholders' Equity (Deficit) of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the six months
     ended June 30, 1998 (Unaudited)........................   F-19
  Combined Statement of Cash Flows of Predecessors for the
     nine months ended September 30, 1997 and the six months
     ended June 30, 1997....................................   F-20
  Consolidated Statement of Cash Flows of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the six months
     ended June 30, 1998 (Unaudited)........................   F-20
  Combined Statement of Cash Flows of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................   F-21
  Combined Statement of Cash Flows of Predecessors for the
     period ended December 31, 1996.........................   F-21
  Combined Statement of Cash Flows of The Disposal Group for
     the year ended December 31, 1995.......................   F-22
  Statement of Cash Flows of Fibres International, Inc. for
     the period from January 1, 1995 through November 30,
     1995...................................................   F-22
  Statement of Cash Flows of Predecessors for the one month
     ended December 31, 1995................................   F-22
  Notes to Financial Statements.............................   F-23

                                                              PAGE
                                                              -----
THE MURREY COMPANIES
  Report of Ernst & Young LLP, Independent Auditors.........   F-42
  Combined Balance Sheets as of December 31, 1996 and 1997
     (Audited) and June 30, 1998 (Unaudited)................   F-43
  Combined Statements of Income and Retained Earnings for
     the years ended December 31, 1995, 1996 and 1997
     (Audited) and for the six months ended June 30, 1997
     and 1998 (Unaudited)...................................   F-44
  Combined Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997 (Audited) and for the
     six months ended June 30, 1997 and 1998 (Unaudited)....   F-45
  Notes to Combined Financial Statements....................   F-46

MADERA DISPOSAL SYSTEMS, INC.
  Report of Ernst & Young LLP, Independent Auditors.........   F-55
  Balance Sheets as of December 31, 1996 and 1997...........   F-56
  Statements of Income and Retained Earnings for the years
     ended December 31, 1995, 1996 and 1997.................   F-57
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997....................................   F-58
  Notes to Financial Statements.............................   F-59

ARROW SANITARY SERVICE, INC.
  Report of Ernst & Young LLP, Independent Auditors.........   F-65
  Balance Sheets as of September 30, 1997 (Audited) and
     March 31, 1998 (Unaudited).............................   F-66
  Statements of Income and Retained Earnings for the year
     ended September 30, 1997 (Audited) and the six months
     ended March 31, 1997 and 1998 (Unaudited)..............   F-67
  Statements of Cash Flows for the year ended September 30,
     1997 (Audited) and the six months ended March 31, 1997
     and 1998 (Unaudited)...................................   F-68
  Notes to Financial Statements.............................   F-69

SHRADER REFUSE AND RECYCLING SERVICE COMPANY
  Report of Grant Thornton LLP, Independent Auditors........   F-75
  Balance Sheets as of September 30, 1996 and 1997 (Audited)
     and June 30, 1998 (Unaudited)..........................   F-76
  Statements of Income for the years ended September 30,
     1996 and 1997 (Audited) and the nine months ended June
     30, 1997 and 1998 (Unaudited)..........................   F-77
  Statement of Stockholders Equity for the years ended
     September 30, 1996 and 1997 (Audited) and the nine
     months ended June 30, 1998 (Unaudited).................   F-78
  Statements of Cash Flows for the years ended September 30,
     1996 and 1997 (Audited) and the nine months ended June
     30, 1997 and 1998 (Unaudited)..........................   F-79
  Notes to Financial Statements.............................   F-80

CONTRACTOR'S WASTE REMOVAL, L.C.
  Report of Ernst & Young LLP, Independent Auditors.........   F-87
  Balance Sheets as of December 31, 1997 (Audited) and March
     31, 1998 (Unaudited)...................................   F-88
  Statements of Operations and Change in Members' Deficit
     for the year ended December 31, 1997 (Audited) and the
     three months ended March 31, 1997 and 1998
     (Unaudited)............................................   F-89
  Statements of Cash Flows for the year ended December 31,
     1997 (Audited) and the three months ended March 31,
     1997 and 1998 (Unaudited)..............................   F-90
  Notes to Financial Statements.............................   F-91

                                                              PAGE
                                                              -----
CURRY TRANSFER AND RECYCLING, INC.
  Report of Ernst & Young LLP, Independent Auditors.........   F-95
  Consolidated Balance Sheets as of December 31, 1997
     (Audited) and March 31, 1998 (Unaudited)...............   F-96
  Consolidated Statements of Income and Retained Earnings
     for the year ended December 31, 1997 (Audited) and the
     three months ended March 31, 1997 and 1998
     (Unaudited)............................................   F-97
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1997 (Audited) and the three months ended
     March 31, 1997 and 1998 (Unaudited)....................   F-98
  Notes to Consolidated Financial Statements................   F-99

B&B SANITATION
  Report of Grant Thornton, LLP, Independent Auditors.......  F-106
  Combined Balance Sheets as of December 31, 1997 (Audited)
     and March 31, 1998 (Unaudited).........................  F-107
  Combined Statements of Earnings for the year ended
     December 31, 1997 (Audited) and the three months ended
     March 31, 1997 and 1998 (Unaudited)....................  F-108
  Combined Statement of Stockholders' Deficit for the year
     ended December 31, 1997 (Audited) and the three months
     ended March 31, 1998 (Unaudited).......................  F-109
  Combined Statements of Cash Flows for the year ended
     December 31, 1997 (Audited) and the three months ended
     March 31, 1997 and 1998 (Unaudited)....................  F-110
  Notes to Combined Financial Statements....................  F-111

J & J SANITATION
  Report of Grant Thornton LLP, Independent Auditors........  F-115
  Combined Balance Sheets as of December 31, 1997 (Audited)
     and June 30, 1998 (Unaudited)..........................  F-116
  Combined Statements of Operations for the year ended
     December 31, 1997 (Audited) and the six months ended
     June 30, 1997 and 1998 (Unaudited).....................  F-117
  Combined Statement of Stockholders' and Partners' Equity
     for the year ended December 31, 1997 (Audited) and the
     six months ended June 30, 1998 (Unaudited).............  F-118
  Combined Statements of Cash Flows for the year ended
     December 31, 1997 (Audited) and the six months ended
     June 30, 1997 and 1998 (Unaudited).....................  F-119
  Notes to Combined Financial Statements....................  F-120

                            WASTE CONNECTIONS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998 assumes the mergers of Waste Connections, Inc., ("WCI") and the Murrey Companies as poolings-of-interests occurred on that date. The following Unaudited Pro Forma Combined Statements of Operations for the period ended December 31, 1997 and the six months ended June 30, 1998 assume the mergers of WCI and the Murrey Companies as poolings-of-interests occurred on January 1, 1997.

     In addition to reflecting the WCI merger with the Murrey Companies, the following Unaudited Aggregate Pro Forma Balance Sheet as of June 30, 1998 assumes WCI's acquisitions of Shrader Refuse and Recycling Service Company ("Shrader") and J & J Sanitation ("J & J") occurred on that date. In addition to reflecting the WCI merger with the Murrey Companies as poolings-of-interests, the Unaudited Aggregate Pro Forma Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998, give effect to the business combinations involving WCI, its predecessors, Madera Disposal Systems, Inc. ("Madera"), Arrow Sanitary Service, Inc. ("Arrow") Shrader, Curry Transfer and Recycling, Inc. ("Curry"), Contractors Waste Removal LLP ("Contractors"), J & J and B&B Sanitation ("B&B") as if such business combinations occurred on January 1, 1997 and were accounted for using the purchase method of accounting.

     WCI has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. WCI has not and cannot quantify all of these savings due to the short period of time since the predecessor, Madera, Arrow, Shrader, Curry, Contractors, J & J and B&B acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to WCI's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the Unaudited Pro Forma Financial Statements.

     The Unaudited Pro Forma Financial Statements include certain adjustments to the historical financial statements, including adjusting depreciation expense to reflect purchase price allocations of the entities acquired by WCI, adjusting interest expense to reflect acquisition-related debt and the related income tax effects of these adjustments.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The Unaudited Pro Forma Financial Statements do not purport to represent what WCI's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project WCI's financial position or results of operations for any future period. Because WCI, its predecessors, the Murrey Companies, Madera, Arrow, Shrader, Curry, Contractors, J & J and B&B were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The Unaudited Pro Forma Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy Statement, as well as information included under the headings "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.
]

                            WASTE CONNECTIONS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                     WASTE
                                       WASTE                      CONNECTIONS,
                                   CONNECTIONS,                     INC. AND
                                       INC.                        THE MURREY                                        ARROW
                                    PERIOD FROM                    COMPANIES                        MADERA         SANITARY
                                     INCEPTION      THE MURREY     PRO FORMA     PREDECESSORS      DISPOSAL      SERVICE, INC.
                                   (SEPTEMBER 9,    COMPANIES       COMBINED     COMBINED NINE   SYSTEMS, INC.       YEAR
                                     1997) TO       YEAR ENDED    PERIOD ENDED   MONTHS ENDED     YEAR ENDED         ENDED
                                   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    SEPTEMBER 30,
                                       1997            1997           1997           1997            1997            1997
                                   -------------   ------------   ------------   -------------   -------------   -------------
Revenues.........................    $   6,237       $28,874       $  35,111        $18,114         $ 7,845         $6,209
Operating expenses:
 Cost of operations..............        4,703        23,133          27,836         14,753           5,289          4,970
 Selling, general and
   administrative................          619         2,323           2,942          3,009           1,041            776
 Depreciation and amortization...          354         1,371           1,725          1,083             627            143
 Start-up and integration........          493            --             493             --              --             --
 Stock compensation..............        4,395            --           4,395             --              --             --
                                     ---------       -------       ---------        -------         -------         ------
Income (loss) from operations....       (4,327)        2,047          (2,280)          (731)            888            320
Interest expense.................       (1,035)         (380)         (1,415)          (456)           (280)           (72)
Other income (expense), net......          (36)          283             247             14             173             (2)
                                     ---------       -------       ---------        -------         -------         ------
Income (loss) before (provision)
 benefit for income taxes........       (5,398)        1,950          (3,448)        (1,173)            781            246
(Provision) benefit for income
 taxes...........................          332          (634)           (302)            --              --           (117)
                                     ---------       -------       ---------        -------         -------         ------
Net income (loss)................    $  (5,066)      $ 1,316       $  (3,750)       $(1,173)        $   781         $  129
                                     =========       =======       =========        =======         =======         ======
Redeemable convertible preferred
 stock accretion.................    $    (531)                    $    (531)
                                     ---------                     ---------
Net loss applicable to common
 stockholders....................    $  (5,597)                    $  (4,281)
                                     =========                     =========
Basic net loss per common
 share...........................    $   (2.99)                    $   (1.33)
                                     =========                     =========
Shares used in the per share
 calculation.....................    1,872,567                     3,218,142
                                     =========                     =========


                                      SHRADER         CURRY
                                    REFUSE AND       TRANSFER     CONTRACTORS
                                     RECYCLING         AND           WASTE           B&B           J & J
                                      SERVICE       RECYCLING,      REMOVAL,      SANITATION     SANITATION
                                      COMPANY          INC.           L.C.         COMBINED       COMBINED
                                    YEAR ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    PRO FORMA
                                       1997            1997           1997           1997           1997       ADJUSTMENTS
                                   -------------   ------------   ------------   ------------   ------------   -----------
Revenues.........................     $6,896          $3,617         $1,903         $1,965         $2,346        $   --
Operating expenses:
 Cost of operations..............      4,601           2,259          1,234          1,074          1,789          (146)(a)
                                                                                                                   (195)(b)
                                                                                                                   (100)(c)
 Selling, general and
   administrative................        567             655            359            320            319          (570)(d)
                                                                                                                   (132)(e)
                                                                                                                   (267)(j)
 Depreciation and amortization...        770             260            202            259            197          (102)(f)
                                                                                                                 (1,430)(k)
                                                                                                                  1,475(l)
 Start-up and integration........         --                                                                         --
 Stock compensation..............         --                                                                         --
                                      ------          ------         ------         ------         ------        ------
Income (loss) from operations....        958             443            108            312             41         1,467
Interest expense.................       (292)            (50)          (178)          (108)          (108)          456(g)
                                                                                                                   (218)(g)
                                                                                                                  1,088(m)
                                                                                                                 (3,807)(n)
Other income (expense), net......         59              64             --              1             --            --
                                      ------          ------         ------         ------         ------        ------
Income (loss) before (provision)
 benefit for income taxes........        725             457            (70)           205            (67)       (1,014)
(Provision) benefit for income
 taxes...........................                       (183)            --             --             --           (92)(h)
                                                                                                                   (614)(o)
                                                                                                                    926(i)
                                      ------          ------         ------         ------         ------        ------
Net income (loss)................     $  725          $  274         $  (70)        $  205         $  (67)       $ (794)
                                      ======          ======         ======         ======         ======        ======
Redeemable convertible preferred
 stock accretion.................
Net loss applicable to common
 stockholders....................
Basic net loss per common
 share...........................
Shares used in the per share
 calculation.....................


                                   AGGREGATE
                                   PRO FORMA
                                   ---------
Revenues.........................  $  84,006
Operating expenses:
 Cost of operations..............     63,364
 Selling, general and
   administrative................      9,019
 Depreciation and amortization...      5,209
 Start-up and integration........        493
 Stock compensation..............      4,395
                                   ---------
Income (loss) from operations....      1,526
Interest expense.................     (5,440)
Other income (expense), net......        556
                                   ---------
Income (loss) before (provision)
 benefit for income taxes........     (3,358)
(Provision) benefit for income
 taxes...........................       (382)
                                   ---------
Net income (loss)................  $  (3,740)
                                   =========
Redeemable convertible preferred
 stock accretion.................  $    (531)
                                   ---------
Net loss applicable to common
 stockholders....................  $  (4,271)
                                   =========
Basic net loss per common
 share...........................  $   (0.78)
                                   =========
Shares used in the per share
 calculation.....................  5,450,306
                                   =========


                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     WASTE
                                                                                 CONNECTIONS,
                                                                                   INC. AND
                                                     WASTE                        THE MURREY
                                                 CONNECTIONS,                      COMPANIES
                                                     INC.         THE MURREY       PRO FORMA
                                                 CONSOLIDATED      COMPANIES       COMBINED       MADERA DISPOSAL
                                                  SIX MONTHS      SIX MONTHS      SIX MONTHS     SYSTEMS, INC. ONE
                                                     ENDED           ENDED           ENDED          MONTH ENDED
                                                 JUNE 30, 1998   JUNE 30, 1998   JUNE 30, 1998   JANUARY 31, 1998
                                                 -------------   -------------   -------------   -----------------
Revenues.......................................    $  18,520       $  15,951       $  34,471           $ 611
Operating expenses:
 Cost of operations............................       12,830          12,445          25,275             412
 Selling, general and administrative...........        1,868           1,145           3,013             112
 Depreciation and amortization.................        1,359             998           2,357              69
 Stock compensation............................          441              --             441              --
                                                   ---------       ---------       ---------           -----
Income (loss) from operations..................        2,022           1,363           3,385              18
Interest expense...............................         (731)           (276)         (1,007)           (289)
Other income, net..............................           --               4               4              16
                                                   ---------       ---------       ---------           -----
Income (loss) before (provision) benefit for
 income taxes..................................        1,291           1,091           2,382            (255)
(Provision) benefit for income taxes...........         (717)           (388)         (1,105)             --
                                                   ---------       ---------       ---------           -----
Net income (loss) before extraordinary item....    $     573       $     703       $   1,277           $(255)
                                                                   =========                           =====
Extraordinary Item -- early extinguishment of
 debt, net of tax benefit of $165..............         (815)                           (815)
                                                   ---------                       ---------
Net income (loss)..............................    $    (242)                      $     462
                                                   =========                       =========
Redeemable convertible preferred stock
 accretion.....................................    $    (917)                      $    (917)
                                                   ---------                       ---------
Net loss applicable to common stockholders.....    $  (1,159)                      $    (455)
                                                   =========                       =========
Basic earnings per common share:
Income (loss) before extraordinary item........    $   (0.09)                      $    0.06
Extraordinary item.............................        (0.22)                          (0.13)
                                                   ---------                       ---------
Net loss per common share......................    $   (0.31)                      $   (0.07)
                                                   =========                       =========
Diluted earnings per common share:
Income (loss) before extraordinary item........    $   (0.09)                      $    0.05
Extraordinary item.............................        (0.22)                          (0.11)
                                                   ---------                       ---------
Diluted net loss per common share..............    $   (0.31)                      $   (0.06)
                                                   =========                       =========
Shares used in the per share calculations:
 Basic.........................................    3,714,027                       6,464,027
                                                   =========                       =========
 Diluted.......................................    3,714,027                       7,815,718
                                                   =========                       =========


                                                                                          CURRY
                                                                                        TRANSFER     CONTRACTORS
                                                                      SHRADER REFUSE       AND          WASTE          B&B
                                                                      AND RECYCLING    RECYCLING,      REMOVAL     SANITATION
                                                                         SERVICE          INC.          L.C.        COMBINED
                                                   ARROW SANITARY        COMPANY       FIVE MONTHS   FIVE MONTHS   FIVE MONTHS
                                                 SERVICE, INC. FIVE     SIX MONTHS        ENDED         ENDED         ENDED
                                                    MONTHS ENDED          ENDED          MAY 31,       MAY 31,       MAY 31,
                                                    MAY 31, 1998      JUNE 30, 1998       1998          1998          1998
                                                 ------------------   --------------   -----------   -----------   -----------
Revenues.......................................        $2,508             $3,505         $1,408         $ 791        $  876
Operating expenses:
 Cost of operations............................         1,836              2,264            837           543           464
 Selling, general and administrative...........           385                310            270           182           136
 Depreciation and amortization.................            67                471            124            94           110
 Stock compensation............................            --                 --             --            --            --
                                                       ------             ------         ------         -----        ------
Income (loss) from operations..................           220                460            177           (28)          166
Interest expense...............................           (14)              (191)           (33)          (90)          (46)
Other income, net..............................             2                 11             41            --            --
                                                       ------             ------         ------         -----        ------
Income (loss) before (provision) benefit for
 income taxes..................................           208                280            185          (118)          120
(Provision) benefit for income taxes...........           (89)                --             --            --            --
                                                       ------             ------         ------         -----        ------
Net income (loss) before extraordinary item....        $  119             $  280         $  185         $(118)       $  120
                                                       ======             ======         ======         =====        ======
Extraordinary Item -- early extinguishment of
 debt, net of tax benefit of $165..............
Net income (loss)..............................
Redeemable convertible preferred stock
 accretion.....................................
Net loss applicable to common stockholders.....
Basic earnings per common share:
Income (loss) before extraordinary item........
Extraordinary item.............................
Net loss per common share......................
Diluted earnings per common share:
Income (loss) before extraordinary item........
Extraordinary item.............................
Diluted net loss per common share..............
Shares used in the per share calculations:
 Basic.........................................
 Diluted.......................................


                                                   J & J
                                                 SANITATION
                                                  COMBINED
                                                 SIX MONTHS
                                                   ENDED
                                                  JUNE 30,     PRO FORMA      AGGREGATE
                                                    1998      ADJUSTMENTS     PRO FORMA
                                                 ----------   -----------    ------------
Revenues.......................................    $1,210       $    --       $  45,380
Operating expenses:
 Cost of operations............................       854            --          32,485
 Selling, general and administrative...........       213          (111)(j)       4,510
 Depreciation and amortization.................       107           (81)(l)       3,318
 Stock compensation............................        --            --             441
                                                   ------       -------       ---------
Income (loss) from operations..................        36           192           4,626
Interest expense...............................       (53)          427(m)       (2,674)
                                                                 (1,378)(n)
Other income, net..............................        --            --              74
                                                   ------       -------       ---------
Income (loss) before (provision) benefit for
 income taxes..................................       (17)         (759)          2,026
(Provision) benefit for income taxes...........        --           290(o)         (904)
                                                   ------       -------       ---------
Net income (loss) before extraordinary item....    $  (17)      $  (469)      $   1,122
                                                   ======       =======
Extraordinary Item -- early extinguishment of
 debt, net of tax benefit of $165..............                                    (815)
                                                                              ---------
Net income (loss)..............................                               $     307
                                                                              =========
Redeemable convertible preferred stock
 accretion.....................................                               $    (917)
                                                                              ---------
Net loss applicable to common stockholders.....                               $    (610)
                                                                              =========
Basic earnings per common share:
Income (loss) before extraordinary item........                               $    0.03
Extraordinary item.............................                                   (0.11)
                                                                              ---------
Net loss per common share......................                               $   (0.08)
                                                                              =========
Diluted earnings per common share:
Income (loss) before extraordinary item........                               $    0.02
Extraordinary item.............................                                   (0.09)
                                                                              ---------
Diluted net loss per common share..............                               $   (0.07)
                                                                              =========
Shares used in the per share calculations:
 Basic.........................................                               7,264,435
                                                                              =========
 Diluted.......................................                               8,616,126
                                                                              =========


                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     ASSUMPTIONS. The unaudited pro forma statements of operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 combine the historical statements of operations of Waste Connections, Inc. for the period from inception (September 9, 1997) through December 31, 1997 and for the six months ended June 30, 1998, respectively, with the historical statements of operations for the Murrey Companies for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively. In addition, the unaudited aggregate pro forma statements of operations are presented as if the acquisitions of the Company's predecessors, Madera, Arrow, Shrader, Curry, Contractors, J & J and B&B had occurred on January 1, 1997.

     BUSINESS COMBINATIONS. The acquisitions of Madera, Arrow, Shrader, Curry, Contractors, J & J and B&B are being accounted for under the purchase method of accounting for business combinations. Certain items affecting the purchase prices and their allocations are preliminary. The preliminary purchase prices consist of the following:


                         MADERA      ARROW     SHRADER    CURRY    CONTRACTORS    J & J      B&B
                         -------    -------    -------   -------   -----------   -------   -------
Cash paid to
  shareholders.......     $6,949    $ 7,537    $ 8,106   $ 6,347     $ 2,442     $ 2,074   $ 3,321
Common stock
  issued.............      7,500      3,045      9,997        --       1,000          --        --
Liabilities
  assumed............      4,256        769      2,102     1,298       2,561       1,372     1,723
Sellers notes........         --         --        378        25         166          93        24
Acquisition costs....        180        125        225        90          73          80       170
Common stock warrants
  issued.............        954         --         --        --          --          --        --
                         -------    -------    -------   -------     -------     -------   -------
                         $19,839    $11,476    $20,808   $ 7,760     $ 6,242     $ 3,619   $ 5,238
                         =======    =======    =======   =======     =======     =======   =======


     The Company has preliminarily allocated the purchase prices as follows:


                         MADERA      ARROW     SHRADER    CURRY    CONTRACTORS    J & J      B&B
                         -------    -------    -------   -------   -----------   -------   -------
Tangible assets
  purchased..........     $4,534    $   898    $ 4,378   $ 2,877     $ 1,506     $   687   $ 2,611
Goodwill.............     14,580     10,528     16,300     4,583       4,686       2,892     2,577
Covenants not to
  compete............         --         50        130       100          50          40        50
Long-term franchise
  agreements and
  contracts..........        725         --         --       200          --          --
                         -------    -------    -------   -------     -------     -------   -------
                         $19,839    $11,476    $20,808   $ 7,760     $ 6,242     $ 3,619   $ 5,238
                         =======    =======    =======   =======     =======     =======   =======

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     WCI's mergers with the Murrey Companies are assumed to be accounted for under the pooling of interests method of accounting for business combinations. The pro forma financial statements assume the issuance of 2,750,000 shares, which represents the expected number of shares to be exchanged. The actual number of share of WCI's common stock to be exchanged for all of the outstanding stock of the Murrey Companies will be determined at the closing date.

     PRO FORMA ADJUSTMENTS. The unaudited pro forma statements of operations do not reflect non-recurring costs resulting directly from the merger between the Company and the Murrey Companies. The management of the Company estimates that these costs will approximate $6,500 and will be charged to operations in the quarter that the merger is consummated. The amount includes costs to merge the companies and professional fees. The following adjustments have been made to the unaudited aggregate pro forma statements of operations:

     (a) To eliminate BFI corporate environmental expense allocation related to BFI landfill closure costs which do not exist for the Company.

     (b) To record amortization of the loss contract accrual that was recorded in connection with the acquisitions of the predecessor operations. The loss contract accrual is being amortized to operating expenses over the related terms of the loss contracts which range from 6 to 65 months. The loss contract accrual represents the estimated incremental losses to the Company related to certain unfavorable contracts the Company acquired in connection with the acquisition of the predecessor operations.

     (c) To reduce facilities lease expense to the amounts provided for in the sublease agreement entered into with BFI in connection with the acquisitions of the predecessor operations. The sublease agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

     (d) To reduce BFI corporate overhead expense allocations to the amount of corporate overhead currently being incurred by the Company.

     (e) To eliminate consulting expenses incurred by BFI related to the acquisition of The Disposal Group which the Company did not assume in connection with the acquisitions of the predecessors. The non-assumption of the consulting agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

     (f) To decrease goodwill amortization for the lower goodwill amount recorded by the Company in connection with its acquisition of the predecessor operations.

     (g) To eliminate the predecessor's interest expense and record interest expense on the debt obligations incurred by the Company in connection with the acquisitions of the predecessors.


     (h) To record the estimated tax provision associated with the proforma adjustments for the Company's predecessors net of the tax benefit for the net operating loss for the nine months ended September 30, 1997 using the Company's effective tax rate.



     (i) To record the estimated tax benefit associated with the pro forma adjustments for the Madera $198, Arrow $226, Shrader $60, Curry $177, Contractors $96, J&J $76 and B&B $93, acquisitions using the Company's estimated effective tax rates.


     (j) To reduce officers' salaries to levels provided for in the new employment agreements which were directly attributable to, required elements of, and a condition to the closing of the Madera

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

        acquisition $83 and the Shrader acquisition $184 for the year ended 1997 and Madera $19 and Shrader $92 for the six months ended June 30, 1998.

     (k) To reduce depreciation for the reduction in the property and equipment's carrying value to fair value related to the acquisition of Madera $377, Arrow $78, Shrader $585, Curry $130, Contractors $48, J&J $130 and B&B $82 for the year ended 1997.

     (l) To increase amortization for the increase in goodwill and other intangibles resulting from the acquisition of Madera $364, Arrow $265, Shrader $439, Curry $130, Contractors $128, J&J $80 and B&B $69 for the year ended 1997. To increase (decrease) depreciation and amortization for effects of the purchase for Madera ($19), Arrow $90, Shrader ($160), Curry ($4), Contractors $47, J&J ($33) and B&B ($2) for the six months ended June 30, 1998. Goodwill is amortized over a term of 40 years and the covenant not to compete is amortized over a term of five years.

     (m) To eliminate interest expense associated with the outstanding debt obligations of Madera $280, Arrow $72, Shrader $292, Curry $50, Contractors $178, J&J $108 and B&B $108 which were paid-off in connection with the acquisitions for the year ended 1997 and Arrow $14, Shrader $191, Curry $33, Contractors $90, J&J $53 and B&B $46 for the six months ended June 30, 1998.

     (n) To record interest expense on the additional long-term debt obligations incurred by the Company in connection with the acquisition of Madera $897, Arrow $606, Shrader $771, Curry $493, Contractors $338, J&J $348 and B&B $354 for the year ended 1997 and Arrow $239, Shrader $372, Curry $247, Contractors $169, J&J $174 and B&B $177 for the six months ended June 30, 1998.


     (o) To record income tax (provision) benefit for Madera ($297), Shrader ($290), Contractors $28, J&J $27 and B&B ($82), which were subchapter S corporations LLC or partnerships for income tax purposes for all periods prior to its acquisition by the Company. To record the estimated tax provision and tax effect of pro forma adjustments for Madera $83, Arrow $118, Shrader ($64), Curry $10, Contractors $97, J&J $42 and B&B $4 for the six months ended June 30, 1998.

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     PRO FORMA PER SHARE DATA. The shares used in computing the unaudited pro forma net loss per share for the periods ended December 31, 1997, and the six months ended June 30, 1998 are based upon the pro forma number of common shares as summarized in the table below. See Note 1 of the Company's notes to financial statements included elsewhere herein for information concerning the computation of basic and diluted net income (loss) per share.

                                        WASTE CONNECTION,
                                              INC.                         WASTE CONNECTIONS,
                                         AND THE MURREY                          INC.,
                                            COMPANIES                        AND THE MURREY
                                            PRO FORMA        AGGREGATE         COMPANIES          AGGREGATE
                                            COMBINED         PRO FORMA         PRO FORMA          PRO FORMA
                                          PERIOD ENDED       YEAR ENDED         COMBINED         SIX MONTHS
                                          DECEMBER 31,      DECEMBER 31,    SIX MONTHS ENDED        ENDED
                                              1997              1997         JUNE 30, 1998      JUNE 30, 1998
                                        -----------------   ------------   ------------------   -------------
Company weighted average shares
  outstanding.........................        468,142         1,872,567        3,714,027          3,714,027
Shares issued in connection with the
  acquisition of Arrow................             --           213,750               --            198,312(1)
Shares issued in connection with
  Contractors.........................             --            76,423               --             64,530(2)
Shares issued in connection with the
  acquisition of Shrader..............             --           537,566               --            537,566
Shares to be issued in exchange for
  the Murrey Companies stock(3).......      2,750,000         2,750,000        2,750,000          2,750,000
                                           ----------        ----------        ---------          ---------
Shares used in calculating pro forma
  basic net loss per share............      3,218,142         5,450,306        6,464,027          7,264,435
Dilutive effect of stock options and
  warrants outstanding................             --                --        1,351,691          1,351,691
                                           ----------        ----------        ---------          ---------
Shares used in calculating pro forma
  diluted net loss per share..........      3,218,142         5,450,306        7,815,718          8,616,126
                                           ==========        ==========        =========          =========

---------------
(1) Includes only incremental shares issued for acquisition of Arrow because 15,438 shares are already included in the Company's weighted average shares outstanding for the six months ended June 30, 1998.

(2) Includes only incremental shares issued for acquisition of Contractors because 11,893 shares are already in the Company's weighted average shares outstanding for the six months ended June 30, 1998.

(3) The shares of the Company's common stock to be issued in exchange for the Murrey Companies stock included in the above table represents the expected number of shares to be exchanged. The actual number of shares of the Company's common stock to be exchanged for all of the outstanding stock of the Murrey Companies will be determined at the closing date.

     ACQUISITION COSTS. The Company incurred costs of $180, $125, $225, $90, $73, $80, and $170 related to the Madera, Arrow, Shrader, Curry, Contractors, J&J, and B&B acquisitions, respectively, which have been factored into the respective purchase agreements. Costs incurred by Madera, Arrow, Shrader, Curry, Contractors, J&J, and B&B were expensed as incurred.

     No adjustments have been made in these pro forma statements of operations to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

     CONTINGENT PAYMENTS. In connection with the Madera, Shrader and J & J acquisitions the Company is required to pay contingent consideration to certain former shareholders of the respective companies, subject to their involvement in specified events that give rise to the consideration. No amounts related to these contingent payments have been included in the pro forma financial statements as the events which would give rise to such payments have not yet occurred nor are probable.

     OTHER. The Professional Cleaning business of Madera ceased operations in July 1997. This business had revenues of $193 and an operating loss of $215 during the year ended December 31, 1997.

     Shortly before the acquisition of the predecessor operations by the Company, BFI amended a franchise agreement with a municipality which provided for a reduction in the franchise fees. Had this amended franchise agreement been in effect as of January 1, 1997, pro forma cost of operations would have been approximately $135 lower during the year ended December 31, 1997.

                            WASTE CONNECTIONS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                        WASTE          SHRADER
                                                                                  CONNECTIONS, INC.    REFUSE
                                                                                   AND THE MURREY        AND
                                        WASTE                                         COMPANIES       RECYCLING
                                  CONNECTIONS, INC.    THE MURREY    PRO FORMA        PRO FORMA        SERVICE      J & J
                                     CONSOLIDATED      COMPANIES    ADJUSTMENTS       COMBINED         COMPANY    SANITATION
                                  ------------------   ----------   -----------   -----------------   ---------   ----------
ASSETS
Current assets:
  Cash..........................       $ 3,243          $    73       $    --          $ 3,316          $  342      $   48
  Marketable securities.........            --               --            --               --             576          --
  Accounts receivable, net......         6,430            3,091            --            9,521             808         220
  Prepaid expenses and other
    current assets..............           650              140            --              790              79          14
                                       -------          -------       -------          -------          ------      ------
        Total current assets....        10,323            3,304            --           13,627           1,805         282
Property and equipment, net.....        14,595           14,793            --           29,388           5,112       1,054
Goodwill, net...................        50,970            1,784            --           52,754             209          --
Other assets....................         3,560               45            --            3,605             208          --
                                       -------          -------       -------          -------          ------      ------
                                       $79,448          $19,926       $    --          $99,374          $7,334      $1,336
                                       =======          =======       =======          =======          ======      ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.........       $    --          $   755       $    --          $   755          $   --      $    9
  Accounts payable..............         5,119            2,177            --            7,296             323         154
  Advance from a related
    party.......................            --              543            --              543              --
  Deferred revenue..............         1,405            1,002            --            2,407              --          14
  Accrued liabilities...........         2,129              979            --            3,108             117          54
  Income taxes payable..........            --              605            --              605              --          --
  Current portion of long term
    debt........................            --               --            --               --             703          60
  Current portion of notes
    payable.....................           465              666            --            1,131              --          --
  Current portion of capital
    leases......................            --               --            --               --              97         112
  Current portion of accrued
    losses on acquired
    contracts...................           323               --            --              323              --          --
  Accrued merger related
    expenses....................            --               --         6,500(1)         6,500              --          --
                                       -------          -------       -------          -------          ------      ------
        Total current
          liabilities...........         9,441            6,727         6,500           22,668           1,240         403
Accrued losses on acquired
  contracts.....................         1,076               --            --            1,076              --          --
Long-term debt, net.............        23,152            4,514            --           27,666             959         647
Long-term portion of capital
  lease obligations.............            --               --            --               --           1,511         323
Deferred income taxes...........           379              658            --            1,037              --          --
Stockholders' equity:
  Common stock..................            85               45           (17)(1)          113               9          20
  Additional paid-in capital....        52,774              455            17(1)        53,246              --          77
  Stockholder notes
    receivable..................           (82)              --            --              (82)             --          --
  Deferred stock compensation...          (619)              --            --             (619)             --          --
  Unrealized gain on marketable
    securities..................            --               --            --               --             150
  Partners deficit..............            --               --            --               --              --         (72)
  Retained earnings (deficit)...        (6,758)           7,527        (6,500)(1)       (5,731)          3,465         (62)
                                       -------          -------       -------          -------          ------      ------
        Total stockholders'
          equity................        45,400            8,027        (6,500)          46,927           3,624         (37)
                                       -------          -------       -------          -------          ------      ------
                                       $79,448          $19,926       $    --          $99,374          $7,334      $1,336
                                       =======          =======       =======          =======          ======      ======


                                   PRO FORMA     AGGREGATE
                                  ADJUSTMENTS    PRO FORMA
                                  -----------    ---------
ASSETS
Current assets:
  Cash..........................   $(10,485)(2)  $  3,706
                                     (2,813)(5)
                                     13,298(6)
  Marketable securities.........         --           576
  Accounts receivable, net......         --        10,549
  Prepaid expenses and other
    current assets..............         --           883
                                   --------      --------
        Total current assets....         --        15,714
Property and equipment, net.....     (3,396)(3)    31,753
Goodwill, net...................     18,983(4)     71,946
Other assets....................        170(4)      3,983
                                   --------      --------
                                   $ 15,757      $120,182
                                   ========      ========
LIABILITIES AND STOCKHOLDERS' EQ
Current liabilities:
  Short-term borrowings.........   $     (9)(5)  $    755
  Accounts payable..............         --         7,773
  Advance from a related
    party.......................                      543
  Deferred revenue..............         --         2,421
  Accrued liabilities...........         --         3,279
  Income taxes payable..........         --           605
  Current portion of long term
    debt........................       (763)(5)        --
  Current portion of notes
    payable.....................        172(9)      1,303
  Current portion of capital
    leases......................       (209)(5)        --
  Current portion of accrued
    losses on acquired
    contracts...................         --           323
  Accrued merger related
    expenses....................         --         6,500
                                   --------      --------
        Total current
          liabilities...........       (809)       23,502
Accrued losses on acquired
  contracts.....................         --         1,076
Long-term debt, net.............        298(9)     41,262
                                     (1,606)(5)
                                     13,298(6)
Long-term portion of capital
  lease obligations.............     (1,834)(5)        --
Deferred income taxes...........         --         1,037
Stockholders' equity:
  Common stock..................        (29)(8)       118
                                          5(7)
  Additional paid-in capital....        (77)(8)    63,238
                                      9,992(7)
  Stockholder notes
    receivable..................         --           (82)
  Deferred stock compensation...         --          (619)
  Unrealized gain on marketable
    securities..................       (150)(8)        --
  Partners deficit..............         72(8)         --
  Retained earnings (deficit)...     (3,403)(8)    (5,731)
                                   --------      --------
        Total stockholders'
          equity................      6,410        56,924
                                   --------      --------
                                   $ 15,757      $120,182
                                   ========      ========

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     ASSUMPTIONS. The unaudited pro forma balance sheet as of June 30, 1998 combines the historical balance sheet of Waste Connections, Inc. with the historical balance sheet of the Murrey Companies as poolings-of-interests as of June 30, 1998 and it also assumes that the Company's acquisition of Shrader and J&J occurred on June 30, 1998.

     PRO FORMA ADJUSTMENTS. The following adjustments have been made to the unaudited pro forma consolidated balance sheet to reflect the acquisition of Shrader and J&J

     (1) To record Merger related entries consisting of estimated non-recurring costs of the Merger with the Murrey Companies and the issuance of 2,750,000 shares of the Company's common stock. The management of the Company estimates that the non-recurring costs will approximate $6,500 and will be charged to operations in the quarter the merger is consummated. This estimated expense, has been charged to retained earnings on the accompanying unaudited pro forma balance sheet.

     (2) Cash payments to former shareholders of Shrader ($8,106) and payment of acquisition costs ($225). Cash payments to the former owners of J&J ($2,074) and payment of acquisition cost of ($80).

     (3) To reduce plant, property and equipment ($2,747) and ($649) of Shrader and J&J respectively to its estimated fair market value.

     (4) To increase goodwill and other intangible assets for the excess of the purchase prices over the net assets acquired from Schrader of $16,300 and $130 and J&J of $2,892 and $40, respectively.

     (5) Pay off outstanding debt obligations ($1,662) and eliminate related party capital lease ($1,608) of Shrader and debt obligations ($716) and capital lease ($435) of J&J.

     (6) To record additional long term debt associated with the acquisition of Shrader and J&J of $9,994 and $3,304 respectively.

     (7) To record the common stock issued in connection with the acquisition of Shrader.

     (8) To eliminate the equity accounts of Shrader and J&J.

     (9) To record Seller Notes Payable issued in connection with the acquisition of Shrader and J&J of $378 and $93 respectively.

     No adjustments have been made in the unaudited pro forma balance sheet to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Waste Connections, Inc.

     We have audited the accompanying financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 which appear on pages F-15 through F-22 herein as listed in the accompanying Index to Financial Statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waste Connections, Inc. and Predecessors at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP


Sacramento, California
March 6, 1998

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                               WASTE CONNECTIONS, INC.
                                                                                     CONSOLIDATED
                                                              PREDECESSORS    --------------------------
                                                                COMBINED
                                                              DECEMBER 31,    DECEMBER 31,    JUNE 30,
                                                              1996 (NOTE 1)       1997          1998
                                                              -------------   ------------   -----------
                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................     $   102        $   820       $  3,243
  Accounts receivable, less allowance for doubtful accounts
    of $96 at June 30, 1998 and $19 at December 31, 1997
    ($81 in 1996)...........................................       2,650          3,940          6,430
  Prepaid expenses and other current assets.................         339            358            650
                                                                 -------        -------       --------
        Total current assets................................       3,091          5,118         10,323
Property and equipment, net.................................       5,069          4,185         14,595
Goodwill, net...............................................       6,762          9,408         50,970
Other assets................................................         369            169          3,560
                                                                 -------        -------       --------
                                                                 $15,291        $18,880       $ 79,448
                                                                 =======        =======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................     $ 1,025        $ 2,609       $  5,119
  Deferred revenue..........................................         564            597          1,405
  Accrued liabilities.......................................         634            825          2,129
  Current portion of accrued losses on acquired contracts...         119            251            323
  Current portion of notes payable..........................          --             --            465
  Current portion of long-term debt.........................          54             --             --
                                                                 -------        -------       --------
        Total current liabilities...........................       2,396          4,282          9,441
Accrued losses on acquired contracts........................          --            702          1,076
Long-term debt..............................................          89          6,762         23,152
Deferred income taxes.......................................          --            162            379
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock: $.01 par value;
  2,500,000 shares authorized; 2,499,998 shares issued and
  outstanding at December 31, 1997 and March 31, 1998; no
  shares issued and outstanding pro forma (aggregate
  liquidation preference of $10,500 at December 31, 1997)...          --          7,523             --
Net intercompany balance....................................      12,806             --             --
Stockholders' equity (deficit):
  Preferred stock: $.01 par value; 7,500,000 shares
    authorized; none issued and outstanding actual and pro
    forma...................................................          --             --             --
  Common stock: $.01 par value; 50,000,000 shares
    authorized; 2,300,000 shares issued and outstanding at
    December 31, 1997; 8,523,397 shares issued and
    outstanding at June 30, 1998; 11,023,397 shares issued
    and outstanding pro forma...............................          --             23             85
  Additional paid-in capital................................          --          5,105         52,774
  Stockholder notes receivable..............................          --            (82)           (82)
  Deferred stock compensation...............................          --             --           (619)
  Accumulated deficit.......................................          --         (5,597)        (6,758)
                                                                 -------        -------       --------
        Total stockholders' equity (deficit)................          --           (551)        45,400
                                                                 -------        -------       --------
                                                                 $15,291        $18,880       $ 79,448
                                                                 =======        =======       ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF OPERATIONS
                     YEAR ENDED DECEMBER 31, 1997 (AUDITED)
            AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                          WASTE
                                                                    CONNECTIONS, INC.
                                                   PREDECESSORS       CONSOLIDATED
                                                     COMBINED          PERIOD FROM                             WASTE
                                                    NINE MONTHS         INCEPTION        PREDECESSORS    CONNECTIONS, INC.
                                                       ENDED       (SEPTEMBER 9, 1997)   COMBINED SIX    CONSOLIDATED SIX
                                                   SEPTEMBER 30,         THROUGH         MONTHS ENDED      MONTHS ENDED
                                                   1997 (NOTE 1)    DECEMBER 31, 1997    JUNE 30, 1997     JUNE 30, 1998
                                                   -------------   -------------------   -------------   -----------------
                                                                                                    (UNAUDITED)
-------------------------------------------------
Revenues.........................................     $18,114           $    6,237          $11,784         $   18,520
Operating expenses:
  Cost of operations.............................      14,753                4,703            9,784             12,830
  Selling, general and administrative............       3,009                  619            1,305              1,868
  Depreciation and amortization..................       1,083                  354              745              1,359
  Start-up and integration.......................          --                  493               --                 --
  Stock compensation.............................          --                4,395               --                441
                                                      -------           ----------          -------         ----------
Income (loss) from operations....................        (731)              (4,327)             (50)             2,022
Interest expense.................................        (456)              (1,035)            (304)              (731)
Other income (expense), net......................          14                  (36)               4                 --
                                                      -------           ----------          -------         ----------
Income (loss) before income taxes................      (1,173)              (5,398)            (350)             1,291
Income tax (provision) benefit...................          --                  332               --               (717)
                                                      -------           ----------          -------         ----------
Net income (loss) before extraordinary item......     $(1,173)              (5,066)         $  (350)               573
                                                      =======                               =======
Extraordinary item -- early extinguishment
  of debt, net of tax benefit of $165............                               --                                (815)
                                                                        ----------                          ----------
Net loss.........................................                       $   (5,066)                         $     (242)
                                                                        ==========                          ==========
Redeemable convertible preferred stock
  accretion......................................                             (531)                               (917)
                                                                        ----------                          ----------
Net loss applicable to common stockholders.......                       $   (5,597)                         $   (1,159)
                                                                        ==========                          ==========
Basic loss per common share:
  Loss before extraordinary item.................                       $    (2.99)                         $    (0.09)
  Extraordinary item.............................                               --                               (0.22)
                                                                        ----------                          ----------
  Net loss per common share......................                       $    (2.99)                         $    (0.31)
                                                                        ==========                          ==========
Shares used in calculating basic net loss per
  share..........................................                        1,872,567                           3,714,027
                                                                        ==========                          ==========
Pro forma basic net loss per share...............                       $    (1.16)                         $    (0.04)
                                                                        ==========                          ==========
Shares used in calculating pro forma basic net
  loss per share.................................                        4,372,565                           6,397,359
                                                                        ==========                          ==========
Pro forma diluted net loss per share.............                                                           $    (0.03)
                                                                                                            ==========
Shares used in calculating pro forma diluted net
  loss per share.................................                                                            7,749,050
                                                                                                            ==========
-------------------------------------------------

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                          PREDECESSORS
                                                              ------------------------------------
                                                               THE DISPOSAL
                                                                   GROUP
                                                                 COMBINED          PREDECESSORS
                                                                PERIOD FROM       COMBINED PERIOD
                                                              JANUARY 1, 1996          ENDED
                                                                  THROUGH        DECEMBER 31, 1996
                                                               JULY 31, 1996         (NOTE 1)
                                                              ---------------    -----------------
Revenues....................................................      $8,738              $13,422
Operating expenses:
  Cost of operations........................................       6,174               11,420
  Selling, general and administrative.......................       2,126                1,649
  Depreciation and amortization.............................         324                  962
                                                                  ------              -------
Income (loss) from operations...............................         114                 (609)
Interest expense............................................         (12)                (225)
Other income (expense), net.................................       2,661                 (147)
                                                                  ------              -------
Income (loss) before income taxes...........................       2,763                 (981)
Income tax (provision) benefit..............................        (505)                  --
                                                                  ------              -------
Net income (loss)...........................................      $2,258              $  (981)
                                                                  ======              =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                PREDECESSORS
                                            ----------------------------------------------------
                                            THE DISPOSAL           FIBRES
                                               GROUP        INTERNATIONAL, INC.     PREDECESSORS
                                              COMBINED          PERIOD FROM          ONE MONTH
                                             YEAR ENDED       JANUARY 1, 1995          ENDED
                                            DECEMBER 31,          THROUGH           DECEMBER 31,
                                                1995         NOVEMBER 30, 1995      1995(NOTE 1)
                                            ------------    --------------------    ------------
Revenues..................................    $19,660              $7,340               $595
Operating expenses:
  Cost of operations......................     16,393               5,653                527
  Selling, general and administrative.....      3,312                 823                 72
  Depreciation and amortization...........        628                 715                 74
                                              -------              ------               ----
Income (loss) from operations.............       (673)                149                (78)
Interest expense..........................       (206)               (162)                (1)
Other income, net.........................         --                  98                  5
                                              -------              ------               ----
Income (loss) before income taxes.........       (879)                 85                (74)
Income tax (provision) benefit............        298                 (29)                --
                                              -------              ------               ----
Net income (loss).........................    $  (581)             $   56               $(74)
                                              =======              ======               ====

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                   CONSOLIDATED STATEMENT OF REDEEMABLE STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
 PERIOD FROM INCEPTION (SEPTEMBER 9, 1997) THROUGH DECEMBER 31, 1997 (AUDITED)
                 AND SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      WASTE CONNECTIONS, INC. CONSOLIDATED
                                                                                  ---------------------------------------------
                                         REDEEMABLE                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                        CONVERTIBLE             REDEEMABLE        ---------------------------------------------
                                      PREFERRED STOCK          COMMON STOCK          COMMON STOCK      ADDITIONAL   STOCKHOLDER
                                    --------------------   --------------------   ------------------    PAID-IN        NOTES
                                      SHARES     AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     RECEIVABLE
                                    ----------   -------   ----------   -------   ---------   ------   ----------   -----------
Balances at inception.............          --   $    --           --   $    --          --     --      $    --        $ --
Sale of redeemable convertible
 preferred stock..................   2,499,998     6,992           --        --          --     --           --          --
Sale of common stock..............          --        --           --        --   2,300,000     23        4,395          --
Issuance of common stock
 warrants.........................          --        --           --        --          --     --          710          --
Issuance of stockholder notes
 receivable.......................          --        --           --        --          --     --           --         (82)
Accretion of redeemable
 convertible preferred stock......          --       531           --        --          --     --           --          --
Net loss..........................          --        --           --        --          --     --           --          --
                                    ----------   -------   ----------   -------   ---------    ---      -------        ----
Balances at December 31, 1997.....   2,499,998     7,523           --        --   2,300,000     23        5,105         (82)
Exercise of warrants
 (unaudited)......................          --        --           --        --      50,000      1          139          --
Issuance of redeemable common
 stock (unaudited)................          --        --    1,000,000     7,500          --     --           --          --
Issuance of common stock warrants
 (unaudited)......................          --        --           --        --          --     --        2,049          --
Accretion of redeemable
 convertible preferred stock
 (unaudited)......................          --       917           --        --          --     --           --          --
Deferred stock compensation
 associated with stock options
 (unaudited)......................          --        --           --        --          --     --          821          --
Amortization of deferred stock
 compensation (unaudited).........          --        --           --        --          --     --           --          --
Common stock sold in connection
 with IPO (unaudited).............          --        --           --        --   2,300,000     23       23,963          --
Issuance of common stock
 (unaudited)......................          --        --           --        --     373,399      3        4,953          --
Preferred stock dividend
 (unaudited)......................          --      (161)          --        --          --     --           --          --
Conversion of redeemable preferred
 stock (unaudited)................  (2,499,998)   (8,279)          --        --   2,499,998     25        8,254          --
Conversion of redeemable common
 stock (unaudited)................                         (1,000,000)   (7,500)  1,000,000     10        7,490          --
Net income (unaudited)............          --        --           --        --          --     --           --          --
                                    ----------   -------   ----------   -------   ---------    ---      -------        ----
Balances at June 30, 1998
 (unaudited)......................          --   $    --           --   $    --   8,523,397    $85      $52,774        $(82)
                                    ==========   =======   ==========   =======   =========    ===      =======        ====

                                    WASTE CONNECTIONS, INC. CONSOLIDATED
                                    ------------------------------------
                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                    ------------------------------------
                                      DEFERRED
                                       STOCK       ACCUMULATED
                                    COMPENSATION     DEFICIT      TOTAL
                                    ------------   -----------   -------
Balances at inception.............     $  --         $    --     $    --
Sale of redeemable convertible
 preferred stock..................        --              --          --
Sale of common stock..............        --              --       4,418
Issuance of common stock
 warrants.........................        --              --         710
Issuance of stockholder notes
 receivable.......................        --              --         (82)
Accretion of redeemable
 convertible preferred stock......        --            (531)       (531)
Net loss..........................        --          (5,066)     (5,066)
                                       -----         -------     -------
Balances at December 31, 1997.....        --          (5,597)       (551)
Exercise of warrants
 (unaudited)......................        --              --         140
Issuance of redeemable common
 stock (unaudited)................        --              --          --
Issuance of common stock warrants
 (unaudited)......................        --              --       2,049
Accretion of redeemable
 convertible preferred stock
 (unaudited)......................        --            (917)       (917)
Deferred stock compensation
 associated with stock options
 (unaudited)......................      (821)             --          --
Amortization of deferred stock
 compensation (unaudited).........       201              --         201
Common stock sold in connection
 with IPO (unaudited).............        --              --      23,986
Issuance of common stock
 (unaudited)......................        --              --       4,956
Preferred stock dividend
 (unaudited)......................        --              --          --
Conversion of redeemable preferred
 stock (unaudited)................        --              --       8,279
Conversion of redeemable common
 stock (unaudited)................        --              --       7,500
Net income (unaudited)............        --            (243)       (243)
                                       -----         -------     -------
Balances at June 30, 1998
 (unaudited)......................     $(620)        $(6,757)    $45,400
                                       =====         =======     =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF CASH FLOWS
                     YEAR ENDED DECEMBER 31, 1997 (AUDITED)
            AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                WASTE CONNECTIONS, INC.
                                                PREDECESSORS         CONSOLIDATED
                                                  COMBINED            PERIOD FROM                         WASTE CONNECTIONS, INC.
                                                 NINE MONTHS           INCEPTION          PREDECESSORS         CONSOLIDATED
                                                    ENDED         (SEPTEMBER 9, 1997)     COMBINED SIX          SIX MONTHS
                                                SEPTEMBER 30,           THROUGH           MONTHS ENDED             ENDED
                                                1997 (NOTE 1)      DECEMBER 31, 1997      JUNE 30, 1997        JUNE 30, 1998
                                                -------------   -----------------------   -------------   -----------------------
                                                                                                        (UNAUDITED)
----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................     $(1,173)           $   (5,066)             $(350)             $   (243)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Gain on sale of assets....................          (4)                   --                 --                    --
    Depreciation and amortization.............       1,083                   354                745                 1,358
    Deferred income taxes.....................          --                  (369)                --                    --
    Amortization of debt issuance costs, debt
      guarantee fees and accretion of discount
      on long-term debt.......................          --                   860                 --                   134
    Stock compensation........................          --                 4,395                 --                   441
    Extraordinary item -- extinguishment of
      debt....................................          --                    --                 --                   981
    Changes in operating assets and
      liabilities, net of effects from
      acquisitions:
      Accounts receivable, net................        (604)               (1,021)              (440)                 (361)
      Prepaid expenses and other current
        assets................................         (74)                  (51)               224                  (656)
      Accounts payable........................        (221)                2,607                 52                   119
      Deferred revenue........................        (137)                  169                (44)                  292
      Accrued liabilities.....................        (450)                  801                334                   (23)
      Accrued losses on acquired contracts....          --                   (65)               (91)                 (151)
                                                   -------            ----------              -----              --------
  Net cash provided by (used in) operating
    activities................................      (1,580)                2,614                430                 1,891
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
    equipment.................................         188                    --                 --                    89
  Payments for acquisitions, net of cash
    acquired..................................          --               (11,493)                --               (30,281)
  Prepaid acquisition costs...................          --                   (20)                --                    --
  Capital expenditures for property and
    equipment.................................        (735)                 (264)              (726)                 (934)
  Decrease (increase) in other assets.........          22                   (19)                66                    --
  Issuance of stockholder notes receivable....          --                   (82)                --                    --
                                                   -------            ----------              -----              --------
Net cash used in investing activities.........        (525)              (11,878)              (660)              (31,126)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net intercompany balance....................       2,142                    --                221                    --
  Proceeds from short-term borrowings.........          --                   600                 --                    --
  Proceeds from long-term debt................          --                 5,500                 --                40,862
  Principal payments on notes payable.........         (38)               (2,724)                --                  (258)
  Principal payments on long-term debt........          --                  (157)               (70)              (32,327)
  Proceeds from sale of redeemable convertible
    preferred stock...........................          --                 6,992                 --                    --
  Proceeds from sale of common stock..........          --                    23                 --                24,126
  Payment of preferred stock dividend.........          --                    --                 --                  (161)
  Debt issuance costs.........................          --                  (150)                --                  (584)
                                                   -------            ----------              -----              --------
Net cash provided by financing activities.....       2,104                10,084                151                31,658
                                                   -------            ----------              -----              --------
Net increase (decrease) in cash...............          (1)                  820                (79)                2,423
Cash at beginning of period...................         102                    --                102                   820
                                                   -------            ----------              -----              --------
Cash at end of period.........................     $   101            $      820              $  23              $  3,243
                                                   =======            ==========              =====              ========
SUPPLEMENTARY DISCLOSURES OF CASH FLOW
  INFORMATION AND NON-CASH TRANSACTIONS:
  Cash paid for income taxes..................     $    --            $       --                                 $    879
                                                   =======            ==========                                 ========
  Cash paid for interest......................     $    --            $      183                                 $    564
                                                   =======            ==========                                 ========
  Redeemable convertible preferred stock
    accretion.................................                        $      531                                 $    917
                                                                      ==========                                 ========
  In connection with the BFI related
    acquisitions (Note 2), the Company assumed
    liabilities as follows:
    Fair value of assets acquired.............                        $   17,040                                 $ 50,283
    Cash paid for acquisitions (including
      acquisition costs)......................                           (11,493)                                 (30,281)
                                                                      ----------                                 --------
    Liabilities assumed, stock and notes
      payable to seller.......................                        $    5,547                                 $ 20,002
                                                                      ==========                                 ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                   PREDECESSORS
                                                          -------------------------------
                                                           THE DISPOSAL
                                                          GROUP COMBINED    PREDECESSORS
                                                            PERIOD FROM       COMBINED
                                                            JANUARY 1,      PERIOD ENDED
                                                           1996 THROUGH     DECEMBER 31,
                                                           JULY 31, 1996    1996 (NOTE 1)
                                                          ---------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................      $2,258           $ (981)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................         324              962
     Deferred income taxes..............................         298               --
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable, net.........................       1,201           (1,992)
       Prepaid expenses and other current assets........          (2)            (104)
       Accounts payable.................................         (45)             713
       Deferred revenue.................................        (522)             421
       Accrued liabilities..............................        (987)             428
                                                              ------           ------
  Net cash provided by (used in) operating activities...       2,525             (553)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..........          --              117
  Capital expenditures for property and equipment.......          (7)            (282)
  Decrease in other assets..............................          --               33
                                                              ------           ------
Net cash used in investing activities...................          (7)            (132)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net intercompany balance..............................          --              642
  Proceeds from long-term debt..........................         142               --
  Principal payments on long-term debt..................        (427)              --
  Principal payments on notes payable...................          --              (39)
                                                              ------           ------
Net cash provided by (used in) financing activities.....        (285)             603
                                                              ------           ------
Net increase (decrease) in cash.........................       2,233              (82)
Cash at beginning of period.............................         961              184
                                                              ------           ------
Cash at end of period...................................      $3,194           $  102
                                                              ======           ======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     PREDECESSORS
                                          -----------------------------------
                                          THE DISPOSAL          FIBRES
                                             GROUP        INTERNATIONAL, INC.    PREDECESSORS
                                            COMBINED          PERIOD FROM          ONE MONTH
                                           YEAR ENDED       JANUARY 1, 1995          ENDED
                                          DECEMBER 31,          THROUGH          DECEMBER 31,
                                              1995         NOVEMBER 30, 1995     1995 (NOTE 1)
                                          ------------    -------------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................    $  (581)             $  56               $ (74)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Loss on sale of assets.............         18                 --                  --
     Depreciation and amortization......        628                778                  74
     Deferred income taxes..............       (298)                --                  --
     Changes in operating assets and
       liabilities, net of effects from
       acquisitions:
       Accounts receivable, net.........        592                 59                  10
       Prepaid expenses and other
          current assets................        (18)                --                 (30)
       Accounts payable.................        (49)                53                 (30)
       Deferred revenue.................         65                 30                 (26)
       Accrued liabilities..............      2,218                 47                  20
                                            -------              -----               -----
  Net cash provided by (used in)
     operating activities...............      2,575              1,023                 (56)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and
     equipment..........................        (87)              (827)                 --
  Decrease in other assets..............         --                  3                  10
                                            -------              -----               -----
Net cash provided by (used in) investing
  activities............................        (87)              (824)                 10
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..........        306                 --                  --
  Principal payments on long-term
     debt...............................     (2,037)              (288)                 --
  Principal payments on notes payable...         --                 --                  (2)
                                            -------              -----               -----
  Net cash used in financing
     activities.........................     (1,731)              (288)                 (2)
                                            -------              -----               -----
Net increase (decrease) in cash.........        757                (89)                (48)
Cash at beginning of period.............        204                321                 232
                                            -------              -----               -----
Cash at end of period...................    $   961              $ 232               $ 184
                                            =======              =====               =====

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Waste Connections, Inc. ("WCI" or "the Company") was incorporated in Delaware on September 9, 1997 and commenced its operations on October 1, 1997 through the purchase of certain solid waste operations in Washington, as more fully described below and in Note 2. The Company is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers.

  Basis of Presentation

     The consolidated financial statements of the Company include the accounts of WCI and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     The entities the Company acquired in September 1997 from Browning-Ferris Industries, Inc. ("BFI") are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

     During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. Charges for interest expense were allocated to the Company's predecessors by BFI as disclosed in the accompanying Statement of Operations. The interest expense allocations from BFI are based on formulas that do not necessarily correspond with the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not necessarily be indicative of the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses based on certain allocation methodologies.

     During the periods prior to their acquisition by BFI, the Company's predecessors operated as separate stand-alone businesses. The acquisitions of the predecessors by BFI were accounted for using the purchase method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. Similarly, the Company's acquisitions of the predecessors from BFI in September 1997 were accounted for using the purchase method of accounting, and the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. In addition, because the predecessor companies operated independently and were not under common control or management during these periods, and because different tax strategies may have influenced their results of operations, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

     Due to the manner in which BFI intercompany transactions were recorded as described above, it is not feasible to present a detailed analysis of transactions reflected in the net intercompany balance with BFI. The change in the predecessors' combined intercompany balance with BFI (net of income (loss) and initial

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

investment in the acquired companies) was $642 and $2,142 during the period ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     The accompanying statements of operations and cash flows for the Company and its predecessors for the years ended December 31, 1995, 1996 and 1997 are comprised of the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1995:

The Disposal Group Combined      Year ended December 31, 1995
Fibres International, Inc.       January 1, 1995 through November 30, 1995
                                   (BFI acquisition date)
Predecessors                     One month ended December 31, 1995 (represents the
                                   results of operations of Fibres International,
                                   Inc. subsequent to the BFI acquisition date)

YEAR ENDED DECEMBER 31, 1996:

The Disposal Group Combined      January 1, 1996 through July 31, 1996
                                   (BFI acquisition date)
Predecessors Combined            Period ended December 31, 1996 (represents the
                                   combined results of operations of The Disposal
                                   Group subsequent to the BFI acquisition date and
                                   the operations for the year ended December 31,
                                   1996 of Fibres International, Inc. which was
                                   acquired by BFI in 1995)

YEAR ENDED DECEMBER 31, 1997:

Predecessors Combined            Nine months ended September 30, 1997 (represents the
                                   combined results of operations for the nine month
                                   period of the entities acquired by BFI in 1995 and
                                   1996 described above)
Waste Connections, Inc.          Period from inception (September 9, 1997) through
                                   December 31, 1997

     The Disposal Group Combined consists of three entities that were under common control prior to their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

  Interim Financial Information

     The unaudited interim consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

\   Common Stock Valuation

     In connection with the Company's organization and initial capitalization in September 1997, the Company sold 2.3 million shares of common stock for $.01 per share to certain directors, consultants, and management. As a result, the Company recorded a non-recurring, non-cash stock compensation charge of $4,395 in the accompanying consolidated statement of operations, representing the difference between the amount paid for the shares and the estimated fair value of the shares of $1.92 per share on the date of sale. The estimated fair value of the common shares was determined by the Company based on an independent valuation of the common stock.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

  Property and Equipment

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     The estimated useful lives are as follows:

Machinery and equipment........  3 - 10 years
Rolling stock..................  10 years
Containers.....................  5 - 12 years
Furniture and fixtures.........  3 - 6 years

     In connection with the BFI acquisitions (Note 2) the Company acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to nine years.

     Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to those activities, including legal, engineering and construction. Interest is capitalized on landfill permitting and construction projects and other projects under development while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company's weighted average cost of indebtedness. No interest was capitalized during the six months ended June 30, 1998. Landfill permitting, acquisition and preparation costs, excluding the estimated residual value of land, are amortized as permitted

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

airspace of the landfill is consumed. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. In determining the amortization rate for a landfill, preparation costs include the total estimated costs to complete construction of the landfills' permitted capacity. Units-of-production amortization rates are determined annually for the Company's operating landfill. The rates are based on estimates provided by the Company's outside engineers and consider the information provided by surveys which are performed at least annually.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities (Note 2), and is amortized on a straight-line basis over the period of expected benefit of 40 years. Accumulated amortization amounted to $279 and $64 as of December 31, 1996 and 1997, respectively.

     The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the period ending December 31, 1997, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

  Fair Value of Financial Instruments

     The carrying values of the line of credit (Note 5) and other long-term debt (Note 6) approximate their fair values as of December 31, 1997 and June 30, 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

  Income Taxes

     The Company, The Disposal Group, and Fibres International, Inc., use the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     During the periods in which the predecessors were owned by BFI, their operations were included in the consolidated income tax returns of BFI, and no allocations of income taxes were reflected in the historical statements of operations. For purposes of the combined predecessor financial statements, current and deferred income taxes have been provided on a separate income tax return basis.

  Revenue Recognition

     Revenues are recognized as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

  Start-Up and Integration Expenses

     During the period from inception (September 9, 1997) through December 31, 1997, the Company incurred certain start-up expenses relating to the formation of the Company, primarily for legal and other professional services, and the costs associated with recruiting the Company's initial management team. In

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

addition, the Company incurred certain integration expenses relating to the Acquisitions (Note 2). These start-up and integration expenses have been charged to operations as incurred.

     As described in Note 9, the Company issued warrants during the period from inception (September 9, 1997) through December 31, 1997 to a bank in connection with a line of credit and term loan payable, and to certain directors and stockholders of the Company in connection with their guarantee of certain of the Company's debt obligations. The fair value of these warrants is being amortized into interest expense. During the period from inception (September 9, 1997) through December 31, 1997, $710 relating to these warrants is included in interest expense in the accompanying statement of operations of the Company.

  Stock-Based Compensation

     As permitted under the provisions of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. None of the predecessor entities awarded stock-based compensation to employees. Consequently, the related disclosures in the accompanying financial statements and notes relate solely to the Company.

  Per Share Information

     In 1997, the Financial Accounting Standards Board ("FASB")issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented on the basis set forth in Statement 128 (Note 11). Earnings per share data have not been presented for the predecessor operations because such data is not meaningful.

     Pro-forma basic net income (loss) per share is computed by dividing the net income (loss) by the sum of the weighted average number of shares of common stock outstanding and common shares issuable upon the conversion of all outstanding shares of Redeemable Convertible Preferred Stock (Note 8) as though such conversion occurred at the beginning of the period.

     Pro-forma diluted net income per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding, common shares issuable upon conversion of all outstanding shares of Redeemable Convertible Preferred Stock (Note 8) as though such conversion occurred at the beginning of the period, and common shares issuable upon the exercise of outstanding common stock options and warrants (calculated using the treasury stock method.)

  Closure and Post-Closure Costs

     The Company does not accrue for closure and post-closure costs related to the Fairmead Landfill it operated in Madera County, California. Madera County as required by state law, has established a special fund to pay such liabilities. On June 5, 1998, the Company acquired the stock of Red Carpet Landfill, Inc. in Oklahoma. Red Carpet is engaged in landfilling of municipal solid waste and other acceptable waste streams in the county of Major, Oklahoma. As a result of the acquisition, the Company is required to accrue for

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

closure and post-closure costs related to the landfill. Accrued closure and post-closure costs include the current and non-current portion of accruals associated with obligations for closure and post-closure of the landfill. The Company, based as input from its outside engineers, estimates its future closure and post-closure monitoring and maintenance costs for solid waste landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements in the U.S. consider final capping of the site, site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operating and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Reviews of the future requirements for closure and post-closure monitoring and maintenance costs for the Company's operating landfills are performed by the Company's consulting engineers at least annually and are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. The Company provides accruals for these estimated costs as the remaining permitted airspace of such facilities is consumed. The states in which the Company operates its landfills require a specified portion of these accrued closure and post-closure obligations to be funded at any point in time.

  New Accounting Pronouncements

     In February 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure, which is effective for financial statements for periods ending after December 15, 1997. This statement establishes standards for disclosing information about an entity's capital structure. Adoption of Statement 129 will have no impact on the Company's existing disclosures.

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement 130, which is effective for fiscal years beginning after December 15, 1997, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company anticipates that implementing the provisions of Statement 130 will not have a significant impact on the Company's existing disclosures.

     In June 1997, the FASB issued Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company anticipates that implementing the provisions of Statement 131 will not have a significant impact on the Company's existing disclosures.

 2. ACQUISITIONS

  Browning-Ferris Industries Related

     On September 29, 1997, the Company purchased all of the outstanding stock of Browning-Ferris Industries of Washington, Inc. and Fibres International, Inc. from BFI (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $15,036, comprised principally of $11,493 in cash

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

and promissory notes payable to BFI totaling $3,543. Of the combined $15,036 purchase price, $9,578 was recorded as goodwill and $150 was assigned to a non-competition agreement. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Company's consolidated balance sheet based upon their estimated fair values on the date of the Acquisitions. The Company's consolidated statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transaction.

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation as of December 31, 1997 for the Acquisitions is as follows:

Acquired assets:
  Accounts receivable....................................    $ 2,919
  Prepaid expenses and other current assets..............        287
  Property and equipment.................................      4,106
  Goodwill...............................................      9,578
  Non-competition agreement..............................        150
Assumed liabilities:
  Deferred revenue.......................................       (428)
  Accounts payable and accrued liabilities...............        (26)
  Accrued losses on acquired contracts...................     (1,018)
  Deferred income taxes..................................       (532)
                                                             -------
                                                             $15,036
                                                             =======

     During the six months ended June 30, 1998, the Company increased the accrual for losses on acquired contracts and goodwill by approximately $291 to reflect revised estimates of additional losses on the acquired contracts that are expected to be incurred.

  Madera Disposal Systems, Inc.

     On February 23, 1998, the Company purchased all of the outstanding stock of Madera Disposal Systems, Inc. ("Madera") effective February 1, 1998, pursuant to a Stock Purchase Agreement (the "Agreement"). The Agreement requires the Company to pay to the shareholders of Madera $9,579 in cash (a portion of which was used to repay Madera outstanding debt on the date of acquisition and which is subject to other adjustments as specified in the Agreement), 1,000,000 shares of the Company's common stock with a fair market value of $7,500 (the "Stock"), warrants to purchase 200,000 shares of the Company's common stock at $4.00 per share with a fair market value of $954 (the "Warrants") and other contingent consideration. The Agreement provides that in the event the Company does not complete an initial public offering ("IPO") of its stock by March 31, 1999, with aggregate gross proceeds of at least $5,000, the Company may be required to repurchase the Stock and the Warrants from the former shareholders of Madera for $2,800 in cash if certain other conditions are also met.

     The Madera acquisition has been accounted for in accordance with the purchase method of accounting. The total purchase price and the excess of the purchase price over the fair value of the net assets acquired in the Madera acquisition were approximately $18,213 and $14,580, respectively.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation for the Madera acquisition is as follows:

Acquired assets:
  Cash......................................................    $ 1,388
  Accounts receivable.......................................        905
  Prepaid expenses and other current assets.................        141
  Property and equipment....................................      2,100
  Long-term franchise agreements and contracts..............        725
  Goodwill..................................................     14,580
Assumed liabilities:
  Accounts payable and accrued liabilities..................     (1,120)
  Accrued losses on acquired contracts......................       (306)
  Notes payable.............................................       (200)
                                                                -------
                                                                $18,213
                                                                =======

  Arrow Sanitary Service, Inc.

     On June 17, 1998, the Company purchased all of the outstanding stock of Arrow Sanitary Service, Inc. ("Arrow") effective June 1, 1998, pursuant to a Stock Purchase Agreement (the "Arrow Agreement"). The Arrow Agreement required the Company to pay the shareholders of Arrow $7,944 in cash (a portion of which was used to repay the Arrow outstanding debt on the date of the acquisition and a portion of which is subject to other adjustments as specified in the Arrow Agreement), 213,750 shares of the Company's common stock with an estimated fair market value of $3,045.

     The Arrow acquisition has been accounted for in accordance with the purchase method of accounting. The total purchase price and the excess of the purchase price over the fair value of the net assets acquired in the Arrow acquisition were approximately $11,255 and $10,528, respectively.

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation for the Arrow acquisition is as follows:

Acquired assets:
  Accounts receivable.......................................  $   575
  Prepaid expenses and other current assets.................       10
  Property and equipment....................................      313
  Covenant not to compete...................................       50
  Goodwill..................................................   10,528
Assumed liabilities:
  Accounts payable and accrued liabilities..................     (221)
                                                              -------
                                                              $11,255
                                                              =======

  Predecessor Acquisitions

     As described in Note 1, BFI acquired for cash and debt Fibres International, Inc. on November 30, 1995 and The Disposal Group Combined on July 31, 1996 in transactions that were accounted for as purchases.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

Accordingly, the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. The following presents purchase price information for these acquisitions:

                                                                     THE
                                                    FIBRES        DISPOSAL
                                                INTERNATIONAL,      GROUP
                                                     INC.         COMBINED
                                                --------------    ---------
Tangible assets acquired......................      $5,076         $2,076
Goodwill......................................       4,187          2,671
Assumed liabilities...........................        (969)           (33)
                                                    ------         ------
                                                    $8,294         $4,714
                                                    ======         ======

3. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1996 and 1997 and June 30, 1998 consists of the following:

                                     PREDECESSORS            COMPANY
                                       COMBINED     --------------------------
                                     DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                         1996           1997          1998
                                     ------------   ------------   -----------
                                                                   (UNAUDITED)
Land and buildings.................     $2,314         $   --        $ 2,963
Machinery and equipment............        146             60          1,742
Rolling stock......................      2,068          2,353          5,691
Containers.........................      1,084          1,995          5,248
Furniture and fixtures.............        137             67            353
                                        ------         ------        -------
                                         5,749          4,475         15,997
Less accumulated depreciation......       (680)          (290)        (1,402)
                                        ------         ------        -------
                                        $5,069         $4,185        $14,595
                                        ======         ======        =======

     Combined depreciation expense for the predecessor operations was $1,304, $1,101, and $789 for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, respectively. The Company's depreciation expense for the period from inception (September 9, 1997) through December 31, 1997 was $290.

4. OTHER ASSETS

     Other assets as of December 31, 1996 and 1997 and June 30, 1998 consist of the following:

                                             PREDECESSORS            COMPANY
                                               COMBINED     --------------------------
                                             DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                 1996           1997          1998
                                             ------------   ------------   -----------
                                                                           (UNAUDITED)
Long-term franchise agreements and
  contracts................................      $ --           $ --         $1,056
Non-competition agreement, net.............        --            142            351
Restricted Cash -- Madera Bond Fund........        --             --          1,800
Other......................................       369             27            353
                                                 ----           ----         ------
                                                 $369           $169         $3,560
                                                 ====           ====         ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

     Related to certain of the Acquisitions (Note 2), the Company acquired certain long-term franchise agreements and contracts and entered into a non-competition agreement. The estimated fair value of the acquired long-term franchise agreements and contracts was determined by management based on the discounted net cash flows associated with the agreements and contracts. The amounts assigned to the franchise agreements and contracts is being amortized on a straight-line method over the remaining term of the related agreements (11 years). Accumulated amortization amounted to $19 as of June 30, 1998. The estimated fair value of the non-competition agreement was determined by management based on the discounted adjusted operating income stream that would have otherwise been subject to competition. The amount assigned to the non-competition agreement is being amortized on a straight-line method over the term of the agreement (five years). Accumulated amortization amounted to $8 as of December 31, 1997 and $24 as of June 30, 1998.

5. LINE OF CREDIT

     On September 30, 1997, the Company obtained a revolving line of credit (the "Line") from a bank (the "Bank"). The maximum amount available under the terms of the Line was $2,000 and borrowings bore interest based on the prime rate plus 1.5% (aggregating 10.0% at December 31, 1997). Interest was payable monthly and the Line was to expire on September 29, 1998. Borrowings under the Line were secured by substantially all of the Company's assets and were subordinate to the notes payable to BFI (Note 6) with respect to certain specified assets. The Line was personally guaranteed by certain officers and stockholders of the Company (Note 9). As of December 31, 1997, $600 was outstanding under the Line.

     Management used borrowings from a new credit facility obtained in January 1998 (Note 12) to pay off amounts outstanding under the Line, and as such, these amounts have been included in long-term debt as of December 31, 1997.

 6. OTHER LONG-TERM DEBT

     Other long-term debt consists of the following as of December 31, 1997:

Term loan payable to the Bank bearing interest at the Bank's prime rate plus 2.0% (aggregating 10.5% as of December 31,
  1997); monthly principal payments of $76 plus interest
  beginning October 1997 through August 2002; all
  outstanding principal and interest are due September 2002;
  secured by substantially all of the Company's assets;
  subordinate to the notes payable to BFI with respect to
  certain specified assets..................................     $5,343
Note payable to BFI bearing interest at 6.0%; all
  outstanding principal and interest are due December 1997;
  secured by substantially all of the Company's accounts
  receivable................................................        319
Note payable to BFI bearing interest at 10.0%; quarterly
  payments of interest beginning December 1997; all
  outstanding principal and interest are due March 1998;
  secured by substantially all of WCII's assets.............        500
                                                                 ------
                                                                 $6,162
                                                                 ======

     The term loan payable to the Bank and the notes payable to BFI were personally guaranteed by certain officers and stockholders of the Company (Note
9).

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998................................  $1,736
1999................................     917
2000................................     917
2001................................     917
2002................................     917
Thereafter..........................     758
                                      ------
                                      $6,162
                                      ======

     Management used borrowings from a new credit facility obtained in January 1998 (Note 12) to pay off all amounts outstanding under the term loan payable to the Bank and all notes payable to BFI, and as such, these amounts have been classified as long-term debt as of December 31, 1997.

     On June 16, 1998, the Company completed a $1.8 million tax-exempt bond financing for its Madera subsidiary. These funds will be used for specified capital expenditures and improvements, including installation of a landfill gas recovery system. The bonds issued mature on May 1, 2016 and bear interest at variable rates based on market conditions for California tax exempt bonds. The bonds are backed by a letter of credit issued by BankBoston under the Credit Facility for $1.8 million. Funds from the bond offering are held by a trustee until the capital expenditures are completed. The unused funds are classified as restricted cash and included in other assets on the accompanying consolidated balance sheet. The capital expenditures funded by the bonds are expected to be substantially completed by December 31, 1998.

 7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     The Company leases its facilities and certain equipment under non-cancelable operating leases for periods ranging from one to five years. Combined rent expense for the predecessor operations was $398, $412, and $441 for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, respectively. The Company's rent expense under operating leases during the period from inception (September 9, 1997) through December 31, 1997 amounted to $52.

     As of December 31, 1997, future minimum lease payments under these leases, by calendar year, are as follows:

1998..................................  $206
1999..................................   196
2000..................................   192
2001..................................   140
2002..................................    10
                                        ----
                                        $744
                                        ====

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

  Performance Bonds and Letters of Credit

     Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. As of December 31, 1997, the Company had provided customers and various regulatory authorities with bonds and letters of credit of approximately $800 to secure its obligations. The Company's new credit facility (Note 12) provides for the issuance of letters of credit in an amount up to $5,000, but any letters of credit issued reduce the availability of borrowings for acquisitions or other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

CONTINGENCIES

  Environmental Risks

     The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of December 31, 1997 and June 30, 1998, the Company is not aware of any such environmental liabilities.

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997 and June 30, 1998 there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

     During the period from January 1, 1996 through July 31, 1996, The Disposal Group won a lawsuit against the city of Vancouver, Washington relating to the city's annexation of certain territories served by The Disposal Group. The Disposal Group received approximately $2.6 million from the lawsuit, which is included in other income in the accompanying statement of operations.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

  Employees

     Approximately 55 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. Approximately 11 drivers at Arrow Sanitary Services, Inc. ("Arrow"), a wholly owned subsidiary of the Company, are represented by the Teamsters Union, with which Arrow entered into a three-year collective bargaining agreement in March 1998. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with management. The union and management operated under a one-year negotiating agreement, that ended July 27, 1998.

     Since July 27, 1998, negotiations have continued between the Union and the Company, although the Union is permitted to call a strike or call for arbitration of the outstanding issues. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

 8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In September 1997, the Company received net proceeds of $6,992 from the sale of 2,499,998 shares of redeemable convertible preferred stock (the "Preferred Stock"). The Preferred Stock accrues cumulative dividends at the rate of $.098 per share annually. Accumulated and unpaid dividends on Preferred Stock amounted to $61 as of December 31, 1997. The Preferred Stock and any accumulated and unpaid dividends are convertible at the holder's option into shares of the Company's common stock at the calculated rate of $2.80 per share divided by the "Conversion Price" subject to certain anti-dilution adjustments. Each share was automatically converted into common stock immediately upon the closing of the Company's initial public offering of common stock at a Conversion Price of $2.80 per share.

     Each share of Preferred Stock is redeemable, at the holder's option, during the period from April 1, 1999 through October 1, 1999 for $4.20 per share plus any accumulated and unpaid dividends. The difference between the carrying value of the Preferred Stock and the redemption value (including accumulated dividends) is being accreted using the interest method through the earliest redemption date. The redemption of the Preferred Stock is not mandatory if it would cause the Company to incur additional indebtedness or if it is prohibited under any of the Company's then existing debt agreements.

     The preferred stockholders are entitled to one vote for each share of common stock into which such shares can be converted, and are also entitled to liquidation preferences equal to the greater of the initial purchase price per share ($2.80) plus any accumulated and unpaid dividends, plus the greater of $4.20 per share or an amount which equals an internal rate of return of 50% to the investor. After receiving such preference, the holders of the preferred stock share remaining proceeds with the common stockholders on an as converted basis.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

 9. STOCKHOLDERS' EQUITY

  Common Stock

     Of the 47,700,000 shares of common stock authorized but unissued as of December 31, 1997, the following shares were reserved for issuance:

Preferred Stock...................................  2,521,874
Madera acquisition (Note 2).......................  1,200,000
Stock option plan.................................  1,200,000
Stock purchase warrants...........................  1,056,000
                                                    ---------
                                                    5,977,874
                                                    =========

  Stockholder Notes Receivable

     In December 1997, the Company provided loans in the aggregate amount of $82 to certain employees, who are also common stockholders, for the purchase of shares of the Company's Preferred Stock. The notes bear interest at 8%, are due on January 1, 1999 and are secured by the Preferred Stock purchased and common stock owned by the employees.

  Stock Options

     In November 1997, the Company's Board of Directors adopted a stock option plan in which all officers, employees, directors and consultants may participate (the "Option Plan"). Options granted under the Option Plan may either be incentive stock options or nonqualified stock options (the "Options") and they will generally have a term of 10 years from the date of grant and will vest over periods determined at the date of grant. The exercise prices of the options are determined by the Company's Board of Directors and will be at least 100% or 110% of the fair market value of the Company's common stock on the date of grant as provided for in the Option Plan.

     In connection with the Option Plan, the Company's Board of Directors approved the reservation of 1,200,000 shares of common stock for issuance thereunder. As of December 31, 1997 and June 30, 1998, no options to purchase common stock were exercisable under the Option Plan. In addition, as of December 31, 1997 and June 30, 1998, options for 671,500 and 324,700 shares, respectively of common stock were available for future grants under the Option Plan.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

     A summary of the Company's stock option activity and related information during the period from inception (September 9, 1997) through December 31, 1997 and the three months ended June 30, 1998 is presented below:

                                           NUMBER OF        WEIGHTED AVERAGE
                                        SHARES (OPTIONS)     EXERCISE PRICE
                                        ----------------    ----------------
Outstanding at inception..............           --              $  --
Granted...............................      528,500               4.92
Forfeited.............................           --                 --
Exercised.............................           --                 --
                                            -------
Outstanding as of December 31, 1997...      528,500               4.92
Granted (unaudited)...................      409,300               7.23
Forfeited (unaudited).................           --                 --
Exercised (unaudited).................           --                 --
                                            -------
Outstanding as of June 30, 1998
  (unaudited).........................      937,800               5.93
                                            =======

     The following table summarizes information about stock options outstanding as of December 31, 1997 and June 30, 1998:

                                    DECEMBER 31, 1997          JUNE 30, 1998
                                   -------------------    -----------------------
                                              WEIGHTED                   WEIGHTED
                                              AVERAGE                    AVERAGE
                                              EXERCISE                   EXERCISE
         EXERCISE RANGE            SHARES      PRICE        SHARES        PRICE
         --------------            -------    --------    -----------    --------
                                                                (UNAUDITED)
  $ 2.80 to 5.00.................  385,500      2.85        589,800        2.91
  $ 6.00 to 9.50.................       --        --         72,500        8.54
  $10.50 to 12.50................  143,000     10.50        245,000       11.07
  $15.19 to 16.75................       --        --         30,500       16.72
                                   -------     -----        -------       -----
                                   528,500      4.92        937,800        5.93
                                   =======     =====        =======       =====

     The weighted average remaining contractual life of stock options outstanding as of December 31, 1997, was 9.4 years.

     Pro Forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the period from inception (September 9, 1997) through December 31, 1997: risk-free interest rate of 6%; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .40; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for us in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss and pro forma basic net loss per share for the period from inception (September 9, 1997) through December 31, 1997 were $(5,070) and $(2.99) per share, respectively.

     During the six months ended June 30, 1998, the Company recorded deferred stock compensation of $821 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's common stock on the date of grant. The deferred stock compensation is being amortized into expense over the vesting periods of the stock options which generally range from 1 to 3 years. Compensation expense of $201 was recorded during the six months ended June 30, 1998 relating to these options, and the remaining $619 will be amortized into expense in future periods.

  Stock Purchase Warrants

     In September 1997, the Company issued a warrant to purchase 200,000 shares of the Company's common stock to the Bank that provided the Line and term loan payable (Notes 5 and 6). The exercise price of the warrant is $.01 per share. The warrant was valued at $382 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and an expected life of 7 years. The value assigned to the warrant was reflected as a discount on long-term debt. The discount was fully accreted to interest expense using the straight-line method over the expected term of the debt agreements (approximately three months).

     In connection with their guarantee of certain of the Company's debt obligations (Notes 5 and 6), the Company issued warrants to purchase 841,000 shares of the Company's common stock to certain directors and stockholders of the Company. The exercise price of the warrants is $2.80 per share. The warrants were valued at $328 on their date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and expected lives of 3 years. The value assigned to these warrants was fully amortized to interest expense over the expected term of the debt agreements (approximately three months).

     In December 1997, the Company issued to consultants warrants to purchase 15,000 shares of the Company's common stock. Warrants to purchase 10,000 and 5,000 shares of common stock had exercise prices of $5.00 per share and $2.80 per share, respectively.

     In February 1998, the Company granted warrants to an employee to purchase 50,000 shares of the Company's common stock at $2.80 per share. The Company recorded stock compensation expense of approximately $235 relating to these warrants.

  Initial Public Offering

     In May 1998, the Company sold in its initial public offering, a total of 2,300,000 shares of common stock at $12.00 per share. The net proceeds after underwriters' commissions and fees and other costs associated with the offering were approximately $23,986. In connection with the offering, the redeemable convertible preferred stock was converted into common stock, and the redemption provisions of the common stock issued in connection with the Madera acquisition (Note 2) expired.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

10. INCOME TAXES

     The provision (benefit) for income taxes for the periods ended December 31, 1995 and 1996, the nine months ended September 30, 1997 and for the period from inception (September 9, 1997) through December 31, 1997 consists of the following:

                                              PREDECESSORS
                      -------------------------------------------------------------
                                                 FIBRES          THE DISPOSAL GROUP   WASTE CONNECTIONS, INC.
                                           INTERNATIONAL, INC.        COMBINED             CONSOLIDATED
                      THE DISPOSAL GROUP       PERIOD FROM          PERIOD FROM        PERIOD FROM INCEPTION
                           COMBINED          JANUARY 1, 1995      JANUARY 1, 1996       (SEPTEMBER 9, 1997)
                          YEAR ENDED             THROUGH              THROUGH                 THROUGH
                      DECEMBER 31, 1995     NOVEMBER 30, 1995      JULY 31, 1996         DECEMBER 31, 1997
                      ------------------   -------------------   ------------------   -----------------------
Current:
  Federal............       $  --                 $ 29                  $207                   $  38
  State..............          --                   --                    --                      --
Deferred:
  Federal............        (298)                  --                   298                    (370)
  State..............          --                   --                    --                      --
                            -----                 ----                  ----                   -----
                            $(298)                $ 29                  $505                   $(332)
                            =====                 ====                  ====                   =====

     Significant components of the Company's deferred income tax assets and liability were as follows as of December 31, 1996 and 1997:

                                                         PREDECESSORS
                                                           COMBINED      COMPANY
                                                             1996         1997
                                                         ------------    -------
Deferred income tax assets:
  Accounts receivable reserves.........................     $   32       $    8
  Amortization.........................................         --          290
  Accrued expenses.....................................          4           --
  Vacation accrual.....................................          2           15
  Net operating losses.................................        208           54
                                                            ------       ------
Total deferred income tax assets.......................        246          367
Deferred income tax liability:
  Depreciation.........................................         --         (529)
                                                            ------       ------
Net deferred income tax asset (liability)..............        246         (162)
Less valuation allowance...............................       (246)          --
                                                            ------       ------
                                                            $   --       $ (162)
                                                            ======       ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

     The differences between the Company's provision (benefit) for income taxes as presented in the accompanying statements of operations and benefit for income taxes computed at the federal statutory rate is comprised of the items shown in the following table as a percentage of pre-tax income (loss):

                                                                  PREDECESSORS
                                 -------------------------------------------------------------------------------
                                                                                                 THE DISPOSAL
                                                           FIBRES                                    GROUP
                                   THE DISPOSAL      INTERNATIONAL, INC.                           COMBINED
                                       GROUP             PERIOD FROM                              PERIOD FROM
                                     COMBINED          JANUARY 1, 1995       PREDECESSORS       JANUARY 1, 1996
                                    YEAR ENDED             THROUGH          ONE MONTH ENDED         THROUGH
                                 DECEMBER 31, 1995    NOVEMBER 30, 1995    DECEMBER 31, 1995     JULY 31, 1996
                                 -----------------   -------------------   -----------------   -----------------
Income tax provision (benefit)
  at the statutory rate........        (34.0%)               34.0%                34.0%               34.0%
Effect of valuation
  allowance....................            --                   --               (34.0%)             (16.0%)
                                      -------              -------              -------            --------
                                       (34.0%)               34.0%                   --               18.0%
                                      =======              =======              =======            ========

                                                         PREDECESSORS
                                             -------------------------------------
                                                                   PREDECESSORS      WASTE CONNECTIONS, INC.
                                                                     COMBINED             CONSOLIDATED
                                               PREDECESSORS         NINE MONTHS       PERIOD FROM INCEPTION
                                                 COMBINED              ENDED           (SEPTEMBER 9, 1997)
                                               PERIOD ENDED        SEPTEMBER 30,             THROUGH
                                             DECEMBER 31, 1996         1997             DECEMBER 31, 1997
                                             -----------------   -----------------   -----------------------
Income tax benefit at the statutory rate...        (34.0%)             (34.0%)                (34.0%)
Effect of valuation allowance..............         34.0%               34.0%                     --
Stock compensation expense.................            --                  --                  28.0%
                                                 --------            --------               --------
                                                       --                  --                  (6.0%)
                                                 ========            ========               ========

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

11. NET LOSS PER SHARE INFORMATION

     The following table sets forth the calculation of the numerator and denominator used in the computation of basic net loss per share and pro forma basic and diluted net loss per share for the period from inception (September 9, 1997) through December 31, 1997 and the six months ended June 30, 1998. The pro forma basic net income (loss) per share calculations assume the conversion of all outstanding shares of redeemable convertible preferred stock for the period from inception (September 9, 1997) through December 31, 1997, and the conversion of all outstanding shares of redeemable convertible preferred stock and redeemable common stock for the six months ended June 30, 1998, as if such conversions occurred as of the first day of each period presented.

                                                                               JUNE 30, 1998
                                              DECEMBER 31, 1997     -----------------------------------
                                            ---------------------               (UNAUDITED)
                                                        PRO FORMA                PRO FORMA    PRO FORMA
                                              BASIC       BASIC       BASIC        BASIC       DILUTED
                                            NET LOSS    NET LOSS    NET LOSS     NET LOSS     NET LOSS
                                            PER SHARE   PER SHARE   PER SHARE    PER SHARE    PER SHARE
                                            ---------   ---------   ---------   -----------   ---------
Numerator:
  Income (loss) before extraordinary                                                          $     573
     item.................................  $  (5,066)  $  (4,788)  $     573    $     573
  Redeemable convertible preferred stock                                                             --
     accretion............................       (531)         --        (917)          --
                                            ---------   ---------   ---------    ---------    ---------
  Income (loss) applicable to common                                                          $     573
     stockholders before extraordinary
     item.................................  $  (5,597)  $  (4,788)  $    (344)   $     573
                                            =========   =========   =========    =========    =========
  Extraordinary item......................         --          --        (815)        (815)        (815)
                                            ---------   ---------   ---------    ---------    ---------
  Net loss applicable to common                                                               $    (242)
     stockholders.........................  $  (5,597)  $  (4,788)  $  (1,159)   $    (242)
                                            =========   =========   =========    =========    =========

Denominator:
  Weighted average common shares                                                              4,480,694
     outstanding..........................  1,872,567   1,872,567   3,714,027    4,480,694
  Dilutive effect of stock options and                                                        1,351,691
     warrants outstanding.................         --          --          --           --
  Incremental common shares issuable upon                                                     1,916,665
     conversion of preferred stock........         --   2,499,998          --    1,916,665
                                            ---------   ---------   ---------    ---------    ---------
                                            1,872,567   4,372,565   3,714,027    6,397,359    7,749,050
                                            =========   =========   =========    =========    =========

     As of December 31, 1997, outstanding options to purchase 528,500 shares of common stock (with exercise prices ranging from $2.80 to $10.50), outstanding warrants to purchase 1,056,000 shares of common stock (with exercise prices from $0.01 to $5.00), and the outstanding Redeemable Convertible Preferred Stock could potentially dilute basic earnings per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the period presented.

12. NEW CREDIT FACILITY

     On January 30, 1998, the Company obtained a new revolving credit facility from BankBoston (the "Credit Facility"). The maximum amount available under the Credit Facility is $25,000 including stand-by letters-of-credit and the borrowings will bear interest at various fixed and/or variable rates at the Company's option. The Credit Facility allows for the Company to issue up to $5,000 in stand-by letters-of-credit. The

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1998 IS UNAUDITED)

Credit Facility requires quarterly payments of interest and it matures in January 2001. Borrowings under the Credit Facility are secured by all of the Company's assets. The borrowings are further secured by the shares of the Company's common and preferred stock owned by the Company's President and Chief Executive Officer. The Credit Facility requires the Company to pay an annual commitment fee equal to 0.5% of the unused portion of the Credit Facility. The Credit Facility places certain business, financial and operating restrictions on the Company and it's subsidiaries including among other things, the incurrence of additional indebtedness, investments, acquisitions, asset sales, mergers, dividends, distributions and repurchases and redemptions of capital stock. The Credit Facility also requires that specified financial ratios and balances be maintained. In connection with the Credit Facility the Company granted to an affiliate of BankBoston a warrant to purchase 140,000 shares of the Company's common stock with an exercise price of $2.80 per share and an expiration date of January 29, 2008.

     On May 28, 1998, the Company entered into a new revolving credit facility with a syndicate of banks for which BankBoston N.A. acts as agent (the "Credit Facility"). The maximum amount available under the Credit Facility is $60 million (including stand-by letters of credit) and the borrowings bear interest at various fixed and/or variable rates at the Company's option (approximately 7.44% as of June 30, 1998). The Credit Facility replaced an existing revolving credit facility. The Credit Facility allows for the Company to issue up to $5 million in stand-by letters-of-credit. The Credit Facility requires quarterly payments of interest and it matures in May 2001. Borrowings under the Credit Facility are secured by virtually all of the Company's assets. The Credit Facility requires the Company to pay an annual commitment fee equal to 0.375% of the unused portion of the Credit Facility. The Credit Facility places certain business, financial and operating restrictions on the Company relating to, among other things the incurrence of additional indebtedness, investments, acquisitions, asset sales, mergers, dividends, distributions and repurchase and redemption of capital stock. The Credit Facility also requires that specified financial ratios and balances be maintained.

13. RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with Continental Paper, LLC ("Continental"), in which the Company delivers to Continental all of the Company's collected recyclable materials in areas in which Continental has processing facilities and Continental pays the Company market rates for the recyclable materials. Certain of the Company's stockholders are the majority owners of Continental. During the period from inception (September 9, 1997) through December 31, 1997, the Company received approximately $223 from Continental in these transactions.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Murrey's Disposal Company, Inc.
American Disposal Company, Inc.
D.M. Disposal Co., Inc.
Tacoma Recycling Company, Inc.

     We have audited the accompanying combined balance sheets of Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc., and Tacoma Recycling Company, Inc. (collectively the "Murrey Companies") as of December 31, 1996 and 1997, and the related combined statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Murrey Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Murrey Companies at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Sacramento, California
October 2, 1998,
except for Note 12, as to
which the date is
October 22, 1998

                              THE MURREY COMPANIES

                            COMBINED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------     JUNE 30,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $    81    $   126      $    73
  Accounts receivable, less allowance for doubtful accounts
     of
     $62 in 1996, $74 in 1997 and $82 in 1998...............    2,333      2,779        3,091
  Prepaid expenses and other current assets.................      119         79          140
                                                              -------    -------      -------
Total current assets........................................    2,533      2,984        3,304
Property, plant and equipment, net..........................   12,529     14,819       14,793
Intangible assets, net......................................       --      1,862        1,784
Other assets................................................        3         31           45
                                                              -------    -------      -------
                                                              $15,065    $19,696      $19,926
                                                              =======    =======      =======

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................  $ 1,609    $ 1,628      $   755
  Accounts payable..........................................    1,108      1,617        2,177
  Advances from a related party.............................      818        543          543
  Deferred revenue..........................................      765        919        1,002
  Accrued liabilities.......................................      705        832          979
  Income taxes payable......................................      321        228          605
  Current portion of long-term debt.........................      928        873          666
                                                              -------    -------      -------
Total current liabilities...................................    6,254      6,640        6,727
Long-term debt..............................................    1,851      4,907        4,514
Deferred income taxes.......................................      702        658          658
Commitments and contingencies (Note 7)
Shareholders' equity:
  Common stock at par value; 60,500 shares authorized;
     1,470 shares issued and outstanding....................       45         45           45
  Additional paid-in capital................................      455        455          455
  Retained earnings.........................................    5,758      6,991        7,527
                                                              -------    -------      -------
Total shareholders' equity..................................    6,258      7,491        8,027
                                                              -------    -------      -------
                                                              $15,065    $19,696      $19,926
                                                              =======    =======      =======

                            See accompanying notes.

                              THE MURREY COMPANIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,            JUNE 30,
                                           -----------------------------    ------------------
                                            1995       1996       1997       1997       1998
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Revenues.................................  $27,786    $25,024    $28,874    $13,524    $15,951
Operating expenses:
  Cost of operations.....................   20,859     20,465     23,133     10,981     12,445
  Selling, general and administrative....    2,101      2,142      2,323      1,093      1,145
  Depreciation and amortization..........      923      1,236      1,371        651        998
                                           -------    -------    -------    -------    -------
Income from operations...................    3,903      1,181      2,047        799      1,363
Interest expense.........................     (198)      (284)      (380)      (163)      (276)
Other income (expense), net..............      210        309        283        310          4
                                           -------    -------    -------    -------    -------
Income before income taxes...............    3,915      1,206      1,950        946      1,091
Income tax provision.....................     (690)      (543)      (634)      (318)      (388)
                                           -------    -------    -------    -------    -------
Net income...............................    3,225        663      1,316        628        703
Retained earnings, beginning of period...    1,920      5,095      5,758      5,758      6,991
Dividends................................      (50)        --        (83)        --       (167)
                                           -------    -------    -------    -------    -------
Retained earnings, end of period.........  $ 5,095    $ 5,758    $ 6,991    $ 6,386    $ 7,527
                                           =======    =======    =======    =======    =======
Pro forma income taxes (unaudited -- Note
  11)....................................  $(1,338)   $  (432)   $  (697)   $  (322)   $  (371)
                                           -------    -------    -------    -------    -------
Pro forma net income (unaudited -- Note
  11)....................................  $ 2,577    $   774    $ 1,253    $   624    $   720
                                           =======    =======    =======    =======    =======

                            See accompanying notes.

                              THE MURREY COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           SIX MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,         JUNE 30,
                                                             ---------------------------   -----------------
                                                              1995      1996      1997      1997      1998
                                                             -------   -------   -------   -------   -------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $ 3,225   $   663   $ 1,316   $   628   $   703
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization.......................      923     1,236     1,371       651       998
       Deferred income taxes...............................      147       (19)      (44)       --        --
       Gain on sale of land................................       --        --        --        --       (29)
       Changes in operating assets and liabilities:
          Accounts receivable, net.........................      (31)       63      (446)     (416)     (312)
          Prepaid expenses and other assets................      (83)      (36)       40        24       (61)
          Accounts payable.................................     (156)      932       509       880       560
          Deferred revenue.................................       68        42       154        94        83
          Accrued liabilities..............................     (352)      129       127       125       147
          Income taxes payable.............................      383      (232)      (93)       41       377
                                                             -------   -------   -------   -------   -------
  Net cash provided by operating activities................    4,124     2,778     2,934     2,027     2,466
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions................................       --        --    (2,900)     (100)       --
  Capital expenditures for property and equipment..........   (3,025)   (4,790)   (2,108)     (500)   (1,477)
  Proceeds from sale of land...............................       --        --        --        --       586
  Net change in other assets...............................      (18)       31       (28)     (116)       12
                                                             -------   -------   -------   -------   -------
Net cash used in investing activities......................   (3,043)   (4,759)   (5,036)     (716)     (879)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.............................      750     1,418     3,414       200        76
  Principal payments on long-term debt.....................   (1,383)     (615)     (928)     (265)     (676)
  Net change in short-term borrowings......................      (77)      659        19      (919)     (873)
  Net change in advances from a related party..............      189      (259)     (275)     (275)       --
  Payment of dividends.....................................      (50)       --       (83)       --      (167)
                                                             -------   -------   -------   -------   -------
Net cash provided by (used in) financing activities........     (571)    1,203     2,147    (1,259)   (1,640)
                                                             -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents.......      510      (778)       45        52       (53)
Cash and cash equivalents:
     Beginning of period...................................      349       859        81        81       126
                                                             -------   -------   -------   -------   -------
     End of period.........................................  $   859   $    81   $   126   $   133   $    73
                                                             =======   =======   =======   =======   =======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
  AND NON-CASH TRANSACTIONS:
     Cash paid for interest................................  $   198   $   284   $   358   $   163   $   276
                                                             =======   =======   =======   =======   =======
     Cash paid for income taxes............................  $   160   $   792   $   744   $   277   $    10
                                                             =======   =======   =======   =======   =======
     Issuance of notes payable for land and buildings......  $    --   $   260   $   315   $    --   $    --
                                                             =======   =======   =======   =======   =======
     In connection with acquisitions (Note 3) the Murrey
       Companies acquired assets and issued notes payable
       to sellers as follows:
          Fair value of assets acquired....................  $    --   $    --   $ 3,100   $   300   $    --
          Notes payable to sellers.........................       --        --      (200)     (200)       --
                                                             -------   -------   -------   -------   -------
          Cash paid for acquisitions.......................  $    --   $    --   $ 2,900   $   100   $    --
                                                             =======   =======   =======   =======   =======

                            See accompanying notes.

                              THE MURREY COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

 1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

     Murrey's Disposal Company, Inc. ("Murrey's"), American Disposal Company, Inc. ("American"), D.M. Disposal Co., Inc. ("DM"), and Tacoma Recycling Company, Inc. ("Tacoma") (collectively the "Murrey Companies") are regional, integrated, non-hazardous solid waste services companies that provide collection, transfer, and disposal of solid waste and recyclables to residential and commercial customers in and around the Tacoma, Washington area. Murrey's, American, DM and Tacoma were incorporated in Washington on March 13, 1963, October 27, 1966, July 12, 1979 and January 30, 1990, respectively.

BASIS OF COMBINATION

     The combined financial statements of the Murrey Companies include the accounts of Murrey's, American, DM and Tacoma as a result of their common management which exercises significant influence over their operations. Significant intercompany balances and transactions between the Murrey Companies have been eliminated in combination.

INTERIM FINANCIAL INFORMATION

     The unaudited interim combined financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Murrey Companies considers all highly liquid investments with a maturity of three months or less at purchase to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Murrey Companies to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Murrey Companies' customer base. The Murrey Companies maintain allowances for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     The estimated useful lives are as follows:

Buildings...............................................     20 years
                                                               5 - 15
Machinery and equipment.................................        years
Rolling stock...........................................     10 years
                                                               5 - 15
Containers..............................................        years
Furniture and fixtures..................................  3 - 5 years

     In connection with the Acquisitions (Note 3) the Murrey Companies acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to twelve years.

GOODWILL

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Notes 3 and 4), and is amortized on a straight-line basis over the period of expected benefit of 40 years.

     The Murrey Companies continually evaluate the value and future benefits of its goodwill. The Murrey Companies assess recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Murrey Companies' best estimate for expected future cash flows of the related business would be less than the carrying amount of the goodwill over the remaining amortization period. For the period ending December 31, 1997, there were no adjustments to the carrying amount of goodwill resulting from these evaluations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents approximate their fair values as of December 31, 1996 and 1997. The carrying values of short-term borrowings (Note 5) and long-term debt (Note 6) approximate their fair values as of December 31, 1996 and 1997, based on current incremental borrowing rates for similar types of borrowing arrangements.

REVENUE RECOGNITION

     The Murrey Companies recognize revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

INCOME TAXES

     DM uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Murrey's, American and Tacoma operate under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently all of the income tax attributes and liabilities of these companies' operations flow through to the individual shareholders.

 2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31, 1996 and 1997 and June 30, 1998 consists of the following:

                                                 DECEMBER 31,
                                              ------------------     JUNE 30,
                                               1996       1997         1998
                                              -------    -------    -----------
                                                                    (UNAUDITED)
Land and buildings..........................  $ 6,316    $ 6,668      $ 6,111
Machinery and equipment.....................    3,518      3,780        3,780
Rolling stock...............................    6,134      7,570        8,165
Containers..................................    3,140      4,380        5,262
Furniture and fixtures......................      231        255          255
                                              -------    -------      -------
                                               19,339     22,653       23,573
Less accumulated depreciation...............   (6,810)    (7,834)      (8,780)
                                              -------    -------      -------
                                              $12,529    $14,819      $14,793
                                              =======    =======      =======

 3. ACQUISITIONS

     During 1997, the Murrey Companies purchased substantially all of the assets of Island Disposal (effective May 2, 1997) and Environmental Waste Systems and Olympic Disposal (both effective December 1, 1997) (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $3,100, comprised of $2,900 in cash and promissory notes payable to the sellers totaling $200. Of the combined $3,100 purchase price, $1,791 was recorded as goodwill and $80 was assigned to non-competition agreements. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Murrey Companies' combined balance sheet based upon their estimated fair values on the date of the Acquisitions. The Murrey Companies' combined statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transactions.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation as of December 31, 1997, for the Acquisitions is as follows:

Acquired assets:
  Property and equipment....................................  $1,229
  Goodwill..................................................   1,791
  Non-competition agreements................................      80
                                                              ------
                                                              $3,100
                                                              ======

 4. INTANGIBLE ASSETS

     Intangible assets as of December 31, 1996 and 1997 and June 30, 1998 consists of the following:

                                                  DECEMBER 31,
                                                ----------------     JUNE 30,
                                                 1996      1997        1998
                                                ------    ------    -----------
                                                                    (UNAUDITED)
Goodwill, net.................................  $   --    $1,783      $1,713
Non-competition agreement, net................      --        79          71
                                                ------    ------      ------
                                                $   --    $1,862      $1,784
                                                ======    ======      ======

     Accumulated amortization on intangible assets amounted to $9 as of December 31, 1997 (none in 1996) and $87 as of June 30, 1998.

 5. SHORT-TERM BORROWINGS

     Short-term borrowings consist of various revolving and non-revolving lines-of-credit with banks, bearing interest at variable rates (ranging from 9.0% to 9.25% as of December 31, 1997) and mature at various dates through November 30, 1998. The lines of credit are secured by all cash accounts held with the banks, which totaled $126 as of December 31, 1997. All available amounts under these lines-of-credit were outstanding as of December 31, 1997.

     Certain of these lines-of-credit contain certain restrictive covenants, which among other things require that specified financial balances and ratios be maintained. As of December 31, 1997, the Murrey Companies were in compliance with the covenants.

 6. LONG-TERM DEBT

     Long-term debt as of December 31, 1996 and 1997 and June 30, 1998 consists of the following:

                                                          DECEMBER 31,
                                                        ----------------     JUNE 30,
                                                         1996      1997        1998
                                                        ------    ------    -----------
                                                                            (UNAUDITED)
Note payable to a bank bearing interest at a variable
  rate (approximately 8.5% as of December 31, 1997);
  monthly payments of principal and interest of $25;
  maturing in November, 2007; secured by certain cash
  accounts and a pledge of one of the Murrey Companies
  exclusive franchise agreements......................  $   --    $2,000      $1,929

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

                                                          DECEMBER 31,
                                                        ----------------     JUNE 30,
                                                         1996      1997        1998
                                                        ------    ------    -----------
                                                                            (UNAUDITED)
Note payable to a bank bearing interest at 8.6%;
  monthly payments of principal and interest
  aggregating $13; maturing in October, 2001; secured
  by equipment with a net book value of approximately
  $533 as of December 31, 1997 and certain cash
  accounts............................................  $   --    $  632      $  573
Notes payable to a bank bearing interest at various
  fixed rates (ranging from 9.1% to 9.2% as of
  December 31, 1997); monthly payments of principal
  and interest aggregating $25 and one-time payments
  of $470 and $751 in September, 2000 and May, 2001,
  respectively; maturing at various dates between
  September, 2000 and May, 2001; secured by land and
  buildings with a net book value of approximately
  $2,548 as of December 31, 1997......................   1,752     1,544       1,436
Equipment financing notes payable bearing interest at
  various rates (ranging from 8.6% to 8.8% as of
  December 31, 1997); monthly payments of principal
  and interest aggregating $25; maturing at various
  dates through September, 2001; secured by equipment
  with an aggregate net book value of approximately
  $984 as of December 31, 1997........................     567       822         595
Notes payable to sellers bearing interest at various
  rates (ranging from 8.5% to 9.0% as of December 31,
  1997); monthly principal and interest payments of
  $9; maturing at various dates between February, 2001
  and October, 2007; secured by land and buildings
  with a net book value of approximately $908 as of
  December 31, 1997...................................     218       471         303
Unsecured notes payable to seller bearing interest at
  8.0% as of December 31, 1997; monthly principal and
  interest payments of $4; maturing in June, 2002.....      --       189         171
Others................................................     242       122         173
                                                        ------    ------      ------
                                                         2,779     5,780       5,180
Less: current portion.................................     928       873         666
                                                        ------    ------      ------
Long-term debt........................................  $1,851    $4,907      $4,514
                                                        ======    ======      ======

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998........................................................  $  873
1999........................................................     780
2000........................................................   1,056
2001........................................................   1,232
2002........................................................     408
Thereafter..................................................   1,431
                                                              ------
                                                              $5,780
                                                              ======

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

 7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Operating Leases

     The Murrey Companies lease certain equipment and facilities under non-cancelable operating leases. Rent expense under all operating leases during the years ended December 31, 1995, 1996 and 1997 amounted to $319, $170 and $183, respectively.

     As of December 31, 1997, future minimum lease payments under these operating leases, by calendar year, are as follows:

1998........................................................  $  187
1999........................................................     186
2000........................................................     167
2001........................................................     107
2002........................................................      87
Thereafter..................................................     355
                                                              ------
                                                              $1,089
                                                              ======

CONTINGENCIES

  Environmental Risks

     The Murrey Companies are subject to liability for any environmental damage that the solid waste facilities they operate may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the operation of such facilities by the Murrey Companies. The Murrey Companies may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Murrey Companies. Any substantial liability for environmental damage incurred by the Murrey Companies could have a material adverse effect on the Murrey Companies' combined financial condition, results of operations or cash flows.

  Legal Proceedings

     In the normal course of their business and as a result of the extensive governmental regulation of the solid waste industry, the Murrey Companies may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines or to revoke or deny renewal of an operating permit held by the Murrey Companies. From time to time the Murrey Companies may also become parties to various claims or suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal course of operating a waste management business. However, as of December 31, 1997 and June 30, 1998, there is no current proceeding or litigation involving the Murrey Companies that the Murrey Companies believe will have a material adverse impact on the Murrey Companies' business, financial condition, results of operations or cash flows.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

  Disposal Site

     The Murrey Companies have been informed that the Hidden Valley Landfill which is currently utilized by them for disposal of waste collected in Pierce County is currently operating under a Consent Decree with the Washington State Department of Ecology and the Environmental Protection Agency. Under the terms of the Consent Decree the Hidden Valley Landfill is required to be closed on or before December 31, 1998; after which all of the waste collected by the Murrey Companies in Pierce County will be long hauled to an alternate disposal site until the new solid waste landfill in Pierce County is opened. The new landfill is projected to open in November 1999. Management of the Murrey Companies does not believe that the closure of the Hidden Valley Landfill will have a material adverse impact on the Murrey Companies' business, combined financial position, results of operations or cash flows.

  Employees

     Approximately 44 of the Murrey Companies' route drivers are represented by the Teamsters Union. The Murrey Companies have a collective bargaining agreement that expires in June 1999. The Murrey Companies are not aware of any other organizational efforts among their employees and believes that their relations with their employees are good.

 8. RELATED PARTY TRANSACTIONS

OPERATING LEASE

     The Murrey Companies lease land on which certain of their facilities are located from a shareholder of the Murrey Companies. This lease is pursuant to an informal arrangement whereby the Murrey Companies pay all of the property taxes and other expenses associated with the leased land in lieu of monthly rent. These payments totaled approximately $10 during each of the years ended December 31, 1995, 1996, and 1997.

ADVANCES

     As of December 31, 1996 and 1997, the Murrey Companies had non-interest bearing advances payable to one of their shareholders totaling $818 and $543, respectively.

DISPOSAL FEES

     During the years ended December 31, 1995, 1996 and 1997, the Murrey Companies paid $7,355, $7,730, and $8,592, respectively, in disposal fees to a landfill that is owned and operated by a company in which one of the Murrey Companies shareholders has an approximate 33% ownership interest.

 9. 401(k) PLAN

     The Murrey Companies have a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of the Murrey Companies. Under the 401(k) Plan the Murrey Companies' contributions are at the discretion of management of the Murrey Companies. During the years ended December 31, 1995, 1996 and 1997, the Murrey Companies' 401(k) Plan expense was approximately $246, $267 and $316, respectively.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

10. INCOME TAXES

     The provision (benefit) for income taxes for the Murrey Companies pertains solely to DM and consists of the following:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
Federal:
  Current...................................................   $543      $562      $678
  Deferred..................................................    147       (19)      (44)
                                                               ----      ----      ----
                                                               $690      $543      $634
                                                               ====      ====      ====

     Deferred taxes result from temporary differences in the recognition of certain expense items for income tax and financial reporting purposes. The Murrey Companies' deferred taxes as of December 31, 1996 and 1997 are substantially comprised of depreciation deducted for tax purposes that will be recorded in future periods for financial reporting purposes.

     The principal reasons for the difference between the federal statutory income tax rate and the effective income tax rate are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995      1996     1997
                                                              -------    -----    -----
Federal expense expected at statutory rates on combined
  income before income taxes................................  $1,331     $410     $663
Tax effect of companies reporting under Subchapter S........    (645)     124      (42)
Other.......................................................       4        9       13
                                                              ------     ----     ----
                                                              $  690     $543     $634
                                                              ======     ====     ====

11. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As described in Note 1, Murrey's, American, and Tacoma (the "S Corporations") operate under Subchapter S of the Internal Revenue Code and are not subject to federal income taxes. In connection with the Murrey Companies' proposed merger with Waste Connections, Inc. ("WCI") (Note 12), the Subchapter S election will be terminated. As a result, the S Corporations (as wholly-owned subsidiaries of WCI) will be subject to corporate income taxes subsequent to the termination of S corporation status. The Murrey Companies had combined income for income tax purposes of $2,769, $2,135 and $1,941 for 1995, 1996 and 1997,
respectively. Had the Murrey Companies filed federal income tax returns as regular corporations for 1995, 1996 and 1997, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $1,338, $432 and $697, respectively.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION RELATING TO JUNE 30, 1998 AND
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

     The following unaudited pro forma information reflects income tax expense (benefit) for the Murrey Companies as if the S Corporations had also been subject to federal income taxes:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1995    1996    1997
                                                              ------   -----   ----
Federal:
  Current...................................................  $  941   $ 726   $660
  Deferred..................................................     397    (294)    37
                                                              ------   -----   ----
Pro forma income taxes......................................  $1,338   $ 432   $697
                                                              ======   =====   ====

     The pro forma provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to certain non-deductible expenses.

     The Murrey Companies pro forma deferred income tax asset of approximately $98 and $71 as of December 31, 1996 and 1997, respectively, relates principally to differences in the recognition of bad debt expenses, vacation accruals, and certain other temporary differences. The Murrey Companies also had pro forma deferred tax liabilities as of December 31, 1996 and 1997 of approximately $1,322 and $1,332 which relate to differences between tax and financial methods of depreciation and the use of the cash method of accounting for tax purposes by certain of the S Corporations.

12. SUBSEQUENT EVENT

MERGER OF THE MURREY COMPANIES

     On October 22, 1998, the Murrey Companies and WCI jointly announced that they had signed a definitive agreement under which the Murrey Companies will merge with wholly-owned subsidiaries of WCI. Under the terms of the agreement, substantially all shares of common stock of the Murrey Companies will be exchanged for 2.75 million shares of WCI common stock (subject to adjustment at the date of consummation of the Merger). The transaction is expected to be accounted for as a pooling of interests and is expected to close during the fourth quarter of calendar 1998.

13. YEAR 2000 (UNAUDITED)

     The Murrey Companies will need to modify or replace portions of their software so that their computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the Murrey Companies have not incurred any costs related to the Year 2000 project. The Murrey Companies do not believe that their expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect their operations.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Madera Disposal Systems, Inc.

     We have audited the accompanying balance sheets of Madera Disposal Systems, Inc. as of December 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madera Disposal Systems, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                 /s/ ERNST & YOUNG LLP


Sacramento, California
February 20, 1998

                         MADERA DISPOSAL SYSTEMS, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
ASSETS
Current assets:
     Cash and equivalents...................................  $1,064    $1,527
     Accounts receivable, less allowance for doubtful
      accounts of $111 ($90 in 1996)........................     788       691
     Receivables from shareholders..........................     100       113
     Prepaid expenses and other current assets..............     216       214
                                                              ------    ------
     Total current assets...................................   2,168     2,545
Property and equipment, net.................................   3,800     3,636
Assets held for sale........................................      --        77
Other assets................................................      36        39
                                                              ------    ------
                                                              $6,004    $6,297
                                                              ======    ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.......................................  $  750    $  644
     Deferred revenue.......................................     208       219
     Accrued liabilities....................................     193       178
     Current portion of capital lease obligations...........     218       274
     Current portion of long-term debt......................     177       288
                                                              ------    ------
Total current liabilities...................................   1,546     1,603
Long-term portion of capital lease obligations..............   1,557     1,565
Long-term debt..............................................     637       329
Commitments and contingencies (Note 4)

Shareholders' equity:

     Common stock: $100 par value; 1,000,000 shares
      authorized; 500 shares issued and outstanding.........      50        50
     Retained earnings......................................   2,214     2,750
                                                              ------    ------
Total shareholders' equity..................................   2,264     2,800
                                                              ------    ------
                                                              $6,004    $6,297
                                                              ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
Revenues....................................................  $7,008    $7,770    $7,845
Operating expenses:
     Cost of operations.....................................   5,288     5,512     5,289
     Selling, general and administrative....................     996       969     1,041
     Depreciation and amortization..........................     467       585       627
                                                              ------    ------    ------
Income from operations......................................     257       704       888
Interest expense............................................    (237)     (259)     (280)
Other income, net...........................................      68       113       173
                                                              ------    ------    ------
Net income..................................................      88       558       781
Retained earnings, beginning of year........................   1,863     1,656     2,214
Distributions to shareholders...............................    (295)       --      (245)
                                                              ------    ------    ------
Retained earnings, end of year..............................  $1,656    $2,214    $2,750
                                                              ======    ======    ======
Pro forma income taxes (unaudited -- Note 7)................  $  (30)   $ (208)   $ (295)
                                                              ------    ------    ------
Pro forma net income (unaudited -- Note 7)..................  $   58    $  350    $  486
                                                              ======    ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----    ------    ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  88    $  558    $  781
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    467       585       627
     Gain on sale of property & equipment...................    (13)      (37)      (71)
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................   (252)      (23)       97
       Receivables from shareholders........................    (21)      (33)      (13)
       Prepaid expenses and other assets....................     --       (52)        2
       Other assets.........................................     (2)       (9)       (3)
       Accounts payable.....................................    265       (29)     (106)
       Deferred revenue.....................................      4        16        11
       Accrued liabilities..................................    105        44       (15)
                                                              -----    ------    ------
Net cash provided by operating activities:..................    641     1,020     1,310
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........   (274)     (902)     (183)
  Proceeds from sale of assets..............................     13        97       140
                                                              -----    ------    ------
Net cash used in investing activities.......................   (261)     (805)      (43)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    265       591        --
  Principal payments on long-term debt and capital lease
     obligations............................................   (576)     (351)     (559)
  Cash distributions made to shareholders...................   (295)       --      (245)
                                                              -----    ------    ------
Net cash provided by (used in) financing activities.........   (606)      240      (804)
                                                              -----    ------    ------
Net increase (decrease) in cash and equivalents.............   (226)      455       463
Cash and equivalents:
  Beginning of year.........................................    835       609     1,064
                                                              -----    ------    ------
  End of year...............................................  $ 609    $1,064    $1,527
                                                              =====    ======    ======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
Cash paid for interest......................................  $ 237    $  237    $  279
                                                              =====    ======    ======
Capital lease obligations and long-term debt incurred for
  the purchase of property and equipment....................  $ 854    $   --    $  426
                                                              =====    ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Madera Disposal Systems, Inc. ("Madera") is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer disposal and recycling services to residential, commercial and industrial customers. Madera Landfill is contracted by the County of Madera to operate the Fairmead, the North Fork Transfer Station and the materials recovery facility (aka, Mammoth Recycling Facility), all of which are located in the County of Madera, State of California. Madera also holds an exclusive contract with the County of Madera to collect solid waste within the unincorporated areas of the County of Madera. The contracts continue in force and effect until August 2004, and will automatically be extended for one five year period unless Madera is then in material breach or default of its obligations under the materials recovery facility contract. All contracts may be extended for additional periods and upon terms as the County of Madera and Madera may mutually agree upon.

     On November 9, 1993, Madera entered into an agreement with the County of Madera, whereby Madera was to design, permit, finance, construct, equip, staff, operate and maintain a materials recovery facility (the "Facility") at the County's Fairmead Landfill for the purpose of providing the County of Madera with a guaranteed reduction in the quantity of municipal solid waste requiring landfill disposal. The Facility was to be designed, constructed and operated to receive all municipal solid waste from the Cities of Madera and Chowchilla and the unincorporated areas of the County of Madera. It was also to meet the twenty-five percent (25%) waste reduction requirements of Assembly Bill 939 (Chapter 1095 of the Statutes of 1989) for the Cities of Madera and Chowchilla and the County of Madera by January 11, 1995, through the recycling of recovered material, and work toward the waste reduction requirements of fifty percent (50%) that each jurisdiction must achieve by January 1, 2000. The Facility became operational on August 15, 1994.

     The County of Madera will compensate Madera for its capital costs incurred in designing, permitting, financing, constructing and equipping the Facility. These costs were $1,661 and are included in property and equipment in the accompanying balance sheets. The County of Madera will reimburse Madera for the equipment and interest costs over a ten year operational period. The County of Madera will also reimburse Madera for its other operational costs incurred in connection with the staffing, maintaining and operating of the materials recovery facility. All of the aforementioned costs are reimbursed to Madera through receipt of a specified portion of waste disposal fees collected by Madera on behalf of the County of Madera for landfill operations.

     At the termination of the contracts described above, the improvements made by Madera become the sole and exclusive property of the County of Madera, subject only to the County of Madera's continuing obligation to pay or reimburse the Company for any remaining unamortized capital costs of the Facility.

     In 1995, Madera started a new line of business which provided clean-up and waste removal services to residential and commercial construction businesses. Due to continued losses, in July 1997 Madera ceased operations in this line of business. The estimated fair value of the remaining assets of the business is reflected in the accompanying balance sheets as assets held for sale at December 31, 1997. For the years ended December 31, 1995, 1996, and 1997, this business had revenues of $531, $785 and $193, respectively, and had operating losses of $290, $397, and $215, respectively.

     Madera entered into an exclusive franchise agreement with the City of Chowchilla on April 8, 1996, whereby Madera was granted the exclusive right and franchise to collect, haul, and dispose of all solid waste, recyclable solid waste, and green waste within the city limits of the City of Chowchilla. The term of this franchise shall continue in force and effect for a period of seven years, and the City of Chowchilla may renew and extend the franchise for an additional period of five years or more.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

SALE OF THE COMPANY

     Effective February 1, 1998, Madera's shareholders entered into an agreement to sell their stock to Waste Connections, Inc. ("WCI") for cash and stock in WCI.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Madera considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject Madera to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of Madera's customer base. Madera maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets or lease term, whichever is shorter.

     The estimated useful lives are as follows:

Machinery and equipment................................   6 - 10 years
Leasehold improvements.................................  10 - 40 years
Furniture and fixtures.................................   6 - 10 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and equivalents approximate their fair values as of December 31, 1996 and 1997. The carrying values of the long-term debt and capital lease obligations (Notes 3 and 4) approximate their fair values as of December 31, 1996 and 1997, based on current incremental borrowing rates for similar types of borrowing arrangements.

REVENUE RECOGNITION

     Madera recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

INCOME TAXES

     Madera operates under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently, all of the income tax attributes and liabilities of the Madera's operations flow through to the individual shareholders.

CLOSURE AND POST-CLOSURE COSTS

     Under regulations pursuant to which the permit for the Fairmead Landfill was issued, Madera and Madera County, as operator and owner, respectively, are jointly liable for closure and post-closure liabilities with respect to the landfill. Madera has not accrued for such liabilities because Madera County, as required by state law, has established a special fund, into which a designated portion of tipping fee surcharges are deposited, to pay such liabilities. Consequently, management of Madera does not believe Madera has any financial obligation for closure and post-closure costs for the Fairmead Landfill as of December 31, 1997.

 2. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1996 and 1997 consists of the following:

                                                               1996      1997
                                                              ------    ------
Machinery and equipment.....................................  $5,480    $5,777
Leasehold improvements......................................     498       500
Furniture and fixtures......................................     137       133
                                                              ------    ------
                                                               6,115     6,410
Less accumulated depreciation and amortization..............   2,315     2,774
                                                              ------    ------
                                                              $3,800    $3,636
                                                              ======    ======

 3. LONG-TERM DEBT

     Long-term debt as of December 31, 1996 and 1997 consists of the following:

                                                              1996    1997
                                                              ----    ----
Equipment financing notes payable bearing interest at
various fixed and variable rates (ranging from 6.0% to 12.9%
at December 31, 1997); monthly payments of principal and
interest aggregating $16; maturing at various dates through
August 31, 2001; secured by equipment with net book values
aggregating $522 as of December 31, 1997....................  $664    $467
Notes payable to related parties bearing interest at 10.0%;
monthly payments of interest; maturing December 1, 1998.....   150     150
                                                              ----    ----
                                                               814     617
Less: Current portion.......................................   177     288
                                                              ----    ----
Long-term debt..............................................  $637    $329
                                                              ====    ====

     One of the equipment financing notes, with an outstanding balance of $236 as of December 31, 1997, contains certain restrictive covenants, which among other things require that specified financial balances and ratios be maintained, restrict the payment of dividends and prohibit the incurrence of additional indebtedness. As of December 31, 1997, Madera was in compliance with the covenants.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998........................................................  $288
1999........................................................   149
2000........................................................   122
2001........................................................    58
                                                              ----
                                                              $617
                                                              ====

 4. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Capital Leases

     Madera leases certain equipment under capital leases. As of December 31, 1996 and 1997, the following amounts are included in property and equipment as assets under these capital leases:

                                                              1996      1997
                                                             ------    ------
Cost.......................................................  $2,235    $2,605
Less: accumulated amortization.............................     527       780
                                                             ------    ------
Net assets under capital leases............................  $1,708    $1,825
                                                             ======    ======

     The future minimum lease payments under these capital leases along with the present value of the minimum lease payments as of December 31, 1997 are as follows:

                   MINIMUM LEASE PAYMENTS
                  YEAR ENDING DECEMBER 31:
                  ------------------------
          1998..............................................  $  448
          1999..............................................     489
          2000..............................................     427
          2001..............................................     352
          2002..............................................     294
          Thereafter........................................     494
                                                              ------
Total minimum lease payments................................   2,504
Less amount representing interest...........................     665
                                                              ------
Present value of minimum lease payments.....................   1,839
Less current portion........................................     274
                                                              ------
Long-term portion...........................................  $1,565
                                                              ======

OPERATING LEASES

     Madera leases its facilities and certain equipment under cancelable operating leases for periods of one year or less. Rent expense under all operating leases during the years ended December 31, 1995, 1996 and 1997 amounted to $47, $41 and $33, respectively.

PERFORMANCE BONDS AND LETTERS OF CREDIT

     Municipal solid waste collection contracts may require performance bonds to secure contractual performance. As of December 31, 1997, Madera had provided customers and various regulatory authorities with bonds of approximately $200 to secure its obligations. If Madera were unable to obtain surety bonds in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ENVIRONMENTAL RISKS

     Madera is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such facilities by Madera. Madera may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by Madera or its predecessors. Any substantial liability for environmental damage incurred by Madera could have a material adverse effect on Madera's financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, Madera may periodically become subject to various judicial and administrative proceeding involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on Madera or to revoke or deny renewal of an operating permit held by Madera. From time to time Madera may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which Madera operates.

     In addition, Madera may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997, there is no current proceeding or litigation involving Madera that Madera believes will have a material adverse impact on Madera's business, financial condition, results of operations or cash flows.

5. RELATED PARTY TRANSACTIONS

     Madera performs repair services on equipment owned and operated by shareholders of Madera. Revenues relating to these activities were $41, $60 and $51 for the years ended December 31, 1995, 1996 and 1997, respectively. As of December 31, 1996 and 1997, Madera has receivables of $100 and $113, respectively, relating to these activities.

6. 401(k) PLAN

     Madera has a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible employees of Madera. Under the 401(k) Plan Madera is required to match 100% of employees' contributions up to a maximum of 3% of the employees' wages. During the years ended December 31, 1995, 1996 and 1997, Madera's 401(k) Plan expenses were approximately $78, $107 and $108, respectively.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

7. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The following unaudited pro forma information reflects income tax expense (benefit) as if Madera had been subject to federal and state income taxes:

                                                         YEAR ENDED DECEMBER 31,
                                                        --------------------------
                                                         1995      1996      1997
                                                        ------    ------    ------
Current:
  Federal.............................................   $(16)     $(19)     $197
  State...............................................     --        12        57
Deferred:
  Federal.............................................     32       188        33
  State...............................................     14        27         8
                                                         ----      ----      ----
Pro forma income taxes................................   $ 30      $208      $295
                                                         ====      ====      ====

     The pro forma provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to state franchise taxes, certain non-deductible expenses and refundable tax credits.

     Madera's pro forma deferred income tax asset of approximately $20 and $54 at December 31, 1996 and 1997, respectively, relates principally to differences in the recognition of bad debt expenses, state franchise taxes and certain other temporary differences. Madera also has pro forma deferred tax liabilities at December 31, 1996 and 1997 of approximately $534 and $570, respectively, which relate to differences between tax and financial methods of depreciation.

8. SUBSEQUENT EVENTS

     On January 12, 1998, Madera distributed $131 to its shareholders.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Arrow Sanitary Service, Inc.

     We have audited the accompanying balance sheet of Arrow Sanitary Service, Inc. as of September 30, 1997, and the related statement of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arrow Sanitary Service, Inc. at September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Sacramento, California
July 8, 1998

                          ARROW SANITARY SERVICE, INC.

                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                              SEPTEMBER 30,     MARCH 31,
                                                                  1997            1998
                                                              -------------    -----------
                                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................     $  205          $  274
  Accounts receivable.......................................        520             694
  Prepaid expenses and other current assets.................         37              48
                                                                 ------          ------
          Total current assets..............................        762           1,016
Property and equipment, net.................................        815             926
Intangible assets, net......................................        121             118
Other assets................................................         48              13
                                                                 ------          ------
                                                                 $1,746          $2,073
                                                                 ======          ======

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $  470          $  439
  Deferred revenue..........................................         11              11
  Accrued liabilities.......................................        151             213
  Current portion of long-term debt.........................        168             154
                                                                 ------          ------
          Total current liabilities.........................        800             817
Long-term portion of capital lease obligations..............         --              45
Long-term debt..............................................        429             450
Deferred income taxes.......................................         34              46
Commitments and contingencies (Note 4)
Shareholders' equity:
  Common stock: no par value; 1,000 shares authorized; 600
     shares issued and outstanding..........................         47              47
  Treasury stock payments...................................        (25)            (25)
  Retained earnings.........................................        461             693
                                                                 ------          ------
          Total shareholders' equity........................        483             715
                                                                 ------          ------
                                                                 $1,746          $2,073
                                                                 ======          ======

                            See accompanying notes.

                          ARROW SANITARY SERVICE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              SEPTEMBER 30,    ----------------
                                                                  1997          1997      1998
                                                              -------------    ------    ------
                                                                                 (UNAUDITED)
Revenues....................................................     $6,209        $2,872    $3,148
Operating expenses:
  Cost of operations........................................      4,970         2,080     2,255
  Selling, general and administrative.......................        776           448       369
  Depreciation and amortization.............................        143            70        85
                                                                 ------        ------    ------
Income from operations......................................        320           274       439
Interest expense............................................        (72)          (39)      (30)
Other income (expense), net.................................         (2)           (5)       40
                                                                 ------        ------    ------
Income before income taxes..................................        246           230       449
Income tax expense..........................................       (117)          (98)     (217)
                                                                 ------        ------    ------
Net income..................................................        129           132       232
Retained earnings, beginning of period......................        332           332       461
                                                                 ------        ------    ------
Retained earnings, end of period............................     $  461        $  464    $  693
                                                                 ======        ======    ======

                            See accompanying notes.

                          ARROW SANITARY SERVICE, INC.

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              SEPTEMBER 30,    ----------------
                                                                  1997          1997      1998
                                                              -------------    ------    ------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................      $ 129        $ 132     $ 232
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        143           70        85
     Deferred income taxes..................................         34           --        12
     Gain on sale of property and equipment.................         (2)          --        --
     Changes in operating assets and liabilities:
       Accounts receivable..................................         (2)        (105)     (174)
       Prepaid expenses and other current assets............         19           17       (11)
       Other assets.........................................          1            2        35
       Accounts payable.....................................         43          (46)      (31)
       Accrued liabilities..................................         70          110        62
                                                                  -----        -----     -----
  Net cash provided by operating activities.................        435          180       210
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........       (117)         (80)     (134)
  Treasury stock payments...................................         (5)          --        --
                                                                  -----        -----     -----
Net cash used in investing activities.......................       (122)         (80)     (134)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................  --.......          200        97
  Principal payments on long-term debt......................       (191)        (298)     (104)
                                                                  -----        -----     -----
Net cash used in financing activities.......................       (191)         (98)       (7)
                                                                  -----        -----     -----
Net increase in cash........................................        122            2        69
Cash and cash equivalents, beginning of period..............         83           83       205
                                                                  -----        -----     -----
Cash and cash equivalents, end of period....................      $ 205        $  85     $ 274
                                                                  =====        =====     =====
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
Cash paid for interest......................................      $  74        $  39     $  33
                                                                  =====        =====     =====

                            See accompanying notes.

                          ARROW SANITARY SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Arrow Sanitary Service, Inc. (the "Company") is a regional, integrated, non-hazardous solid waste services company that provides collection, hauling and disposal of recyclable materials for residential and commercial customers in various counties of Oregon and Washington in and around Portland, Oregon.

SALE OF THE COMPANY

     On June 17, 1998, the Company's shareholders entered into an agreement to sell all capital stock in the Company to Waste Connections, Inc. ("WCI") for cash and common stock of WCI.

INTERIM FINANCIAL INFORMATION

     The unaudited interim financial statements as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended September 30, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. Credit losses have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or lease term, whichever is shorter.

                          ARROW SANITARY SERVICE, INC.

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The estimated useful lives of property and equipment are as follows:

Buildings...............................................      30 years
Machinery and equipment.................................  3 - 10 years
Rolling stock...........................................      10 years
Furniture and fixtures..................................   3 - 6 years
Containers..............................................  5 - 12 years

INTANGIBLE ASSETS

     Intangible assets are comprised of the following at September 30, 1997:

Goodwill....................................................  $126
Covenant not to compete.....................................    12
                                                              ----
                                                               138
Accumulated amortization....................................   (17)
                                                              ----
                                                              $121
                                                              ====

     Goodwill represents the excess of the purchase price over the fair value of the net assets of entities previously acquired by the Company and is amortized on a straight-line basis over the period of expected benefit of 40 years. The covenant not to compete is amortized on a straight-line basis over the period of expected benefit of 5 years.

REVENUE RECOGNITION

     The Company recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

SIGNIFICANT CUSTOMERS AND SUPPLIERS

     The Company has three major customers which represent 21%, 14% and 11% of total sales, respectively, for the year ended September 30, 1997. In addition, the Company purchases a substantial portion of its recyclable materials and equipment from four major suppliers.

                          ARROW SANITARY SERVICE, INC.

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                       SEPTEMBER 30,     MARCH 31,
                                                           1997            1998
                                                       -------------    -----------
                                                                        (UNAUDITED)
Land.................................................     $   121         $   121
Buildings............................................         168             168
Machinery and equipment..............................         480             593
Rolling stock........................................       1,026           1,028
Furniture and fixtures...............................         104             109
Containers...........................................         296             342
                                                          -------         -------
                                                            2,195           2,361
Less accumulated depreciation and amortization.......      (1,380)         (1,435)
                                                          -------         -------
                                                          $   815         $   926
                                                          =======         =======

 3. FINANCING ARRANGEMENTS

BANK LINE OF CREDIT

     The Company maintains a revolving line of credit with a financial institution. Under the agreement, the Company may borrow an amount up to $150. Interest on the revolving line of credit accrues at the financial institution's prime rate (8.5% at September 30, 1997) plus 1.5%. The agreement provides that the Company comply with various financial and other covenants. The line of credit had no amounts outstanding at September 30, 1997.

LONG-TERM DEBT

     Long-term debt as of September 30, 1997 consists of the following:

Contract financing notes payable bearing interest at 9%;
  payable in monthly installments of principal and interest
  (ranging from $1 to $2); maturing between October 20, 1998 and November 15, 2004.....................................  $159
Mortgage financing notes payable bearing interest at 8.25%;
  payable in monthly installments of principal and interest
  of $1; maturing on January 20, 2022; secured by certain
  real estate...............................................   139
Equipment financing notes payable bearing interest (ranging
  from 8.5% to 10.75%); payable in monthly installments of
  principal (ranging from $2 to $5) plus interest; maturing
  on March 20, 1998 and October 12, 2000; secured by the
  Company's accounts receivable, inventory, equipment, and
  certain other assets......................................   299
                                                              ----
                                                               597
Less: current portion.......................................   168
                                                              ----
Long-term debt..............................................  $429
                                                              ====

     One of the equipment financing notes, with no outstanding balance at September 30, 1997, contains certain restrictive covenants, which among other things require that specified financial balances and ratios be maintained, restrict the payment of dividends and prohibit the incurrence of additional indebtedness.

                          ARROW SANITARY SERVICE, INC.

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

3. FINANCING ARRANGEMENTS (CONTINUED)
     As of September 30, 1997, aggregate contractual future principal payments by fiscal year on long-term debt are due as follows:

1998........................................................  $168
1999........................................................   121
2000........................................................    81
2001........................................................    27
2002........................................................    26
Thereafter..................................................   174
                                                              ----
                                                              $597
                                                              ====

 4. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Operating Leases

     The Company leases its facilities and certain equipment under noncancelable operating leases. Rent expense under these agreements approximated $50 for the year ended September 30, 1997.

     The future minimum lease payments under these agreements as of September 30, 1997 are as follows:

1998........................................................  $ 54
1999........................................................    54
2000........................................................    49
2001........................................................    48
2002........................................................    48
Thereafter..................................................   494
                                                              ----
                                                              $747
                                                              ====

CONTINGENCIES

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of September 30, 1997, there is

                          ARROW SANITARY SERVICE, INC.

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 4. COMMITMENTS AND CONTINGENCIES (CONTINUED) no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

  Employees

     Approximately 11 of the Company's route drivers are represented by the Teamsters Union. The Company entered into a three-year collective bargaining agreement in March 1998. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

 5. 401(k) PLAN

     The Company has a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible employees of the Company. Under the 401(k) Plan the Company is required to match 3% of employees' contributions up to a maximum of 6% of the employees' wages once the employee contributes a minimum of 3%. The Company will match 100% of employee contributions between 3 and 6%. Sixteen of twenty-one eligible employees participated in the plan with minimum contributions of at least 3%. During the year ended September 30, 1997, the Company's 401(k) Plan expense was approximately $35.

 6. INCOME TAXES

     The provision for income taxes for the year ended September 30, 1997 consists of the following:

Current:
  Federal...................................................  $ 60
  State.....................................................    23

Deferred:
  Federal...................................................    29
  State.....................................................     5
                                                              ----
                                                              $117
                                                              ====

     Deferred taxes result from temporary differences in the recognition of certain expense items for income tax and financial reporting purposes. The Company's deferred taxes as of September 30, 1997 are substantially comprised of depreciation deducted for tax purposes that will be recorded in future periods for financial reporting purposes.

     The principal reasons for the difference between the effective income tax rate and the federal statutory income tax rate are as follows:

Federal expense expected at statutory rates.................  $ 84
State and local income taxes, net of Federal benefit........    15
Officers life insurance expense.............................    17
Other.......................................................     1
                                                              ----
                                                              $117
                                                              ====

     The Company paid $10 for income taxes during the year ended September 30, 1997.

                          ARROW SANITARY SERVICE, INC.

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
           THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. YEAR 2000 (UNAUDITED)

     The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the Company has not incurred any costs related to the Year 2000 project. The Company does not believe that its expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect the Company's operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Shrader Refuse and Recycling Service Company

     We have audited the accompanying balance sheets of Shrader Refuse and Recycling Service Company as of September 30, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shrader Refuse and Recycling Service Company at September 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Lincoln, Nebraska
August 24, 1998

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ----------------      JUNE 30,
                                                               1996      1997         1998
                                                              ------    ------    -------------
                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  287    $  116       $  342
  Marketable equity securities..............................     246       403          576
  Accounts receivable, less allowance for doubtful accounts
     of $29 and $32 at September 30, 1996 and 1997,
     respectively...........................................     674       897          808
  Prepaid expenses..........................................      37        69           79
                                                              ------    ------       ------
          Total current assets..............................   1,244     1,485        1,805
Property and equipment, net.................................   3,939     5,195        5,112
Goodwill, net...............................................     223       214          209
Other assets................................................     122       157          208
                                                              ------    ------       ------
                                                              $5,528    $7,051       $7,334
                                                              ======    ======       ======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  244    $  202       $  323
  Accrued liabilities.......................................     100       103          117
  Current portion of long-term debt.........................     763       703          703
  Current portion of capital lease obligations..............      18        97           97
                                                              ------    ------       ------
          Total current liabilities.........................   1,125     1,105        1,240
Long-term debt, net of current portion......................   1,676     1,258          959
Capital lease obligations, net of current portion...........     338     1,583        1,511
Commitments and contingencies (Note F)
Stockholders' equity:
     Common stock: $1 par value; 10,000 shares authorized;
       8,571 shares issued and outstanding..................       9         9            9
  Retained earnings.........................................   2,338     3,012        3,465
  Net unrealized gain on marketable equity securities.......      42        84          150
                                                              ------    ------       ------
          Total stockholders' equity........................   2,389     3,105        3,624
                                                              ------    ------       ------
                                                              $5,528    $7,051       $7,334
                                                              ======    ======       ======

        The accompanying notes are an integral part of these statements.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                    NINE
                                                             YEAR ENDED         MONTHS ENDED
                                                           SEPTEMBER 30,          JUNE 30,
                                                          ----------------    ----------------
                                                           1996      1997      1997      1998
                                                          ------    ------    ------    ------
                                                                                (UNAUDITED)
Revenues................................................  $5,461    $6,896    $5,027    $5,382
Operating expenses:
  Cost of operations....................................   3,861     4,601     3,241     3,479
  Selling, general and administrative...................     516       567       426       425
  Depreciation and amortization.........................     565       770       546       697
                                                          ------    ------    ------    ------
                                                           4,942     5,938     4,213     4,601
                                                          ------    ------    ------    ------
Income from operations..................................     519       958       814       781
Other income (expense):
  Interest expense......................................    (206)     (292)     (219)     (287)
  Other income, net.....................................      35        59        19        19
                                                          ------    ------    ------    ------
                                                            (171)     (233)     (200)     (268)
                                                          ------    ------    ------    ------
Net income..............................................  $  348    $  725    $  614    $  513
                                                          ======    ======    ======    ======
Pro forma income taxes (unaudited) (Note G).............  $  141    $  290    $  245    $  206
                                                          ------    ------    ------    ------
Pro forma net income (unaudited) (Note G)...............  $  207    $  435    $  369    $  307
                                                          ======    ======    ======    ======

        The accompanying notes are an integral part of these statements.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                       STATEMENT OF STOCKHOLDERS' EQUITY
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                    AND THE NINE MONTHS ENDED JUNE 30, 1998
   (INFORMATION RELATED TO THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   NET
                                                                                UNREALIZED
                                                                              GAIN (LOSS) ON
                                                  COMMON STOCK                  MARKETABLE         TOTAL
                                                 ---------------   RETAINED       EQUITY       STOCKHOLDERS'
                                                 SHARES   AMOUNT   EARNINGS     SECURITIES        EQUITY
                                                 ------   ------   --------   --------------   -------------
Balance October 1, 1995........................  8,571      $9      $2,154         $ (2)          $2,161
Net income.....................................     --      --         348           --              348
Distributions to stockholders..................     --      --        (164)          --             (164)
Change in net unrealized gain (loss) on
  marketable equity securities.................     --      --          --           44               44
                                                 -----      --      ------         ----           ------
Balance at September 30, 1996..................  8,571       9       2,338           42            2,389
Net income.....................................     --      --         725           --              725
Distributions to stockholders..................     --      --         (51)          --              (51)
Change in net unrealized gain (loss) on
  marketable equity securities.................     --      --          --           42               42
                                                 -----      --      ------         ----           ------
Balance at September 30, 1997..................  8,571       9       3,012           84            3,105
Net income.....................................     --      --         513           --              513
Distributions to stockholders..................     --      --         (60)          --              (60)
Change in net unrealized gain (loss) on
  marketable equity securities.................     --      --          --           66               66
                                                 -----      --      ------         ----           ------
Balance at June 30, 1998.......................  8,571      $9      $3,465         $150           $3,624
                                                 =====      ==      ======         ====           ======

         The accompanying notes are an integral part of this statement.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         NINE
                                                                 YEAR ENDED          MONTHS ENDED
                                                                SEPTEMBER 30,          JUNE 30,
                                                              -----------------    ----------------
                                                               1996       1997      1997      1998
                                                              -------    ------    ------    ------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   348    $  725    $  614    $  513
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      565       770       546       697
     Realized (gain) loss on marketable equity securities...        8       (23)      (19)      (19)
     Gain on sale of property and equipment.................       (6)       (8)       --        --
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................      (25)     (223)      (49)       89
       Prepaid expenses.....................................       16       (32)       (7)      (10)
       Other assets.........................................       (6)      (35)      (85)      (51)
       Accounts payable.....................................       73       (42)      (30)      121
       Accrued liabilities..................................       23         3        18        14
                                                              -------    ------    ------    ------
          Net cash provided by operating activities.........      996     1,135       988     1,354
                                                              -------    ------    ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........   (2,010)     (655)     (395)     (609)
  Proceeds from sale of property and equipment..............        6        26        --        --
  Purchases of marketable equity securities.................     (272)     (307)     (273)     (232)
  Proceeds from sale of marketable equity securities........       81       215       184       144
                                                              -------    ------    ------    ------
          Net cash used in investing activities.............   (2,195)     (721)     (484)     (697)
                                                              -------    ------    ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    1,777       300       120       250
  Principal payments on long-term debt and capital lease
     obligations............................................     (518)     (834)     (617)     (621)
  Cash distributions made to stockholders...................     (164)      (51)      (39)      (60)
                                                              -------    ------    ------    ------
          Net cash provided by (used in) financing
            activities......................................    1,095      (585)     (536)     (431)
                                                              -------    ------    ------    ------
Net change in cash and cash equivalents.....................     (104)     (171)      (32)      226
Cash and cash equivalents:
  Beginning of period.......................................      391       287       287       116
                                                              -------    ------    ------    ------
  End of period.............................................  $   287    $  116    $  255    $  342
                                                              =======    ======    ======    ======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
  Cash paid for interest....................................  $   206    $  299    $  219    $  287
                                                              =======    ======    ======    ======
  Capital lease obligations incurred for the purchase of
     property and equipment.................................  $   376    $1,380    $1,380    $   --
                                                              =======    ======    ======    ======

        The accompanying notes are an integral part of these statements.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE A -- ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 1. Organization and Business

     Shrader Refuse and Recycling Service Company (the "Company") is a non-hazardous solid waste services company that provides collection, hauling, disposal and recycling services to residential and commercial customers in various counties of Nebraska.

     The Company derives a portion of its revenue from exclusive municipal contracts, of which a significant number will be subject to competitive bidding at some time in the future. The Company intends to bid on additional municipal contracts as a means of adding customers. There can be no assurance that the Company will be the successful bidder to obtain or retain contracts that come up for competitive bidding.

 2. Sale of the Company

     On July 31, 1998, the Company's stockholders sold all capital stock of the Company to Waste Connections, Inc. ("WCI") for cash and common stock of WCI.

 3. Interim Financial Information

     The unaudited interim financial statements as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending September 30, 1998.

 4. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 5. Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 6. Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. Credit losses have been within management's expectations.

 7. Marketable Equity Securities

     The Company's marketable equity securities are classified as "available for sale" and stated at market value. Unrealized holding gains and losses on such securities are reported as a separate component of stockholders' equity until realized.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE A -- ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Gains and losses on the disposition of marketable equity securities are determined using the first-in, first-out method. Declines in the fair value of individual securities below their cost that are other than temporary are recorded as realized losses through a charge to income.

 8. Property and Equipment

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or lease term, whichever is shorter.

     The estimated useful lives of property and equipment are as follows:

Buildings under capital leases...........................    10 years
Machinery and equipment..................................  3-10 years
Rolling stock............................................  5-10 years
Containers...............................................  5-12 years

 9. Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the tangible net assets of entities previously acquired by the Company and is amortized on a straight-line basis over the period of expected benefit of 40 years.

10. Revenue Recognition

     The Company recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

11. Income Taxes

     The Company operates under Subchapter "S" of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently, all of the income tax attributes and liabilities of the Company's operations flow through to the individual shareholders.

12. Significant Customer

     The Company has one major customer which represents 16% of total revenues for the year ended September 30, 1997.

NOTE B -- MARKETABLE EQUITY SECURITIES

     At September 30, 1996 and 1997, the aggregate market value of marketable equity securities exceeded their aggregate cost by $42 and $84, respectively. Gross unrealized gains totaled $44 and $89 and gross unrealized losses totaled $2 and $5 at September 30, 1996 and 1997, respectively.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE B -- MARKETABLE EQUITY SECURITIES (CONTINUED)
     Proceeds from sales of marketable equity securities during the years ended September 30, 1996 and 1997 were $81 and $215, respectively. Gross gains of $4 and gross losses of $12 were realized on sales during 1996. Gross gains of $37 and gross losses of $14 were realized on sales during 1997.

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                        SEPTEMBER 30,
                                                       ----------------      JUNE 30,
                                                        1996      1997         1998
                                                       ------    ------    -------------
                                                                            (UNAUDITED)
Buildings under capital leases.......................  $  376    $1,756       $1,756
Machinery and equipment..............................     440       455          471
Rolling stock........................................   3,359     3,656        4,009
Containers...........................................   1,781     2,089        2,328
                                                       ------    ------       ------
                                                        5,956     7,956        8,564
Less accumulated depreciation and amortization.......   2,017     2,761        3,452
                                                       ------    ------       ------
                                                       $3,939    $5,195       $5,112
                                                       ======    ======       ======

NOTE D -- GOODWILL

     Goodwill is comprised of the following:

                                                        SEPTEMBER 30,
                                                       ----------------      JUNE 30,
                                                        1996      1997         1998
                                                       ------    ------    -------------
                                                                            (UNAUDITED)
Goodwill.............................................  $  351    $  351       $  351
Accumulated amortization.............................     128       137          142
                                                       ------    ------       ------
                                                       $  223    $  214       $  209
                                                       ======    ======       ======

NOTE E -- FINANCING ARRANGEMENTS

                                                        SEPTEMBER 30,
                                                       ----------------      JUNE 30,
                                                        1996      1997         1998
                                                       ------    ------    -------------
                                                                            (UNAUDITED)
Notes payable to bank bearing interest at rates
  ranging from 7.75% to 9.50%, payable in monthly
  installments of principal and interest; maturing
  through August 2001................................  $2,244    $1,766       $1,467
Note payable to related party, with interest at 9%
  per annum payable quarterly until monthly
  installments of principal and interest commence on
  November 1997. This note matures July 2003 and is
  without collateral.................................     195       195          195
                                                       ------    ------       ------
                                                        2,439     1,961        1,662
Less current portion.................................     763       703          703
                                                       ------    ------       ------
Long-term debt, net of current portion...............  $1,676    $1,258       $  959
                                                       ======    ======       ======

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE E -- FINANCING ARRANGEMENTS (CONTINUED)
     On July 1, 1998, the Company entered into an $875 credit facility with a bank maturing December 2001. The credit facility is a line of credit through January 1, 1999, whereupon all borrowings under the facility will be refinanced on a note payable due in monthly installments through December 2001. Borrowings bear interest at 8.0% per annum. During July 1998, the Company utilized all of the credit facility for equipment purchases.

     The notes payable to bank and the credit facility are collateralized by substantially all of the Company's assets and the personal guarantees of the stockholders. The Company is subject to certain restrictive covenants with the bank, which among other things, require that a specified debt service coverage ratio be maintained and restrict the payment of dividends solely to amounts sufficient to meet the tax requirements of the stockholders relative to the Company's status as a Subchapter "S" Corporation. The Company was in compliance with or received waivers of the covenant requirements for the year ended September 30, 1997.

     As of September 30, 1997, aggregate contractual future principal payments by fiscal year are due as follows:

1998................................................  $  703
1999................................................     546
2000................................................     355
2001................................................     284
2002................................................      39
Thereafter..........................................      34
                                                      ------
                                                      $1,961
                                                      ======

     In conjunction with the acquisition of the Company by WCI on July 31, 1998, all of the outstanding long-term debt of the Company was repaid.

NOTE F -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     The Company leases three facilities from a related party under two ten-year leases expiring in 2005 and 2007. For financial reporting purposes, minimum lease rentals relating to the facilities have been capitalized. The related assets and obligations have been recorded using the Company's implicit borrowing rate at the inception of the leases. The following amounts are included in property and equipment as buildings under capital leases:

                                                  SEPTEMBER 30,
                                                  --------------     JUNE 30,
                                                  1996     1997        1998
                                                  ----    ------    -----------
                                                                    (UNAUDITED)
Buildings.......................................  $376    $1,756      $1,756
Less accumulated amortization...................    38       121         253
                                                  ----    ------      ------
                                                  $338    $1,635      $1,503
                                                  ====    ======      ======

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE F -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The following is a schedule by fiscal years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of September 30, 1997:

1998........................................................  $  321
1999........................................................     321
2000........................................................     321
2001........................................................     321
2002........................................................     321
Thereafter..................................................   1,368
                                                              ------
Total minimum lease payments................................   2,973
Less amount representing interest...........................   1,293
                                                              ------
                                                              $1,680
                                                              ======
Current portion.............................................  $   97
Long-term portion...........................................   1,583
                                                              ------
                                                              $1,680
                                                              ======

     Prior to entering into the current leases, the Company leased these facilities on a month-to-month basis from the related party. The Company recognized rent expense of $171 and $117 in fiscal 1996 and 1997, respectively. Total rent and minimum lease payments to the related party during fiscal 1996 and 1997 were $249 and $260, respectively.

     In conjunction with the acquisition of the Company by WCI on July 31, 1998, the current leases were terminated, two of the three facilities were acquired and the remaining facility was leased under a two-year lease with an option to extend for an additional two years through July 2002.

  Noncompete Agreement

     The Company has a noncompete agreement with a related party that requires the Company to pay $4 a month through October 1997 provided the related party abides by the noncompete agreement. The Company paid the related party $44 in each of the fiscal years ended September 30, 1996 and 1997.

CONTINGENCIES

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE F -- COMMITMENTS AND CONTINGENCIES (CONTINUED) during the normal operation of the waste management business. As of September 30, 1997, there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

NOTE G -- PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     Unaudited pro forma information reflects income tax expense as if the Company had been subject to federal and state income taxes. The pro forma provisions for income taxes for the years ended September 30, 1996 and 1997 and the nine month periods ended June 30, 1997 and 1998 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to state income taxes and certain non-deductible expenses.

     The following is a summary of pro forma income taxes for the years ended September 30, 1996 and 1997:

                                                                YEAR ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Current:
  Federal...................................................  $ 47     $ 66
  State.....................................................    10       14
Deferred:
  Federal...................................................    69      171
  State.....................................................    15       39
                                                              ----     ----
Pro forma income taxes......................................  $141     $290
                                                              ====     ====

     The Company's pro forma deferred income tax liabilities of approximately $739 and $949 at September 30, 1996 and 1997, respectively, relate principally to differences between tax and financial methods of reporting depreciation expense and the use of the cash method of accounting for income tax purposes which gives rise to differences between financial statement and tax return recognition of receivables, prepaid expenses, accounts payable and accrued liabilities.

NOTE H -- FINANCIAL INSTRUMENTS

     The following estimated fair value information pertains to the Company's financial instruments and does not purport to represent the aggregate net fair value of the Company.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

     Marketable equity securities: Quoted market prices for the Company's marketable equity securities are used to estimate fair value.

     Long-term debt and capital lease obligations: Current incremental borrowing rates for similar type borrowings are used to estimate the fair value of the Company's long-term debt and capital lease obligations.

                  SHRADER REFUSE AND RECYCLING SERVICE COMPANY

                          SEPTEMBER 30, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)
              (INFORMATION RELATING TO JUNE 30, 1998 AND THE NINE
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED.)

NOTE H -- FINANCIAL INSTRUMENTS (CONTINUED)
     The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                       SEPTEMBER 30, 1996       SEPTEMBER 30, 1997
                                                      ---------------------    ---------------------
                                                                  ESTIMATED                ESTIMATED
                                                      CARRYING      FAIR       CARRYING      FAIR
                                                       AMOUNT       VALUE       AMOUNT       VALUE
                                                      --------    ---------    --------    ---------
Financial Assets:
  Cash and cash equivalents.........................   $  287      $  287       $  116      $  116
  Marketable equity securities......................      246         246          403         403
Financial Liabilities:
  Long-term debt....................................    2,439       2,528        1,961       1,970
  Capital lease obligations.........................      356         486        1,680       2,038

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Members
Contractor's Waste Removal, L.C.

     We have audited the accompanying balance sheet of Contractor's Waste Removal, L.C. as of December 31, 1997, and the related statements of operations and change in members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contractor's Waste Removal, L.C. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP


Sacramento, California

August 26, 1998

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $75........................................     $  256          $  222
Property and equipment:
  Containers................................................      1,332           1,703
  Furniture and fixtures....................................        104             104
  Vehicles..................................................        454             562
                                                                 ------          ------
                                                                  1,890           2,369
Less: accumulated depreciation and amortization.............        316             375
                                                                 ------          ------
                                                                  1,574           1,994
Other assets................................................         34              14
                                                                 ------          ------
                                                                 $1,864          $2,230
                                                                 ======          ======

                            LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Overdraft on bank balance.................................     $   35          $   38
  Accounts payable..........................................        291             135
  Accrued liabilities.......................................        121              71
  Lines of credit...........................................        392             392
  Current portion of long-term debt.........................        510           1,025
  Current portion of notes payable to members...............         50              50
  Current portion of capital lease obligations..............         59              59
                                                                 ------          ------
          Total current liabilities.........................      1,458           1,770
Long-term debt..............................................        375             518
Notes payable to members....................................         95              95
Capital lease obligations...................................        180             178
Commitments and contingencies (Note 6)
Members' deficit............................................       (244)           (331)
                                                                 ------          ------
                                                                 $1,864          $2,230
                                                                 ======          ======

                            See accompanying notes.

                        CONTRACTOR'S WASTE REMOVAL, L.C.

            STATEMENTS OF OPERATIONS AND CHANGE IN MEMBERS' DEFICIT
                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    ------------------
                                                                  1997         1997       1998
                                                              ------------    -------    -------
                                                                                 (UNAUDITED)
Revenues....................................................     $1,903        $ 377      $ 438
Operating expenses:
  Cost of operations........................................      1,234          262        315
  Selling, general and administrative.......................        359           67         97
  Depreciation and amortization.............................        202           48         59
                                                                 ------        -----      -----
Income (loss) from operations...............................        108           --        (33)
Interest expense............................................       (178)         (40)       (54)
                                                                 ------        -----      -----
Net loss....................................................        (70)         (40)       (87)
Members' withdrawals........................................        (14)          --         --
                                                                 ------        -----      -----
Net change in members' deficit..............................        (84)         (40)       (87)
Members' deficit, beginning of period.......................       (160)        (160)      (244)
                                                                 ------        -----      -----
Members' deficit, end of period.............................     $ (244)       $(200)     $(331)
                                                                 ======        =====      =====

                            See accompanying notes.

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    ------------------
                                                                  1997         1997       1998
                                                              ------------    -------    -------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $ (70)        $ (40)     $ (87)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................       202            48         59
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................       (83)          (18)        34
       Other assets.........................................       (27)           (1)        20
       Accounts payable.....................................       105           (81)      (156)
       Accrued liabilities..................................        18           (13)       (50)
                                                                 -----         -----      -----
     Net cash provided by (used in) operating activities....       145          (105)      (180)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........      (235)           --         --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt and notes payable to
     members................................................       435           229        208
  Principal payments on long-term debt and notes payable to
     members................................................      (309)         (146)       (29)
  Principal payments on capital lease obligations...........       (45)          (12)        (2)
  Member withdrawals........................................       (14)           --         --
                                                                 -----         -----      -----
Net cash provided by financing activities...................        67            71        177
                                                                 -----         -----      -----
Net change in overdraft in bank balances....................       (23)          (34)        (3)
Overdraft in bank balances at beginning of period...........       (12)          (12)       (35)
                                                                 -----         -----      -----
Overdraft in bank balances at end of period.................     $ (35)        $ (46)     $ (38)
                                                                 =====         =====      =====
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest......................................     $ 151         $  40      $  54
                                                                 =====         =====      =====

                            See accompanying notes.

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
          THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Contractor's Waste Removal, L.C. (the "Company") is a Utah limited liability company. The Company is a non-hazardous solid waste services company that provides collection, hauling and disposal of materials primarily for commercial customers in various counties in the State of Utah.

     Upon the sale or liquidation of the Company, the members have verbally agreed that each member will receive an amount equal to their original contribution basis in the Company as a first priority distribution after payment of all debt and other obligations of the Company including any notes payable to members. Remaining proceeds, if any, will be split between the members based upon their respective ownership percentages of the Company.

INTERIM FINANCIAL INFORMATION

     The unaudited interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company does maintain an allowance for such credit losses. Credit losses have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or lease term, whichever is shorter.

     The estimated useful lives are as follows:

Containers..............................................  10-12 years
Furniture and fixtures..................................    3-5 years
Vehicles................................................      5 years

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
          THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

REVENUE RECOGNITION

     The Company recognizes revenues as services are provided.

INCOME TAXES

     In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Company is required to be reported in the tax returns of the individual members and, accordingly, no provision has been made in the accompanying financial statements for any federal, state, or local income taxes.

 2. SHORT-TERM BORROWINGS

     The Company maintains four revolving lines of credit (the "Lines") with a financial institution. Under the Lines, the Company may borrow an amount up to $410. Borrowings under the Lines bear interest at the financial institution's prime rate (8.5% at December 31, 1997) plus 3.25%. The Lines are secured by the Company's accounts receivable and equipment and are personally guaranteed by the members. The Lines had $392 in the aggregate outstanding at December 31, 1997.

 3. LONG-TERM DEBT

     Long-term debt as of December 31, 1997 consists of the following:

Unsecured notes payable to private individuals bearing
  interest at 10%; payable in monthly installments of
  interest with the principal amount due at maturity;
  maturing on May 31, 1998 and July 3, 2010.................  $  282
Equipment financing notes payable; bearing interest at rates ranging from 8.9% to 13%; payable in monthly installments
  of principal plus interest; maturing June 4, 2000 through
  June 1, 2003; secured by property and equipment and
  personally guaranteed by the members......................     584
Other.......................................................      19
                                                              ------
                                                                 885
Less: current portion.......................................     510
                                                              ------
Long-term debt..............................................  $  375
                                                              ======

     As of December 31, 1997, aggregate contractual future principal payments by fiscal year on long-term debt are due as follows:

1998........................................................  $  510
1999........................................................     101
2000........................................................     101
2001........................................................      54
2002........................................................      14
Thereafter..................................................     105
                                                              ------
                                                              $  885
                                                              ======

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
          THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 4. NOTES PAYABLE TO MEMBERS

     The Company has various notes payable to members which bear interest at rates ranging from 11% to 13% payable in monthly installments of principal and interest. The notes mature on January 1, 1998 through July 1, 2005.

     As of December 31, 1997, aggregate contractual future principal payments by fiscal year on notes payable to members are due as follows:

1998........................................................  $   50
1999........................................................      15
2000........................................................      13
2001........................................................      15
2002........................................................      14
Thereafter..................................................      38
                                                              ------
                                                              $  145
                                                              ======

 5. CAPITAL LEASE OBLIGATION

     Property and equipment includes $443 of equipment under capital lease as of December 31, 1997. Accumulated amortization for such equipment was $47 as of December 31, 1997.

     The future minimum lease payments under the capital lease along with the present value of the minimum lease payments as of December 31, 1997 are as follows:

          Minimum lease payments
          Year ending December 31:

1998........................................................  $ 83
1999........................................................    77
2000........................................................    77
2001........................................................    53
                                                              ----
Total minimum lease payments................................   290
Less amount representing interest...........................    51
                                                              ----
Present value of minimum lease payments.....................   239
Current portion.............................................    59
                                                              ----
Amounts due after one year..................................  $180
                                                              ====

 6. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Operating Leases

     The Company leases its facilities and certain equipment under non-cancellable operating leases for periods ranging from 1 to 3 years. Rent expense under operating leases was approximately $31 for the year ended December 31, 1997. The future minimum lease payments under operating leases are $28, $29 and $15 for the years ended December 31, 1998, 1999, and 2000, respectively.

                        CONTRACTOR'S WASTE REMOVAL, L.C.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)
                  (INFORMATION RELATING TO MARCH 31, 1998 AND
          THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

CONTINGENCIES

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997, there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations and cash flows.

 7. RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1997, the Company purchased approximately $98 of containers from a Company 50% owned by a member.

 8. YEAR 2000 (UNAUDITED)

     The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the Company has not incurred any costs related to the Year 2000 project. The Company does not believe that its expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect the Company's operations.

 9. SUBSEQUENT EVENTS

ACQUISITION OF UTAH DUMPSTER

     The Company entered into an agreement effective January 1, 1998 to purchase the assets of Utah Dumpster, a non-hazardous solid waste services company, for total consideration of $600 (consisting primarily of assumed liabilities of Utah Dumpster). The acquisition will be accounted for as a purchase. No amounts have been included in the accompanying December 31, 1997 financial statements with respect to the assets, liabilities, or operations of Utah Dumpster. The operations of Utah Dumpster have been included in the Company's unaudited statements of operations for the three months ended March 31, 1998.

SALE OF THE COMPANY

     On June 1, 1998, the Company's Members entered into an agreement to sell all of the Company membership interests to Waste Connections, Inc. ("WCI") for cash and stock of WCI.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Curry Transfer and Recycling, Inc.

     We have audited the accompanying consolidated balance sheet of Curry Transfer and Recycling, Inc. as of December 31, 1997, and the related consolidated statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Curry Transfer and Recycling, Inc. at December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Sacramento, California
July 31, 1998

                       CURRY TRANSFER AND RECYCLING, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AND PER
                                SHARE ACCOUNTS)

                                     ASSETS


                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................     $  225         $  297
  Marketable securities.....................................        460            478
  Accounts receivable.......................................        388            379
  Prepaid expenses and other current assets.................         78             49
                                                                 ------         ------
          Total current assets..............................      1,151          1,203
Property and equipment, net.................................      1,244          1,269
Intangible assets, net......................................        110            107
Other assets................................................        185            167
                                                                 ------         ------
                                                                 $2,690         $2,746
                                                                 ======         ======

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................     $  122         $  114
  Accrued expenses..........................................         97            104
  Accrued income taxes......................................        159            172
  Deferred revenue..........................................        205            206
  Current portion of long-term debt.........................        213            200
  Current portion of capital lease obligations..............         90            101
                                                                 ------         ------
          Total current liabilities.........................        886            897
Long-term debt, net of current portion......................        222            175
Capital lease obligations, net of current portion...........        141            141
Deferred income taxes.......................................         85             85
Commitments and contingencies (Note 5)
Stockholders' equity:
  Common stock; no par value; 2,500 shares authorized,
     issued and outstanding.................................         67             67
  Retained earnings.........................................      1,604          1,660
  Unrealized holding gains on marketable securities.........         39             75
  Treasury stock agreement..................................       (354)          (354)
                                                                 ------         ------
Total stockholders' equity..................................      1,356          1,448
                                                                 ------         ------
                                                                 $2,690         $2,746
                                                                 ======         ======


                            See accompanying notes.

                       CURRY TRANSFER AND RECYCLING, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    ------------------
                                                                  1997         1997       1998
                                                              ------------    -------    -------
                                                                                 (UNAUDITED)
Revenues....................................................     $3,617       $  800     $  795
Operating expenses:
  Cost of operations........................................      2,259          548        481
  Selling, general and administrative.......................        655          147        159
  Depreciation and amortization.............................        260           61         69
                                                                 ------       ------     ------
Income from operations......................................        443           44         86
Other income (expense):
  Interest and dividend income..............................         25            2          7
  Interest expense..........................................        (75)          (9)       (12)
  Gain on sale of assets....................................         41           --          9
  Other income..............................................         23           --         --
                                                                 ------       ------     ------
Income before income taxes..................................        457           37         90
Income tax provision........................................        183           15         34
                                                                 ------       ------     ------
Net income..................................................        274           22         56
Retained earnings, beginning of period......................      1,330        1,330      1,604
                                                                 ------       ------     ------
Retained earnings, end of period............................     $1,604       $1,352     $1,660
                                                                 ======       ======     ======

                            See accompanying notes.

                       CURRY TRANSFER AND RECYCLING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS
                                                                                 ENDED
                                                               YEAR ENDED      MARCH 31,
                                                              DECEMBER 31,    ------------
                                                                  1997        1997    1998
                                                              ------------    ----    ----
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................     $ 274        $ 22    $ 56
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       260          61      69
  Deferred income taxes.....................................         9          --      --
  Gain on sale of assets....................................       (41)         --      (9)
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (26)        (22)      9
     Prepaid expenses and other assets......................       (16)        (29)     29
     Accounts payable.......................................        (3)        (21)     (8)
     Accrued expenses.......................................        16          44       7
     Accrued income taxes...................................        88          15      13
     Deferred revenue.......................................        17           5       1
                                                                 -----        ----    ----
Net cash provided by operating activities...................       578          75     167
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................      (218)         (9)    (19)
  Proceeds from sale of property and equipment..............        89          --      22
  Purchases of marketable securities........................      (125)        (52)    (18)
  Proceeds from sale of marketable securities...............        72          --      --
                                                                 -----        ----    ----
Net cash used in investing activities.......................      (182)        (61)    (15)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................     $(156)       $(14)   $(51)
  Proceeds from long-term debt..............................        --          --
  Payments of revolving line of credit......................       (32)        (23)     --
  Payments for acquisition of treasury stock................       (30)         (8)
  Payments on capital lease obligations.....................       (71)         (6)    (29)
                                                                 -----        ----    ----
Net cash used in financing activities.......................      (289)        (51)    (80)
                                                                 -----        ----    ----
Net increase (decrease) in cash and cash equivalents........       107         (37)     72
Cash and cash equivalents, beginning of period..............       118         118     225
                                                                 -----        ----    ----
Cash and cash equivalents, end of period....................     $ 225        $ 81    $297
                                                                 =====        ====    ====
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
  Cash paid for interest....................................     $  49
                                                                 =====
  Cash paid for income taxes................................     $ 131
                                                                 =====
  Purchase of equipment with capital lease obligations......     $ 182
                                                                 =====
Sale of land for note receivable............................     $  27
                                                                 =====

                            See accompanying notes.

                       CURRY TRANSFER AND RECYCLING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Curry Transfer and Recycling, Inc. ("CTR") provides full service waste disposal to residential and commercial customers in the Curry County, Oregon area including the cities of Brookings, Gold Beach, and Port Orford and the unincorporated areas of Curry County under exclusive franchise agreements that expire from 2009 to 2011.

     Oregon Waste Technology, Inc. ("OWT"), a wholly-owned subsidiary of CTR, provides sani-can rentals, septic tank pumping, and drain maintenance to the general public in the Curry County area including the cities of Brookings, Gold Beach, and Port Orford and the unincorporated areas of Curry County.

SALE OF THE COMPANY

     On June 25, 1998, the Company's stockholders entered into an agreement to sell all capital stock in the Company to Waste Connections, Inc. ("WCI") for cash.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements includes the accounts of CTR and OWT (collectively, "the Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

     The unaudited interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for maintenance, repairs, and minor renewals are charged to operations as incurred. Improvements and betterments that significantly extend the life of an asset are capitalized.

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

     Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Machinery and equipment have lives between 5 and 10 years. Buildings and improvements have lives between 15 and 30 years. Assets purchased under capital leases are depreciated using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company grants credit to qualified local customers and generally does not require collateral. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. Credit losses have been within management's expectations.

INTANGIBLE ASSETS

     Intangible assets are comprised of the following at December 31, 1997:

Goodwill....................................................  $ 137
Franchise agreements........................................    235
Covenants not to compete....................................     27
Other.......................................................      1
                                                              -----
                                                                400
Accumulated amortization....................................   (290)
                                                              -----
                                                              $ 110
                                                              =====

     Goodwill represents the excess of the purchase price over the fair value of the net assets of entities previously acquired by the Company and is amortized on a straight-line basis over the period of expected benefit of 40 years. Franchise agreements are amortized on a straight-line basis over the period of expected benefits of 9 to 10 years. The covenants not to compete are amortized on a straight-line basis over the period of expected benefit.

REVENUE RECOGNITION

     The Company recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

 2. MARKETABLE SECURITIES

     Marketable securities consist of the following at December 31, 1997:

                                                                           APPROXIMATE
                                                                ORIGINAL   FAIR MARKET
                                             NUMBER OF SHARES     COST        VALUE
                                             ----------------   --------   -----------
Nuveen Municipal Bond Fund.................       30,640          $298        $340
                                                  ======          ====        ====
Putnam Investments Mutual funds............        4,351          $ 96        $ 96
                                                  ======          ====        ====
Nuveen Growth and Income Fund..............          835          $ 21        $ 19
                                                  ======          ====        ====
Certificate of deposit.....................          N/A          $  5        $  5
                                                  ======          ====        ====

     For the year ended December 31, 1997, a gain of $3 was realized using the average cost of shares sold.

     The Nuveen Municipal Bond Fund shares are classified as available for sale marketable debt securities.

     Total approximate fair market values of marketable securities at December 31, 1997 were $460, and were determined using quoted market prices. The net unrealized holding gains on available for sale securities have been included as a separate component of stockholders' equity and increased $9 during 1997.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                      DECEMBER 31,     MARCH 31,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Land................................................    $   112         $   112
Buildings...........................................        340             340
Machinery and equipment.............................      2,080           2,170
Leased machinery and equipment......................        423             424
                                                        -------         -------
                                                          2,955           3,046
Less: accumulated depreciation......................     (1,711)         (1,777)
                                                        -------         -------
          Total fixed assets, net...................    $ 1,244         $ 1,269
                                                        =======         =======

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

 4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997:

Mortgage payable to an individual; bearing interest at
  10.25%; payable in monthly installments of $1 through June
  26, 2001; secured by land with a net book value of $12 at
  December 31, 1997.........................................  $  32
Notes payable to lending institutions; bearing interest
  ranging from 8.75 to 11%; payable in monthly installments
  ranging from $1 to $2 through December 18, 1999; secured
  by various equipment and vehicles with a net book value of
  $104 at December 31, 1997.................................     54
Note payable to banks; bearing interest ranging from 1.75%
  over prime to 14%; payable in one payment of $112 on
  September 18, 1998 and monthly installments ranging from
  $1 to $2 through February 10, 1999; secured by equipment
  and various vehicles with a net book value of $18 at
  December 31, 1997, and 30,424 shares of marketable
  securities (Note 2).......................................    135
Note payable to an individual interest imputed at 8%,
  payable in monthly installments of $2,500 through December
  15, 2007 under a stock purchase agreement secured by
  treasury stock............................................    214
                                                              -----
          Total long-term debt..............................    435
Less: current portion.......................................   (213)
                                                              -----
                                                              $ 222
                                                              =====

     As of December 31, 1997, the Company has the ability to borrow an additional $65 on one of its notes payable to a bank.

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998........................................................  $213
1999........................................................    60
2000........................................................    37
2001........................................................    30
2002........................................................    30
Thereafter..................................................    65
                                                              ----
                                                              $435
                                                              ====

CAPITAL LEASE OBLIGATIONS

     Capital lease obligations consist of the following at December 31, 1997:

Capital lease obligations payable to banks at an imputed
  interest rate ranging from 9.75% to 13% payable in monthly installments ranging from $0.5 to $2 through June 14,
  2002; secured by various equipment. vehicles and buildings with a net book value of $365 at December 31, 1997........  $231
                                                              ----
Total present value of capital lease obligations............   231
Less: current portion.......................................   (90)
                                                              ----
                                                              $141
                                                              ====

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

     As of December 31, 1997, aggregate contractual future lease payments on capital lease obligations by calendar year are due as follows:

1998........................................................  $107
1999........................................................    75
2000........................................................    60
2001........................................................    13
2002........................................................     7
                                                              ----
Total payments on capital lease obligations.................   262
Less: amount representing interest..........................   (31)
                                                              ----
Present value of capital lease obligations..................  $231
                                                              ====

 5. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain office equipment. Office equipment and property is rented under cancellable, month-to-month leases.

     The Company currently leases land, under a month-to-month operating lease, from a stockholder. The monthly rent expense is $3.

     The Company leases two garbage trucks under a month-to-month operating lease from an affiliated company. The monthly rent expense is $5.

     The Company leases a transfer station, under an operating lease which terminates in December 1998. Future minimum rental payments required under the transfer station lease are $7 in 1998.

     Rent expense for the year ended December 31, 1997 was $133.

ENVIRONMENTAL RISKS

     The Company is subject to liability for environmental damage that the solid waste facilities it operates may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to use of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners in connection

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997, there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

 6. TREASURY STOCK AGREEMENT

     In November 1993, CTR entered into an agreement to purchase 1,225 shares of common stock held by one of its stockholders at $368 per share. At December 31, 1997, CTR had paid $139 for 378 shares of stock. The agreement allows for adjustments to the price per share based on certain future events and requires the shares to be held in an escrow account pending the Company's payments on a note payable issued to the former shareholder in connection with the agreement. As of December 31, 1997, 928 shares were held in escrow.

     At December 31, 1997, $354 has been recorded as a contra-equity account, which reflects $139 of payments made to the former stockholder through December 31, 1997 and a $215 note payable due to the former stockholder (discounted to its net present value assuming 8% imputed interest).

     Subsequent to December 31, 1997, CTR made five payments totaling $13 under the terms of this agreement, and the entire balance was paid in connection with the sale of the Company on June 25, 1998.

 7. INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997 consists of the following:

Current:
  Federal...................................................  $140
  State.....................................................    34
Deferred:
  Federal...................................................     8
  State.....................................................     1
                                                              ----
                                                              $183
                                                              ====

     Deferred taxes result from temporary differences in the recognition of certain revenue and expense items for income tax and financial reporting purposes. The Company's deferred taxes as of December 31, 1997 are substantially comprised of depreciation deducted for tax purposes that will be recorded in future periods for financial reporting purposes.

                       CURRY TRANSFER AND RECYCLING, INC.

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
       (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The principal reasons for the difference between the effective income tax rate and the federal statutory income tax rate are as follows:

Federal expense expected at statutory rates.................  $155
State and local income taxes, net of Federal benefit........    23
Other.......................................................     5
                                                              ----
                                                              $183
                                                              ====

 8. 401(K) PLAN

     The Company has a voluntary savings and investment plan (the "Plan"). The Plan is available to all eligible employees of the Company. Eligible employees are those which have been employed with the Company for a year or more. The employees are not required to contribute to the Plan. During the year ended December 31, 1997, twelve of the nineteen eligible employees participated in the Plan and the Company's expense was $11.

 9. TRUST AGREEMENTS

     During 1997, the Company acted as an agent for Curry County, Oregon, pursuant to two trust agreements by and between the Company, various local governmental agencies, and a national bank (the "Agreements"). The Agreements require the Company to collect rates established by Curry County from customers and remit such funds to the trusts established to provide closure/post closure funding for two landfills located in or around Curry County, Oregon. No trust assets or liabilities have been recorded in the Company's financial statements as of December 31, 1997.

10. YEAR 2000 (UNAUDITED)

     The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the company has not incurred any costs related to the Year 2000 project. The Company does not believe that its expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect the Company's operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
B&B Sanitation

     We have audited the accompanying combined balance sheet of B&B Sanitation (See Note A1) as of December 31, 1997, and the related combined statements of earnings, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of B&B Sanitation as of December 31, 1997, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
October 1, 1998

                                 B&B SANITATION

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,         MARCH 31,
                                                                  1997               1998
                                                              ------------        -----------
                                                                                  (UNAUDITED)
CURRENT ASSETS
  Cash......................................................     $   28             $    2
  Accounts receivable.......................................        200                194
                                                                 ------             ------
          Total current assets..............................        228                196
PROPERTY AND EQUIPMENT -- AT COST, net......................        925                975
RESTRICTED INVESTMENTS......................................         41                 41
OTHER ASSETS................................................         32                 26
                                                                 ------             ------
                                                                 $1,226             $1,238
                                                                 ======             ======

                            LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable..........................................     $   26             $   75
  Current portion of long-term debt.........................        364                371
  Accrued liabilities.......................................         33                 26
                                                                 ------             ------
          Total current liabilities.........................        423                472
LONG-TERM DEBT, less current maturities.....................        798                774
LANDFILL CLOSURE LIABILITY..................................        458                477
COMMITMENTS AND CONTINGENCIES (note F)......................         --                 --
STOCKHOLDERS' DEFICIT
  Common stock..............................................     $    3             $    3
  Accumulated deficit.......................................       (456)              (488)
                                                                 ------             ------
                                                                   (453)              (485)
                                                                 ------             ------
                                                                 $1,226             $1,238
                                                                 ======             ======

        The accompanying notes are an integral part of these statements.

                                 B&B SANITATION

                        COMBINED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS
                                                                                ENDED
                                                               YEAR ENDED     MARCH 31,
                                                              DECEMBER 31,   ------------
                                                                  1997       1997    1998
                                                              ------------   ----    ----
                                                                             (UNAUDITED)
Revenues....................................................     $1,965      $439    $497
Operating expenses
  Cost of operations........................................      1,074       262     275
  Selling, general, and administrative expenses.............        320        75      91
  Depreciation..............................................        259        58      63
                                                                 ------      ----    ----
          Total Operating Expenses..........................      1,653       395     429
                                                                 ------      ----    ----
          Operating income..................................        312        44      68
Other income (expense)
  Interest..................................................       (108)      (25)    (27)
  Other.....................................................          1        --      --
                                                                 ------      ----    ----
          Total other income (expense)......................       (107)      (25)    (27)
                                                                 ------      ----    ----
          NET EARNINGS......................................     $  205      $ 19    $ 41
                                                                 ------      ----    ----
Pro forma income tax expense (unaudited) (Note I)...........     $   78      $  7    $ 16
                                                                 ------      ----    ----
Pro forma net earnings (unaudited) (Note I).................     $  127      $ 12    $ 25
                                                                 ======      ====    ====

        The accompanying notes are an integral part of these statements.

                                 B&B SANITATION

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                                              COMMON    ACCUMULATED
                                                              STOCK       DEFICIT      TOTAL
                                                              ------    -----------    -----
Balance at January 1, 1997..................................    $3         $(532)      $(529)
Distributions...............................................    --          (139)       (139)
Contributions...............................................    --            10          10
Net earnings................................................    --           205         205
                                                                --         -----       -----
Balance at December 31, 1997................................     3          (456)       (453)
Distributions, net (unaudited)..............................    --           (73)        (73)
Net earnings (unaudited)....................................    --            41          41
                                                                --         -----       -----
Balance at March 31, 1998 (unaudited).......................    $3         $(488)      $(485)
                                                                ==         =====       =====

         The accompanying notes are an integral part of this statement.

                                 B&B SANITATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    ------------------
                                                                  1997         1997       1998
                                                              ------------    -------    -------
                                                                                 (UNAUDITED)
Increase (Decrease) in Cash
Cash flows from operating activities
  Net earnings..............................................     $ 205         $  19      $  41
  Adjustments to reconcile net earnings to net cash provided by operations
     Depreciation...........................................       259            57         63
     Change in assets and liabilities
       Accounts receivable..................................       (45)          (18)         6
       Other assets.........................................       (19)          (20)         6
       Accounts payable.....................................        10            61         49
       Accrued liabilities..................................        16             2         (7)
       Landfill closure liability...........................        56            11         19
                                                                 -----         -----      -----
          Net cash provided by operations...................       482           112        177
Cash flows from investing activities
  Purchase of property and equipment........................      (383)         (120)      (113)
  Purchase of investments...................................       (41)           --         --
                                                                 -----         -----      -----
          Net cash used in investing activities.............      (424)         (120)      (113)
Cash flows from financing activities
  Proceeds from long-term debt..............................       329            39         --
  Payments on long-term debt................................      (253)           --        (17)
  Distributions to stockholders.............................      (139)          (24)       (73)
  Contributions by stockholders.............................        10            --         --
                                                                 -----         -----      -----
          Net cash provided by (used in) financing
            activities......................................       (53)           15        (90)
                                                                 -----         -----      -----
          NET INCREASE (DECREASE) IN CASH...................         5             7        (26)
Cash at beginning of period.................................        23            23         28
                                                                 -----         -----      -----
Cash at end of period.......................................     $  28         $  30      $   2
                                                                 -----         -----      -----
Cash paid during the period for interest....................     $ 109         $  25      $  27
                                                                 =====         =====      =====

        The accompanying notes are an integral part of these statements.

                                 B&B SANITATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

NOTE A -- BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     The accompanying combined financial statements include the accounts of B&B Sanitation, Inc. ("B&B"), Red Carpet Landfill, Inc. ("Red Carpet"), and Darlin Equipment, Inc. ("Darlin"), collectively referred to as "B&B Sanitation" or the "Company" which are all owned by the same two shareholders. All significant intercompany balances and transactions have been eliminated.

     B&B's principal operations consist of collection, transfer, and disposal of nonhazardous solid waste for commercial and residential customers. Red Carpet's principal operations consist of the operation of the landfill in which B&B disposes of waste. Darlin's principal operations consist of leasing heavy equipment to Red Carpet.

NOTE B -- SUMMARY OF ACCOUNTING POLICIES

     The summary of the significant accounting policies applied in the preparation of the accompanying combined financial statements follows.

     1. Property and Equipment

     Depreciation is provided principally on accelerated methods over estimated useful lives ranging from three to ten years.

     2. Income Taxes

     In accordance with B&B's, Red Carpet's, and Darlin's elections under Subchapter S of the Internal Revenue Code, corporate taxable income is generally treated as passing directly through to the owners and is not subject to income tax at the corporate level. Accordingly, no provision has been made for income taxes.

     3. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

     4. Revenue Recognition

     Revenues are recognized as services are provided.

     5. Closure and Post-Closure Costs

     The Companies have a financial obligation relating to closure and post-closure costs of its disposal facilities. The Companies have accrued for these future obligations relating to closure and post-closure costs of its landfill (generally for a term of thirty years after final closure of the landfill), based on engineering estimates of current costs of remediation and consumption of permitted landfill airspace and the remaining useful airspace volume on the landfill.

     6. Restricted Investments

     The Companies have placed certain monies to be used only for landfill closure and post-closure liabilities in a trust account for the benefit of the State of Oklahoma. The Companies' securities held as restricted investments are classified as trading and are recorded at fair value on the balance sheet with the change in fair value for the period included in earnings. The securities have a fair value of $40 at December 31, 1997 with gross unrealized gains of $0 and gross unrealized losses of $1.

                                 B&B SANITATION

                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

NOTE B -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
     7. Accounts Receivable

     The Companies consider accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

     8. Interim Financial Information

     The unaudited interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

NOTE C -- PROPERTY AND EQUIPMENT

     At December 31, 1997, property and equipment consisted of the following:

Equipment...................................................  $2,140
Landfill....................................................      83
Modular buildings...........................................      14
                                                              ------
                                                               2,237
  Less accumulated depreciation.............................   1,385
                                                              ------
                                                                 852
Land........................................................      73
                                                              ------
                                                              $  925
                                                              ======

NOTE D -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997:

Note payable to bank; payable in monthly installments of
$29, including interest at prime plus 1% (9.5% at December
31, 1997) through May 2001; collateralized by equipment,
accounts receivable, land, and stock of the Companies.......  $      983
Line of credit with bank, monthly interest payments at 9.5%
with principal due May 1998; collateralized by trucks and
equipment...................................................          80
Note payable to individual; payable in monthly installments
of principal and interest at 10.06% through June 2006;
uncollateralized............................................          34
Note payable to individual; payable in monthly installments
of principal and interest at 8% through March 2001;
uncollateralized............................................          30
Note payable to individual; payable in monthly installments
of principal and interest at 9% through July 2002;
uncollateralized............................................          22
Note payable to finance company, payable in monthly
installments of principal and interest at 4.8% through May
2000; collateralized by vehicle.............................          13
                                                              ----------
                                                                   1,162
  Less current maturities...................................         364
                                                              ----------
                                                              $      798
                                                              ==========

                                 B&B SANITATION

                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

NOTE D -- LONG-TERM DEBT (CONTINUED)
     Aggregate annual maturities of long-term debt for years ending December 31 are as follows:

1998........................................................    $  364
1999........................................................       312
2000........................................................       338
2001........................................................       113
2002........................................................         6
2003 and thereafter.........................................        29
                                                                ------
                                                                $1,162
                                                                ======

     The note payable to bank contains certain covenants, the most significant of which are restrictions on personal draws and salaries of the owners and maintaining no less than a 125% debt service coverage ratio, as defined.

NOTE E -- COMMON STOCK

     The following is a description of the common stock for the Companies:

B&B $1 par value; authorized, 50,000 shares; issued and outstanding, 500 shares
Red Carpet  $1 par value; authorized, 1,000 shares; issued and outstanding, 1,000 shares
Darlin $1 par value; authorized, 1,000 shares, issued and outstanding, 1,000 shares

NOTE F -- COMMITMENTS AND CONTINGENCIES

     The Companies are subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater, or surface water, and especially drinking water. The Companies may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment, or disposal was performed by the Companies. Any substantial liability for environmental damage incurred by the Companies could have a material adverse effect on their financial condition, results of operations, or cash flows. As of December 31, 1997, the Companies are not aware of any such environmental liabilities.

     The Companies have four operating lease agreements under which the Companies lease heavy trucks over periods ranging from 48 to 60 months. These agreements provide for monthly lease payments over the term of the leases and options to purchase the trucks for fair value at the end of the lease term. Lease expense was approximately $97 for the year ended December 31, 1997. The future minimum annual rental commitments on operating leases are as follows:

                  YEAR ENDING DECEMBER 31
                  -----------------------
         1998...............................................  $ 91
         1999...............................................    76
         2000...............................................    46
         2001...............................................     4
                                                              ----
                                                              $217
                                                              ====

                                 B&B SANITATION

                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

NOTE G -- EMPLOYEE BENEFIT PLAN

     The Companies have a defined contribution 401(k) savings and retirement plan in effect for all qualifying employees. General and administrative expense includes $18 for the year ended December 31, 1997 for this plan. The Companies match employee contributions at rates determined by management.

NOTE H -- SUBSEQUENT EVENT

     On June 5, 1998, the Companies were acquired by Waste Connections, Inc. for approximately $4,600, including liabilities of the Companies of approximately $1,400 which were paid off at closing.

NOTE I -- PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     Unaudited pro forma information reflects income tax expense as if the Companies had been subject to federal and state income taxes on a combined basis. The pro forma provisions for income taxes for the year ended December 31, 1997 and the three month period ended March 31, 1997 and 1998 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes primarily due to state income taxes.

     The following is a summary of pro forma income taxes for the year ended December 31, 1997:

Current:
  Federal...................................................  $ 85
  State.....................................................     5
Deferred:
  Federal...................................................   (11)
  State.....................................................    (1)
                                                              ----
Pro forma income taxes......................................  $ 78
                                                              ====

     The Companies' pro forma deferred income tax assets of approximately $268 at December 31, 1997 relate principally to the use of the cash method of accounting for income tax purposes and certain landfill closure liabilities not recognized for tax purposes.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
J & J Sanitation

We have audited the accompanying combined balance sheet of J & J Sanitation (See Note A 1.) as of December 31, 1997, and the related combined statements of operations, stockholders' and partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of J & J Sanitation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of J & J Sanitation at December 31, 1997, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Lincoln, Nebraska
October 7, 1998

                                J & J SANITATION

                            COMBINED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................     $   28         $   48
  Accounts receivable, less allowance for doubtful accounts
     of $14 at December 31, 1997............................        184            220
  Prepaid expenses..........................................          9             14
                                                                 ------         ------
          Total current assets..............................        221            282
Property and equipment, net.................................      1,120          1,054
                                                                 ------         ------
                                                                 $1,341         $1,336
                                                                 ======         ======

                   LIABILITIES AND STOCKHOLDERS' AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable..........................................     $   96         $  154
  Deferred revenue..........................................         28             14
  Accrued liabilities.......................................         53             54
  Note payable..............................................         --              9
  Current portion of long-term debt.........................         67             60
  Current portion of capital lease obligations..............        129            112
                                                                 ------         ------
          Total current liabilities.........................        373            403
Long-term debt, net of current portion......................        616            647
Capital lease obligations, net of current portion...........        372            323
Commitments and contingencies (Note D)
Stockholders' and partners' deficit:
  J & J Sanitation Inc. -- common stock: $10 par value;
     1,000 shares authorized, issued and outstanding........         10             10
  Big Red Roll Off Inc. -- common stock: $10 par value;
     1,000 shares authorized, issued and outstanding........         10             10
  Paid in capital...........................................         77             77
  Accumulated deficit.......................................        (40)           (62)
  Partners' deficit -- J & J Sanitation of South Dakota.....        (77)           (72)
                                                                 ------         ------
          Total stockholders' and partners' deficit.........        (20)           (37)
                                                                 ------         ------
                                                                 $1,341         $1,336
                                                                 ======         ======

        The accompanying notes are an integral part of these statements.

                                J & J SANITATION

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS
                                                                                  ENDED
                                                               YEAR ENDED       JUNE 30,
                                                              DECEMBER 31,   ---------------
                                                                  1997        1997     1998
                                                              ------------   ------   ------
                                                                               (UNAUDITED)
Revenues....................................................     $2,346      $1,162   $1,210
Operating expenses:
  Cost of operations........................................      1,789         884      854
  Selling, general and administrative.......................        319         135      213
  Depreciation and amortization.............................        197         101      107
                                                                 ------      ------   ------
                                                                  2,305       1,120    1,174
                                                                 ------      ------   ------
     Income from operations.................................         41          42       36
Interest expense............................................        108          55       53
                                                                 ------      ------   ------
     Loss before income taxes...............................        (67)        (13)     (17)
Income tax benefit..........................................         --          --       --
                                                                 ------      ------   ------
     NET LOSS...............................................     $  (67)     $  (13)  $  (17)
                                                                 ======      ======   ======
Pro forma income tax benefit (unaudited) (Note E)...........     $   --      $   --   $   --
                                                                 ======      ======   ======
Pro forma net loss (unaudited) (Note E).....................     $  (67)     $  (13)  $  (17)
                                                                 ======      ======   ======

        The accompanying notes are an integral part of these statements.

                                J & J SANITATION

            COMBINED STATEMENT OF STOCKHOLDERS' AND PARTNERS' EQUITY

      YEAR ENDED DECEMBER 31, 1997 AND THE SIX MONTHS ENDED JUNE 30, 1998 (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                               TOTAL
                                       J & J             BIG RED                                           STOCKHOLDERS'
                                 SANITATION, INC.     ROLL OFF INC.                                             AND
                                   COMMON STOCK       COMMON STOCK                             PARTNERS'     PARTNERS'
                                 -----------------   ---------------   PAID-IN   ACCUMULATED    EQUITY        EQUITY
                                 SHARES    AMOUNT    SHARES   AMOUNT   CAPITAL     DEFICIT     (DEFICIT)     (DEFICIT)
                                 -------   -------   ------   ------   -------   -----------   ---------   -------------
Balance at January 1, 1997.....      --      $--        --     $--       $--        $ --         $ 11          $ 11
Issuance of common stock.......      --       --     1,000      10        15          --           --            25
Exchange of partners' equity
  for common stock.............   1,000       10        --      --        46          --          (56)           --
Net loss.......................      --       --        --      --        --         (40)         (27)          (67)
Partners' drawings.............      --       --        --      --        --          --           (5)           (5)
Contributions from
  stockholders.................      --       --        --      --        16          --           --            16
                                  -----      ---     -----     ---       ---        ----         ----          ----
Balance at December 31, 1997...   1,000       10     1,000      10        77         (40)         (77)          (20)
Net income (loss)..............      --       --        --      --        --         (22)           5           (17)
                                  -----      ---     -----     ---       ---        ----         ----          ----
Balance at June 30, 1998.......   1,000      $10     1,000     $10       $77        $(62)        $(72)         $(37)
                                  =====      ===     =====     ===       ===        ====         ====          ====

         The accompanying notes are an integral part of this statement.

                                J & J SANITATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS
                                                                                  ENDED
                                                               YEAR ENDED       JUNE 30,
                                                              DECEMBER 31,    -------------
                                                                  1997        1997     1998
                                                              ------------    -----    ----
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $ (67)       $ (13)   $(17)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................       197          101     107
     Changes in operating assets and liabilities:
     Accounts receivable, net...............................        (6)         (17)    (36)
     Prepaid expenses.......................................        (3)         (10)     (5)
     Accounts payable.......................................        16           85      58
     Deferred revenue.......................................         4          (12)    (14)
     Accrued liabilities....................................        15            2       1
                                                                 -----        -----    ----
          Net cash provided by operating activities.........       156          136      94
                                                                 -----        -----    ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........      (138)          (4)    (53)
                                                                 -----        -----    ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt and notes payable............       635           --      76
  Principal payments on long-term debt and capital lease
     obligations............................................      (694)        (142)    (97)
  Issuance of common stock..................................        25           25      --
  Contributions from stockholders...........................        16           --      --
  Partners' drawings........................................        (5)          --      --
                                                                 -----        -----    ----
          Net cash used in financing activities.............       (23)        (117)    (21)
                                                                 -----        -----    ----
Net change in cash and cash equivalents.....................        (5)          15      20
Cash and cash equivalents:
  Beginning of period.......................................        33           33      28
                                                                 -----        -----    ----
  End of period.............................................     $  28        $  48    $ 48
                                                                 =====        =====    ====
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
  Cash paid for interest....................................     $ 108        $  55    $ 53
  Capital lease obligations incurred for the purchase of
     property and equipment.................................        88           88      --
  Partners' equity exchanged for J & J Sanitation Inc.
     common stock...........................................        56           56      --

        The accompanying notes are an integral part of these statements.

                                J & J SANITATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
               (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE A -- ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1. Basis of Presentation and Organization and Business

     The combined financial statements include the accounts of J & J Sanitation Inc., Big Red Roll Off Inc. and J & J Sanitation of South Dakota (a partnership), collectively referred to as "J & J Sanitation". These entities are under common control. All material intercompany accounts and transactions have been eliminated.

     J & J Sanitation is a non-hazardous solid waste services company that provides collection, hauling, disposal and recycling services to residential and commercial customers in various counties of Nebraska and South Dakota.

     J & J Sanitation derives a portion of its revenue from exclusive municipal contracts, of which a significant number will be subject to competitive bidding at some time in the future. J & J Sanitation intends to bid on additional municipal contracts as a means of adding customers. There can be no assurance that J & J Sanitation will be the successful bidder to obtain or retain contracts that come up for competitive bidding.

  2. Sale of J & J Sanitation

     On July 31, 1998, all capital stock and partnership net assets of J & J Sanitation were sold to Waste Connections, Inc. ("WCI") for cash and common stock of WCI.

  3. Interim Financial Information

     The unaudited interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  4. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  5. Cash Equivalents

     J & J Sanitation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  6. Concentrations of Credit Risk

     Financial instruments that potentially subject J & J Sanitation to concentrations of credit risk consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of J & J Sanitation's customer base. Credit losses have been within management's expectations.

                                J & J SANITATION

                               DECEMBER 31, 1997
               (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE A -- ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  7. Property and Equipment

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or lease term, whichever is shorter.

     The estimated useful lives of property and equipment are as follows:

Machinery and equipment.................................  3 - 10 years
Rolling stock...........................................  5 - 10 years
Containers..............................................  5 - 12 years

  8. Revenue Recognition

     J & J Sanitation recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

  9. Income Taxes

     Big Red Roll Off Inc. uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     J & J Sanitation Inc. operates under Subchapter "S" of the Internal Revenue Code and J & J Sanitation of South Dakota operates as a partnership for federal and state income tax reporting purposes. Consequently, all of the income tax attributes and liabilities from the operations of J & J Sanitation Inc. and J & J Sanitation of South Dakota flow through to the individual shareholders or partners.

  10. Fair Value of Financial Instruments

     The carrying values of the long-term debt (Note C) and capital lease obligations (Note D) approximate their fair values as of December 31, 1997 based on current incremental borrowing rates for similar types of borrowing arrangements.

  11. Significant Customer

     The Company has one major customer which represents 11% of total revenues for the year ended December 31, 1997.

                                J & J SANITATION

                               DECEMBER 31, 1997
               (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DECEMBER 31,     JUNE 30,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Rolling stock.......................................     $1,107         $1,074
Containers..........................................        287            287
Other...............................................        161            214
                                                         ------         ------
                                                          1,555          1,575
Less accumulated depreciation and amortization......        435            521
                                                         ------         ------
                                                         $1,120         $1,054
                                                         ======         ======

NOTE C -- FINANCING ARRANGEMENTS

                                                      DECEMBER 31,     JUNE 30,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Notes payable to banks bearing interest at fixed and
  variable rates ranging from 7.9% to 10% at
  December 31, 1997, payable in monthly installments
  of principal and interest; maturing through
  January 2008......................................      $683           $707
Less current portion................................        67             60
                                                          ----           ----
Long-term debt, net of current portion..............      $616           $647
                                                          ====           ====

     At the end of 1997, J & J Sanitation entered into a new credit arrangement with a bank which included a $60 line of credit maturing December 31, 1998 and a term note for $625 maturing January 2008. Borrowings bear interest at a variable rate based on the bank's index rate less 1.75% to 1.80%. The initial rates of the line of credit and term note were 10% and 9.95%, respectively. The term note was used for refinancing certain notes payable to banks, equipment purchases and general operating purposes. At December 31, 1997, no amounts were outstanding on the line of credit.

     The notes payable to banks and the line of credit are collateralized by substantially all of J & J Sanitation's assets. J & J Sanitation is subject to certain restrictive covenants with its primary lender, which among other things, limit the incurring of additional indebtedness without the lender's written approval.

     Subsequent to December 31, 1997, aggregate contractual future principal payments by year are $67 in 1998, $63 in 1999, $49 in 2000, $54 in 2001, $57 in
2002 and $393 thereafter.

     In conjunction with the acquisition of J & J Sanitation by WCI on July 31, 1998, all of the outstanding long-term debt of J & J Sanitation was repaid.

NOTE D -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     J & J Sanitation leases certain rolling stock under long-term leases expiring through 2002 which have been capitalized. The related assets and obligations have been recorded using J & J Sanitation's implicit

                                J & J SANITATION

                               DECEMBER 31, 1997
               (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE D -- COMMITMENTS AND CONTINGENCIES (CONTINUED) borrowing rate at the inception of the leases. At the expirations of such leases, J & J Sanitation has the option to purchase the rolling stock at an agreed-upon residual value.

     The following amounts are included in property and equipment as rolling stock under capital leases:

                                                      DECEMBER 31,     JUNE 30,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Rolling stock.......................................      $690           $657
Less accumulated amortization.......................       200            236
                                                          ----           ----
                                                          $490           $421
                                                          ====           ====

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

1998........................................................  $171
1999........................................................   131
2000........................................................   148
2001........................................................   133
2002........................................................    18
                                                              ----
Total minimum lease payments................................   601
Less amount representing interest...........................   100
                                                              ----
                                                              $501
                                                              ====
Current portion.............................................  $129
Long-term portion...........................................   372
                                                              ----
                                                              $501
                                                              ====

     J & J Sanitation also leases certain facilities and other equipment under operating leases expiring through 1999. Minimum rental payments under such operating leases in 1998, 1999 and in the aggregate are $5, $2 and $7, respectively. J & J Sanitation recognized rent expense under these operating leases totaling $39 in 1997.

     In conjunction with the acquisition of J & J Sanitation by WCI on July 31, 1998, the rolling stock under capital leases was acquired at values approximating the capital lease obligation at that date and the related leases were terminated.

CONTINGENCIES

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, J & J Sanitation may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on J & J Sanitation or to revoke or deny renewal of an operating permit held by J & J Sanitation. From time to time J & J Sanitation may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which J & J Sanitation operates.

                                J & J SANITATION

                               DECEMBER 31, 1997
               (INFORMATION RELATING TO JUNE 30, 1998 AND THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

NOTE D -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
     In addition, J & J Sanitation may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. As of December 31, 1997, there is no current proceeding or litigation involving J & J Sanitation that management believes will have a material adverse impact on J & J Sanitation's business, financial condition, results of operations or cash flows.

NOTE E -- INCOME TAXES

     Unaudited pro forma information reflects income taxes as if all of J & J Sanitation had been subject to federal and state income taxes.

     The income tax benefit and unaudited pro forma income tax benefit for the year ended December 31, 1997 differs from the amounts computed by applying the applicable statutory federal income tax rate (34%) to loss before income taxes as follows:

                                                                        PRO FORMA
                                                          INCOME TAX   INCOME TAX
                                                           BENEFIT       BENEFIT
                                                          ----------   -----------
                                                                       (UNAUDITED)
Income tax benefit at the statutory rate................     34.0%         34.0%
Income taxed at shareholder level.......................    (34.0)           --
Valuation allowance.....................................       --         (34.0)
                                                            -----         -----
                                                               --%           --%
                                                            =====         =====

     Unaudited pro forma deferred income tax assets at December 31, 1997 are fully offset by a valuation allowance as there is no assurance the deferred tax assets would be realized. Unaudited pro forma deferred tax assets arise principally from the loss in the current year, differences between tax and financial methods of reporting depreciation expense, and the use of the cash method of accounting for income tax purposes which gives rise to differences between financial statement and tax return recognition of receivables, prepaid expenses, accounts payable and accrued liabilities.

NOTE F -- RELATED PARTY TRANSACTIONS

     Great Plains Recycling Inc. (GPR) has an arrangement with J & J Sanitation to perform solid waste processing, recyclable recovery, transfer and disposal services. J & J Sanitation's stockholders and partners are majority owners of GPR. Cost of operations in the combined statement of operations for 1997 includes a charge of $672 for these services. At December 31, 1997, J & J Sanitation owes GPR $84 which is included in accounts payable.

     In conjunction with the acquisition of J & J Sanitation by WCI on July 31, 1998, WCI entered into a long-term agreement with GPR to provide comparable services. WCI also has the option to acquire GPR effective November 1999 provided GPR achieves defined levels of profitability.

             ------------------------------------------------------
             ------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. NEITHER THE COMPANY NOR ANY SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE SOLD.

                            ------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Available Information...............    2
Prospectus Summary..................    3
Risk Factors........................    8
Dividend Policy.....................   17
Price Range of Common Stock.........   17
Selected Historical and Pro Forma
  Financial and Operating Data......   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   22
Business............................   35
Management..........................   53
Certain Transactions................   61
Principal Stockholders..............   65
Description of Capital Stock........   66
Shares Eligible for Future Sale.....   69
Outstanding Securities Covered by
  this Prospectus...................   71
Legal Matters.......................   72
Experts.............................   72
Index to Financial Statements.......  F-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                3,000,000 SHARES



                                     [LOGO]


                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------


                               NOVEMBER   , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Amended and Restated Certificate of Incorporation (the "Restated Certificate") of the Company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of non contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 145(e) of the Delaware Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of section 145.

Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. The Company has entered into indemnification agreements with each of its directors and officers providing for mandatory indemnification and advancement of expenses to the maximum extent permitted by the Delaware Law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

a. EXHIBITS.


 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBITS
---------                    -----------------------
 3.1*      Amended and Restated Certificate of Incorporation of the
           Company, in effect as of the date hereof
 3.2*      Amended and Restated By-laws of the Company, in effect as of the date hereof
 4.1*      Form of Common Stock Certificate
 5.1##     Opinion of Shartsis, Friese & Ginsburg LLP
10.1++ +   Revolving Credit Agreement, dated as of May 29, 1998,
           between the Company and various banks represented by
           BankBoston, N.A
10.2*      1997 Stock Option Plan
10.3*      Form of Option Agreement(1)
10.4*      Form of Warrant Agreement(2)
10.5*      Warrant Agreement and related Anti-Dilution Agreement issued to Imperial Bank
10.6*      Warrant Agreement and related Anti-Dilution Agreement issued to BankBoston, N.A
10.7*      Form of Stock Purchase Agreement dated as of September 30,
           1997(3)
10.8*+     Form of Second Amended and Restated Investors' Rights
           Agreement dated as of September 30, 1997(3)
10.9*      Employment Agreement among the Company, J. Bradford Bishop,
           Frank W. Cutler, James N. Cutler, Jr. and Ronald J.
           Mittelstaedt, dated as of October 1, 1997
10.10*     First Amended Employment Agreement between the Company and
           Darrell Chambliss, dated as of October 1, 1997
10.11*     First Amended Employment Agreement between the Company and
           Michael Foos, dated as of October 1, 1997
10.12*     First Amended Employment Agreement between the Company and
           Eric Moser, dated as of October 1, 1997
10.13*     Employment Agreement between the Company and Steven Bouck, dated as of February 1, 1998
10.14*     Employment Agreement between the Company and Eugene V.
           Dupreau, dated as of February 23, 1998

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBITS
---------                    -----------------------
10.15*     Employment Agreement between the Company and Charles B.
           Youngclaus, dated as of February 23, 1998
10.16+*    Purchase and Sale Agreement, dated as of September 29, 1997, between Browning-Ferris Industries, Inc., Browning-Ferris,
           Inc. and Browning-Ferris Industries of Idaho, Inc., as
           Sellers, and the Company, Waste Connections of Idaho, Inc.
           and Continental Paper Recycling, L.L.C. as Buyers
10.17+*    Stock Purchase Agreement, dated as of January 26, 1998,
           among the Company, Waste Connections of Idaho, Inc. and the shareholders of Waste Connections of Idaho, Inc.
10.18+*    Stock Purchase Agreement, dated as of February 4, 1998,
           among the Company and the shareholders of Madera Disposal
           Company, Inc.
10.19+*    Asset Purchase Agreement, dated as of March 1, 1998, among the Company, Waste Connections of Idaho, Inc., Hunter
           Enterprises, Inc. and the shareholder of Hunter Enterprises,
           Inc.
10.20*     Form of Indemnification Agreement entered into by the
           Company and each of its directors and officers
10.21+*    Asset Purchase Agreement, dated as of April 8, 1998, between the Company, Waste Connections of Wyoming, Inc., A-1
           Disposal, Inc., David Jones and Thomas Fries
10.22+*    Asset Purchase Agreement, dated as of April 8, 1998, between the Company, Waste Connections of Wyoming, Inc. and
           Gwendolyn L. Sullivan
10.23+*    Stock Purchase Agreement, dated as of May 8, 1998, by and
           among the Company, Sunshine Sanitation, Incorporated, Robert
           E. Ewing and Sherry D. Ewing
10.24+*    Stock Purchase Agreement, dated as of May 8, 1998, by and
           among the Company, Sowers' Sanitation, Inc., James C. Sowers and Mildred A. Sowers
10.25+*    Stock Purchase Agreement, dated as of May 11, 1998, by and among the Company, T&T Disposal, Inc. and Timothy Thomas
10.26+**   Asset Purchase Agreement, dated as of June 1, 1998, by and among the Company, Waste Connections of Utah, Inc.,
           Contractor's Waste, L.C., and Brad Kitchen, Heath Johnston
           and R. Scott McQuarrie
10.27+#    Stock Purchase Agreement, dated as of June 5, 1998, by and among the Company, B&B Sanitation, Inc., Red Carpet
           Landfill, Inc., Darlin Equipment, Inc., Lyle J. Buller,
           Larue A. Buller, the Lyle J. Buller Revocable Trust dated
           10/11/96 and Larue A. Buller, Trustee of the Larue A. Buller
           Revocable Trust dated 10/11/96
10.28++    Stock Purchase Agreement dated as of June 17, 1998, by and among the Company, Arrow Sanitary Service, Inc., Steven
           Giusto, Dennis Giusto, John Giusto, Michael Giusto and
           Kenneth Giusto
10.29++    Stock Purchase Agreement dated as of June 25, 1998, by and among the Company, Curry Transfer and Recycling, Oregon
           Waste Technology, Petty H. Smart and A. Lewis Rucker

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBITS
---------                    -----------------------
10.30++ +  Purchase and Sale Agreement dated as of June 25, 1998, by and between Petty H. Smart and the Company
10.31++ +  Loan Agreement dated as of June 1, 1998, between Madera
           Disposal Systems, Inc. and the California Pollution Control
           Financing Authority
10.32++    Employment Agreement between the Company and David M. Hall, dated as of July 8, 1998
10.33++ +  Asset Purchase Agreement, dated as of July 27, 1998, by and among the Company, Waste Connections of Utah, Inc., Miller
           Containers, Inc., and Douglas L. Miller
10.34++ +  Agreement and Plan of Merger, dated as of July 30, 1998, by and among the Company, WCI Acquisition Corporation, Shrader
           Refuse and Recycling Service Company, Duane E. Shrader,
           Myrlen A. Shrader, Daniel L. Shrader, Mark S. Shrader,
           Michael D. Shrader and Daren L. Shrader
10.35++ +  Purchase and Sale Agreement dated as of July 31, 1998, by and between Ambler Vincent Development Company and Shrader
           Refuse and Recycling Service Company
10.36++ +  Asset Purchase Agreement dated as of August 21, 1998, among the Company, Waste Connection of Utah, Inc. and Joseph E.
           Cunningham and Scott L. Helm
10.37++ +  Asset Purchase Agreement, dated as of August 10, 1998, by and among the Company, Waste Connections of Utah, Inc., ABC
           Waste Inc., and David Boren
10.38++    Form of Investors' Rights Agreement, dated as of July 31,
           1998(4)
10.39++ +  Purchase Agreement, dated as of July 31, 1998, by and among the Company, Waste Connections of Nebraska, Inc., J & J
           Sanitation Inc., Big Red Roll Off Inc., Garry L. Jeffords,
           Darin R. Mueller, Leslie J. Jeffords, Leland J. Jeffords,
           Bradley Rowan, Great Plains Recycling, Inc., Roma L.
           Jeffords, Kristie K. Mueller, Sheri L. Jeffords and Betty L.
           Hargis
10.40##    Asset Purchase Agreement, dated as of September 18, 1998, by and among the Company, Waste Connections of Nebraska, Inc.,
           Affiliated Waste Services, L.L.C., Leroy's Sanitary Service,
           Inc., Elden's Sanitary Service, Inc., Dennis' Sanitary
           Service, Inc., LeRoy Hintz and Janice Hintz, Dennis J. Mrsny
           and Mary Mrsny, and Elden W. Mrsny and Doris Mrsny
10.41##    Asset Purchase Agreement, dated as of September 9, 1998, by and among the Company, Madera Disposal Systems, Inc. and
           Charles B. Youngclaus
10.42##    Asset Purchase Agreement, dated as of September 21, 1998, by and among the Company, Waste Connections of Utah, Inc.,
           Country Garbage Service Inc., Jay Mecham, Karl Bankowski,
           and Robert Lopez
10.43##    Asset Purchase Agreement, dated as of September 18, 1998, by and among the Company, Waste Connections of Nebraska, Inc.,
           Gary D. Wolff and Elizabeth L. Wolff

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBITS
---------                    -----------------------
10.44##    Agreement and Plan of Merger, dated as of September 21,
           1998, by and among the Company, WCI Acquisition Corporation,
           Evergreen Waste Systems Inc., Keith H. Alexander and Todd D.
           Alexander
10.45##    Asset Purchase Agreement, dated as of September 22, 1998, by and among the Company, Curry Transfer & Recycling, Inc.,
           Harrell's Septic, Ralph Hirt and Renate Hirt
10.46##    Asset Purchase Agreement, dated as of September 25, 1998, by and among the Company, Curry Transfer & Recycling, Inc.,
           Westlane Disposal, Loren Parker and Roberta Parker
10.47      Asset Purchase Agreement, dated as of October 15, 1998, by and among the Company, Waste Connections of Idaho, Inc., R&N
           LLC, Rumsey Sanitation, Inc., NADL Sanitation Inc., Bradley
           D. Rumsey, Emil Nejdl, and Kathy K. Rumsey.
10.48      Purchase and Sale Agreement, dated as of October 15, 1998, by and between R&N LLC and Waste Connections of Idaho, Inc.
10.49      Stock Purchase Agreement, dated as of October 30, 1998, by and among the Company, Columbia Sanitary Services, Inc.,
           Moreland Sanitary Service, Inc. and Richard Flury.
21.1##     Subsidiaries of the Registrant
23.1##     Consent of Shartsis, Friese & Ginsburg LLP (included in
           Exhibit 5.1)
23.2       Consent of Ernst & Young LLP, Independent Auditors
23.3       Consent of Grant Thornton LLP, Independent Auditors
23.4##     Consent of Williams, Kastner & Gibbs PLLC
24.1##     Power of Attorney (included in Part II of the Registration
           Statement under the caption "Signatures")


---------------
* Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-48029.

** Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on June 15, 1998.

# Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on June 22, 1998.

+ Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on July 1, 1998.

++ Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on August 11, 1998.

+ Filed without exhibits and schedules (to be provided supplementally on request of the Commission).

++ Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration No. 333-59199.


##  Previously filed.

(1) Pursuant to the 1997 Stock Option Plan, the Company issued options in this form to the following officers of the Company (or in certain cases to an entity controlled by such individual) for the number of shares of Common Stock indicated: Darrell W. Chambliss (150,000); Michael R. Foos (150,000); Ronald J. Mittelstaedt (100,000); Eric J. Moser (85,000); Steven F. Bouck (200,000); Eugene V. Dupreau (10,000) and Charles B. Youngclaus (10,000). The Company also issued options in this form to the following directors of the Company: Michael W. Harlan (15,000); and William J. Razzouk (15,000).

(2) The Company issued warrants in this form to the following directors of the Company (or in certain cases to an entity controlled by such individual) for the number of shares of Common Stock indicated: James N. Cutler, Jr. (247,000); J. Bradford Bishop (247,000); Ronald J. Mittelstaedt (100,000). The Company also issued warrants in this form as follows: warrants to purchase 247,000 shares of Common Stock to Board consultant Frank W. Cutler; warrants to purchase an aggregate of 200,000 shares of Common Stock to the shareholders of Madera in connection with the Company's acquisition of Madera; warrants to purchase 66,794 shares of Common Stock to four consultants to the Company; and warrants to purchase 50,000 shares of Common Stock to Steven Bouck.

(3) Each purchaser of shares in the Company's September 1997 private placement of 2,300,000 shares of Common Stock and 2,499,998 shares of Series A Preferred Stock entered into a Stock Purchase Agreement and an Investors' Rights Agreement in these forms with respect to the shares purchased. Subsequent holders of the Company's Common Stock have also become parties to the Investors' Rights Agreement.

(4) Each of the selling shareholders of Shrader Refuse and Recycling Service Company is a party to this Investors' Rights Agreement.

b. FINANCIAL STATEMENT SCHEDULE.

The following Financial Statement Schedule is filed herewith and made a part hereof:

     Schedule II -- Valuation and Quantifying Accounts.

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus that (i) is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1993 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective, except where the transaction in which the securities being offered pursuant to this Registration Statement would be exempt from registration (but for the possibility of integration) and which have an immaterial effect on the Registrant.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California, on November 9, 1998.


                                   WASTE CONNECTIONS, INC.


                                   By:      /s/ RONALD J. MITTELSTAEDT

                                      ------------------------------------------
                                                Ronald J. Mittelstaedt
                                       President, Chief Executive Officer and
                                       Chairman


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 9, 1998.



                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
         /s/ RONALD J. MITTELSTAEDT            President, Chief           November 9, 1998
---------------------------------------------  Executive Officer and
           Ronald J. Mittelstaedt              Chairman

           /s/ EUGENE V. DUPREAU*              Director and Vice          November 9, 1998
---------------------------------------------  President -- Madera
              Eugene V. Dupreau

           /s/ MICHAEL W. HARLAN*              Director                   November 9, 1998
---------------------------------------------
              Michael W. Harlan

           /s/ WILLIAM J. RAZZOUK*             Director                   November 9, 1998
---------------------------------------------
             William J. Razzouk

            /s/ STEVEN F. BOUCK*               Executive Vice President   November 9, 1998
---------------------------------------------  and Chief Financial
               Steven F. Bouck                 Officer

            /s/ MICHAEL R. FOOS*               Vice President and         November 9, 1998
---------------------------------------------  Corporate Controller
               Michael R. Foos

        * /s/ RONALD J. MITTELSTAEDT                                      November 9, 1998
---------------------------------------------
           Ronald J. Mittelstaedt
              Attorney-in-Fact

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                          ADDITIONS
                                                   -----------------------    DEDUCTIONS
                                      BALANCE AT   CHARGED TO   CHARGED TO   (WRITE-OFFS,    BALANCE
                                      BEGINNING    COSTS AND      OTHER         NET OF       AT END
            DESCRIPTION               OF PERIOD     EXPENSES     ACCOUNTS    COLLECTIONS)   OF PERIOD
            -----------               ----------   ----------   ----------   ------------   ---------
Deducted from asset accounts:
  Allowance for doubtful accounts:
     Fibres International, Inc.:
       January 1, 1995 through
          November 30, 1995.........     $ 18         $ 10         $--           $ --         $ 28
     The Disposal Group Combined:
       Year ended December 31,
          1995......................       73          139          --            (99)         113
       Period from January 1, 1996
          through July 31, 1996.....      113           72          --            (94)          91
     Predecessors Combined:
       One month ended December 31,
          1995......................       28           --          --             --           28
       Period ended December 31,
          1996......................       28           61          --             (8)          81
       Nine months ended September
          30, 1997..................       81          139          --            (97)         123
     Waste Connections, Inc.:
       Period from inception
          (September 9, 1997)
          through December 31,
          1997......................       --           19          --             --           19

                                 EXHIBIT INDEX


 EXHIBIT                                                                 PAGE
 NUMBER                       DESCRIPTION OF EXHIBITS                   NUMBER
---------                     -----------------------                   ------
 3.1*        Amended and Restated Certificate of Incorporation of the
             Company, in effect as of the date hereof.................
 3.2*        Amended and Restated By-laws of the Company, in effect as
             of the date hereof.......................................
 4.1*        Form of Common Stock Certificate.........................
 5.1##       Opinion of Shartsis, Friese & Ginsburg LLP...............
10.1++ +     Revolving Credit Agreement, dated as of May 29, 1998,
             between the Company and various banks represented by
             BankBoston, N.A..........................................
10.2*        1997 Stock Option Plan...................................
10.3*        Form of Option Agreement(1)..............................
10.4*        Form of Warrant Agreement(2).............................
10.5*        Warrant Agreement and related Anti-Dilution Agreement
             issued to Imperial Bank..................................
10.6*        Warrant Agreement and related Anti-Dilution Agreement
             issued to BankBoston, N.A................................
10.7*        Form of Stock Purchase Agreement dated as of September
             30, 1997(3)..............................................
10.8*+       Form of Second Amended and Restated Investors' Rights
             Agreement dated as of September 30, 1997(3)..............
10.9*        Employment Agreement among the Company, J. Bradford
             Bishop, Frank W. Cutler, James N. Cutler, Jr. and Ronald
             J. Mittelstaedt, dated as of October 1, 1997.............
10.10*       First Amended Employment Agreement between the Company
             and Darrell Chambliss, dated as of October 1, 1997.......
10.11*       First Amended Employment Agreement between the Company
             and Michael Foos, dated as of October 1, 1997............
10.12*       First Amended Employment Agreement between the Company
             and Eric Moser, dated as of October 1, 1997..............
10.13*       Employment Agreement between the Company and Steven
             Bouck, dated as of February 1, 1998......................
10.14*       Employment Agreement between the Company and Eugene V.
             Dupreau, dated as of February 23, 1998...................
10.15*       Employment Agreement between the Company and Charles B.
             Youngclaus, dated as of February 23, 1998................
10.16+*      Purchase and Sale Agreement, dated as of September 29,
             1997, between Browning-Ferris Industries, Inc.,
             Browning-Ferris, Inc. and Browning-Ferris Industries of
             Idaho, Inc., as Sellers, and the Company, Waste
             Connections of Idaho, Inc. and Continental Paper
             Recycling, L.L.C. as Buyers..............................
10.17+*      Stock Purchase Agreement, dated as of January 26, 1998,
             among the Company, Waste Connections of Idaho, Inc. and
             the shareholders of Waste Connections of Idaho, Inc. ....

 EXHIBIT                                                                 PAGE
 NUMBER                       DESCRIPTION OF EXHIBITS                   NUMBER
---------                     -----------------------                   ------
10.18+*      Stock Purchase Agreement, dated as of February 4, 1998,
             among the Company and the shareholders of Madera Disposal
             Company, Inc. ...........................................
10.19+*      Asset Purchase Agreement, dated as of March 1, 1998,
             among the Company, Waste Connections of Idaho, Inc.,
             Hunter Enterprises, Inc. and the shareholder of Hunter
             Enterprises, Inc. .......................................
10.20*       Form of Indemnification Agreement entered into by the
             Company and each of its directors and officers...........
10.21+*      Asset Purchase Agreement, dated as of April 8, 1998,
             between the Company, Waste Connections of Wyoming, Inc.,
             A-1 Disposal, Inc., David Jones and Thomas Fries.........
10.22+*      Asset Purchase Agreement, dated as of April 8, 1998,
             between the Company, Waste Connections of Wyoming, Inc.
             and Gwendolyn L. Sullivan................................
10.23+*      Stock Purchase Agreement, dated as of May 8, 1998, by and
             among the Company, Sunshine Sanitation, Incorporated,
             Robert E. Ewing and Sherry D. Ewing......................
10.24+*      Stock Purchase Agreement, dated as of May 8, 1998, by and
             among the Company, Sowers' Sanitation, Inc., James C.
             Sowers and Mildred A. Sowers.............................
10.25+*      Stock Purchase Agreement, dated as of May 11, 1998, by
             and among the Company, T&T Disposal, Inc. and Timothy
             Thomas...................................................
10.26+**     Asset Purchase Agreement, dated as of June 1, 1998, by
             and among the Company, Waste Connections of Utah, Inc.,
             Contractor's Waste, L.C., and Brad Kitchen, Heath
             Johnston and R. Scott McQuarrie..........................
10.27+#      Stock Purchase Agreement, dated as of June 5, 1998, by
             and among the Company, B&B Sanitation, Inc., Red Carpet
             Landfill, Inc., Darlin Equipment, Inc., Lyle J. Buller,
             Larue A. Buller, the Lyle J. Buller Revocable Trust dated
             10/11/96 and Larue A. Buller, Trustee of the Larue A.
             Buller Revocable Trust dated 10/11/96....................
10.28++      Stock Purchase Agreement dated as of June 17, 1998, by
             and among the Company, Arrow Sanitary Service, Inc.,
             Steven Giusto, Dennis Giusto, John Giusto, Michael Giusto
             and Kenneth Giusto.......................................
10.29++      Stock Purchase Agreement dated as of June 25, 1998, by
             and among the Company, Curry Transfer and Recycling,
             Oregon Waste Technology, Petty H. Smart and A. Lewis
             Rucker...................................................
10.30++ +    Purchase and Sale Agreement dated as of June 25, 1998, by
             and between Petty H. Smart and the Company...............
10.31++ +    Loan Agreement dated as of June 1, 1998, between Madera
             Disposal Systems, Inc. and the California Pollution
             Control Financing Authority..............................
10.32++      Employment Agreement between the Company and David M.
             Hall, dated as of July 8, 1998...........................

 EXHIBIT                                                                 PAGE
 NUMBER                       DESCRIPTION OF EXHIBITS                   NUMBER
---------                     -----------------------                   ------
10.33++ +    Asset Purchase Agreement, dated as of July 27, 1998, by
             and among the Company, Waste Connections of Utah, Inc.,
             Miller Containers, Inc., and Douglas L. Miller...........
10.34++ +    Agreement and Plan of Merger, dated as of July 30, 1998,
             by and among the Company, WCI Acquisition Corporation,
             Shrader Refuse and Recycling Service Company, Duane E.
             Shrader, Myrlen A. Shrader, Daniel L. Shrader, Mark S.
             Shrader, Michael D. Shrader and Daren L. Shrader.........
10.35++ +    Purchase and Sale Agreement dated as of July 31, 1998, by
             and between Ambler Vincent Development Company and
             Shrader Refuse and Recycling Service Company.............
10.36++ +    Asset Purchase Agreement dated as of August 21, 1998,
             among the Company, Waste Connection of Utah, Inc. and
             Joseph E. Cunningham and Scott L. Helm...................
10.37++ +    Asset Purchase Agreement, dated as of August 10, 1998, by
             and among the Company, Waste Connections of Utah, Inc.,
             ABC Waste Inc., and David Boren..........................
10.38++      Form of Investors' Rights Agreement, dated as of July 31,
             1998(4)..................................................
10.39++ +    Purchase Agreement, dated as of July 31, 1998, by and
             among the Company, Waste Connections of Nebraska, Inc., J
             & J Sanitation Inc., Big Red Roll Off Inc., Garry L.
             Jeffords, Darin R. Mueller, Leslie J. Jeffords, Leland J.
             Jeffords, Bradley Rowan, Great Plains Recycling, Inc.,
             Roma L. Jeffords, Kristie K. Mueller, Sheri L. Jeffords
             and Betty L. Hargis......................................
10.40##      Asset Purchase Agreement, dated as of September 18, 1998,
             by and among the Company, Waste Connections of Nebraska,
             Inc., Affiliated Waste Services, L.L.C., Leroy's Sanitary
             Service, Inc., Elden's Sanitary Service, Inc., Dennis'
             Sanitary Service, Inc., LeRoy Hintz and Janice Hintz,
             Dennis J. Mrsny and Mary Mrsny, and Elden W. Mrsny and
             Doris Mrsny..............................................
10.41##      Asset Purchase Agreement, dated as of September 9, 1998,
             by and among the Company, Madera Disposal Systems, Inc.
             and Charles B. Youngclaus................................
10.42##      Asset Purchase Agreement, dated as of September 21, 1998,
             by and among the Company, Waste Connections of Utah,
             Inc., Country Garbage Service Inc., Jay Mecham, Karl
             Bankowski, and Robert Lopez..............................
10.43##      Asset Purchase Agreement, dated as of September 18, 1998,
             by and among the Company, Waste Connections of Nebraska,
             Inc., Gary D. Wolff and Elizabeth L. Wolff...............
10.44##      Agreement and Plan of Merger, dated as of September 21,
             1998, by and among the Company, WCI Acquisition
             Corporation, Evergreen Waste Systems Inc., Keith H.
             Alexander and Todd D. Alexander..........................

 EXHIBIT                                                                 PAGE
 NUMBER                       DESCRIPTION OF EXHIBITS                   NUMBER
---------                     -----------------------                   ------
10.45##      Asset Purchase Agreement, dated as of September 22, 1998,
             by and among the Company, Curry Transfer & Recycling,
             Inc., Harrell's Septic, Ralph Hirt and Renate Hirt.......
10.46##      Asset Purchase Agreement, dated as of September 25, 1998,
             by and among the Company, Curry Transfer & Recycling,
             Inc., Westlane Disposal, Loren Parker and Roberta
             Parker...................................................
10.47        Asset Purchase Agreement, dated as of October 15, 1998,
             by and among the Company, Waste Connections of Idaho
             Inc., R&N, LLC, Rumsey Sanitation, Inc., NADL Sanitation,
             Inc.,
             Bradley D. Rumsey, Emil Nejdl, and Kathy K. Rumsey.......
10.48        Purchase and Sale Agreement, dated as of October 15,
             1998, by and between R&N, LLC and Waste Connections of
             Idaho, Inc...............................................
10.49        Stock Purchase Agreement, dated as of October 30, 1998,
             by and among the Company, Columbia Sanitary Services,
             Inc., Moreland Sanitary Services, Inc. and Richard
             Flury....................................................
21.1##       Subsidiaries of the Registrant...........................
23.1##       Consent of Shartsis, Friese & Ginsburg LLP (included in
             Exhibit 5.1).............................................
23.2         Consent of Ernst & Young LLP, Independent Auditors.......
23.3         Consent of Grant Thornton LLP, Independent Auditors......
23.4##       Consent of Williams, Kastner & Gibbs PLLC................
24.1##       Power of Attorney (included in Part II of the
             Registration Statement under the caption "Signatures")...


---------------
* Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-48029.

** Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on June 15, 1998.

# Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on June 22, 1998.

+ Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on July 1, 1998.

++ Incorporated by reference to the exhibit filed with the Registrant's Form 8-K filed on August 11, 1998.

+ Filed without exhibits and schedules (to be provided supplementally on request of the Commission).

++ Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration no. 333-59199.


## Previously filed.